Exhibit 10.1

Execution Version

Third Amended and Restated Participation Agreement

dated as of March 27, 2023

and effective as of the Restatement Date

among

Old Saw Mill Holdings LLC,
as Lessee,

BA Leasing BSC, LLC,
as Lessor,

Bank of America, N.A.,
not in its individual capacity, except as expressly
stated herein, but solely as Administrative Agent,

The Persons Named on Schedule II Hereto, as Rent Assignees

Banc of America Leasing & Capital, LLC,
as Sole Lead Arranger

JPMorgan Chase Bank, N.A.,
as Bookrunner

MUFG Bank, Ltd.,
as Bookrunner

U.S. Bank National Association,
as Bookrunner

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Appendices

Appendix 1	—	Definitions and Interpretation

Schedules

Schedule I	—	Lessor Commitment as of Restatement Date
Schedule II	—	Rent Assignees’ Commitments as of Restatement Date
Schedule III	—	Notice Information, Payment Offices and Applicable Lending Offices
Schedule IV	—	Subsidiary Guarantors as of Restatement Date
Schedule 6.2(xi)	—	Governmental Actions; Filings and Recordings as of Restatement Date

Exhibits

Exhibit A	—	[Reserved]
Exhibit B	—	Form of Lessee’s Restatement Date Certificate
Exhibit C	—	Form of Parent Guarantor’s Restatement Date Certificate
Exhibit D	—	[Reserved]
Exhibit E	—	Form of Assignment Agreement
Exhibit F-1	—	Form of Officer’s Certificate of Lessee
Exhibit F-2	—	Form of Officer’s Certificate of Parent Guarantor
Exhibit F-3	—	Form of Officer’s Certificate of Subsidiary Guarantor

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Third Amended and Restated Participation Agreement

This Third Amended and Restated Participation Agreement (as amended, restated, supplemented, or otherwise modified from time to time, this “Participation Agreement”), dated as of March 27, 2023, and effective as of the Restatement Date, is entered into by and among Old Saw Mill Holdings LLC, a New York limited liability company, as Lessee (together with its successors and permitted assigns, in its capacity as Lessee, the “Lessee”); BA Leasing BSC, LLC, a Delaware limited liability company, as Lessor (together with its successors and permitted assigns, in its capacity as Lessor, the “Lessor”); Bank of America, N.A., not in its individual capacity, except as expressly stated herein, but solely as Administrative Agent (together with its successors and permitted assigns, in its capacity as Administrative Agent, the “Administrative Agent”), and the Persons listed on Schedule II hereto as Rent Assignees (together with their permitted successors, assigns and transferees, each as a Rent Assignee under the Rent Assignment Agreement, a “Rent Assignee”, and collectively, the “Rent Assignees”).

Witnesseth:

A.           On March 3, 2017 (the “Original Closing Date”), Lessee, Lessor, Administrative Agent and Lenders entered into a certain Participation Agreement, (the “Original Participation Agreement”) and other Operative Documents (as defined in the Original Participation Agreement, the “Original Operative Documents”), each dated as of the Original Closing Date, to finance the purchase of the Site and the Facility (as each is defined in the Original Participation Agreement).

B.            The Original Participation Agreement and certain of the Original Operative Documents were subsequently amended and restated or modified (as applicable) pursuant to that certain Amended and Restated Participation Agreement (the “First A&R Participation Agreement”) and other Operative Documents (as defined in the First A&R Participation Agreement, the “First Amended Operative Documents”), each dated as of May 2, 2019 (the “First Restatement Date”).

C.            The First A&R Restated Participation Agreement and certain of the First Amended Operative Documents were subsequently amended and restated or modified (as applicable) pursuant to that certain Second Amended and Restated Participation Agreement (the “Second A&R Participation Agreement”) and those certain Operative Documents (as defined in the Second A&R Participation Agreement, the “Second A&R Operative Documents”), each dated as of March 2, 2022, but effective as of March 3, 2022 (the “Second Restatement Date”).

D.            On the Original Closing Date, among other things, (i) Lessor acquired the Site and the Facility from the Sellers and (ii) Lessee and Lessor entered into the Lease pursuant to which Lessor leases to Lessee, and Lessee leases from Lessor, the Leased Property pursuant to the Lease.

E.             Administrative Agent, using amounts funded by Lessor and Lenders, provided the Advance on the Original Closing Date to pay Participant Costs (including the Purchase Price and payment of, and reimbursement to the Parent Guarantor of, the Deposit).

F.             The Lessee has requested that the Second A&R Participation Agreement and certain of the Second A&R Operative Documents be further amended and restated as set forth herein, which amendment and restatement shall become effective on the Restatement Date.

G.             Lessor and Lessee desire and intend to, effective as of the Restatement Date, amend, restate and supersede the Lease and the Guaranty (as each is defined in the Second A&R Participation Agreement), each in its entirety.

H.            To secure the repayment of the Participants’ respective Lessor Amount and Rent Assignment Contributions and the other amounts due and payable by Lessee under the Operative Documents, the Lessor, on behalf of the Participants, has the benefit of a Lien on the Leased Property and the other Collateral.

I.              It is the intent of the parties hereto that this Participation Agreement (i) shall amend, restate and supersede in its entirety the Second A&R Participation Agreement and (ii)  shall not constitute a novation of the obligations and liabilities of the parties under the Second A&R Participation Agreement or any other Second Amended Operative Documents.

Now, Therefore, in consideration of the mutual agreements contained in this Participation Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Second A&R Participation Agreement is hereby amended and restated in its entirety as follows effective as of the Restatement Date:

Article I
Definitions; Interpretation

Section 1.1.           Definitions; Interpretation. Unless the context shall otherwise require, capitalized terms used and not defined herein shall have the meanings assigned thereto in Appendix 1 hereto for all purposes hereof; and the rules of interpretation set forth in Appendix 1 hereto shall apply to this Participation Agreement.

Article II
Original Closing Date; Acquisition Date; Restatement Date

Section 2.1.           Effectiveness of Original Participation Agreement. The Original Participation Agreement became effective as of the Original Closing Date.

Section 2.2.           Amendment, Restatement and Renewal of Operative Documents. Effective as of the Second Restatement Date, (a) Lessor and Lessee and the other parties to the Second A&R Participation Agreement, as applicable, amended and restated in their entirety the First A&R Participation Agreement and certain other First Amended Operative Documents, and (b) contemporaneously therewith, (i) Lessor and Lessee renewed the Term for the First Renewal Term (as such terms are defined in the Lease) pursuant to the terms of the Lease and (ii) the Loans outstanding under the Loan Agreement immediately prior to the Second Restatement Date were converted to Rent Assignment Contributions, all as provided in the Second A&R Participation Agreement.

Section 2.3.           Participant Costs. On the Original Closing Date, the Lessor made the Advance, the proceeds of which were used for the payment of Participant Costs.

Section 2.4.           Effectiveness of Third Amended and Restated Participation Agreement. This Participation Agreement shall be effective as of, and the Second A&R Participation Agreement shall be amended and restated as set forth in this Participation Agreement on, the earliest date (the “Restatement Date”) on which all of the conditions precedent thereto set forth in Section 6.1 and Section 6.2 have been satisfied or waived by the applicable parties as set forth therein, which shall in no event be later than March 27, 2023.

Article III
Funding of Advances

Section 3.1.           Fundings.

(a)            Amount of Fundings. Pursuant to the Original Participation Agreement and in reliance on the representations and warranties of each of the parties thereto contained therein or made pursuant thereto, on the Original Closing Date the Lessor made the Advance requested pursuant to the Advance Request and each Lender and Lessor funded its portion of the Advance, as and to the extent provided in the Original Participation Agreement, in each case by making available to the Administrative Agent by wire transfer of immediately available funds in accordance with the instructions set forth in the Advance Request, an amount equal to (i) with respect to any Lender, the product of such Lender’s Commitment Percentage (as defined in the Original Participation Agreement) and the aggregate amount of the requested Advance and (ii) with respect to the Lessor, the product of Lessor’s Commitment Percentage (as defined in the Original Participation Agreement) and the aggregate amount of the requested Advance. The Funding by each Lender and Lessor on the Original Closing Date was in an amount equal to such Lender’s or Lessor’s Commitment (as defined in the Original Participation Agreement), and the Advance made by the Lenders and Lessor on the Original Closing Date was in an amount equal to the Aggregate Commitment Amount. No amounts paid or prepaid with respect to Lessor Amount or the Rent Assignment Contribution may be readvanced. As of the Second Restatement Date, each Rent Assignee’s Loan Balance, or portion thereof, as indicated on Schedule II, was converted to, and from an after the Second Restatement Date has constituted and as of the Restatement Date continues to constitute, a Rent Assignment Contribution Commitment and Rent Assignment Contribution, as applicable, in each case as shown on Schedule II attached hereto.

(b)           Yield on Rent Assignment Contributions and Lessor Amount. The Rent Assignment Contribution Amount shall accrue Yield at the Series A Yield Rate. The Lessor Amount shall accrue Yield at the Series B Yield Rate.

(c)           Funding. The Advance made by Lessor on the Original Closing Date pursuant to the Operative Documents (as defined in the Original Participation Agreement) was made by the Lenders and Lessor making the Funding directly to the Administrative Agent. The Funding by the Lenders and Lessor on the Original Closing Date to the Administrative Agent with respect to the Advance, and the Advance by the Administrative Agent on the Original Closing Date to any Person entitled to payments constituting Participant Costs, was deemed to constitute the required Advance by the Lenders and Lessor pursuant to the Original Participation Agreement and, as of the Second Restatement Date, was deemed to (and shall continue to be deemed to) constitute the Lessor Amount and the Rent Assignment Contribution, of the Participants hereunder. As of the Second Restatement Date, the Rent Assignees made such assignments among themselves as were necessary so that, after giving effect to such assignments, each Rent Assignee held its Commitment Percentage of the Aggregate Commitment Amount as indicated on Schedule II attached to this Participation Agreement, and all such assignments were deemed (and shall continue to be deemed) made upon the terms set forth in the Assignment Agreement, and each such Rent Assignee who had an increased Rent Assignment Contribution Commitment from its outstanding Loan immediately prior to the Second Restatement Date funded the difference between its outstanding Loan and its Rent Assignment Contribution Commitment Amount to the Administrative Agent on the Second Restatement Date. Pursuant to the Section 3.1(c) of the Second A&R Participation Agreement, the Administrative Agent distributed the aforementioned funds received as appropriate to the applicable Rent Assignees who had a reduced Rent Assignment Contribution Commitment Amount in the amount by which their respective Rent Assignment Contribution Commitment Amount was reduced from its outstanding Loan immediately prior to the Second Restatement Date.

(d)           Advance; Limitations and Limits. Pursuant to Section 3.2 of the Original Participation Agreement, the Advance was used solely to pay Participant Costs. The Advance was made on the Original Closing Date, and there shall be no additional advances pursuant to this Participation Agreement.

(e)           Termination of Loan Agreement and Notes. Notwithstanding anything in this Participation Agreement or any other Operative Document to the contrary, as of the Second Restatement Date, and upon the conversion of Loans to Rent Assignment Contributions pursuant to Second 3.1(a) of the Second A&R Participation Agreement, the Loan Agreement terminated and the Notes issued thereunder were deemed cancelled.

Section 3.2.           Payment of Participant Costs and Fees. On the Original Closing Date, the Lessor and Lenders made the Advance in the amount specified in the Advance Request to pay the Purchase Price less the Deposit to the Sellers (or their designee) and pay the Deposit to the Parent Guarantor (to reimburse the Parent Guarantor for same).

Section 3.3.           Advance Request. Lessee delivered the Advance Request to Administrative Agent prior to the Original Closing Date pursuant to Section 3.3 of the Original Participation Agreement, which contained, among other things, a statement of the amount of the requested Advance setting forth the amount of the Advance to be used to fund (A) the Purchase Price less the Deposit, to Sellers and (B) the Deposit, to the Parent Guarantor (to reimburse the Parent Guarantor for same).

All documents and instruments required to be delivered on the Original Closing Date and in connection with the Advance pursuant to the Original Participation Agreement were delivered at the offices of Chapman and Cutler LLP, 595 Market Street, Suite 2600, San Francisco, California 94105-2839, Attention: Vincent W. Pelleriti, Esq. or at such other location as the Administrative Agent and Lessee agreed. Except as otherwise expressly specified in this Participation Agreement, all documents and instruments required to be delivered on or subsequent to the Execution Date pursuant to this Participation Agreement shall be delivered to the Administrative Agent, or at such other location as the Administrative Agent, Required Participants, Lessor and Lessee may agree.

Section 3.4.           Assignment of Purchase Agreement. On the Original Closing Date, Lessee entered into the Assignment of Purchase Agreement with the Lessor, which was in form and substance reasonably satisfactory to Lessor.

Article IV
Yield

Section 4.1.           Yield. The amount of the Lessor Amount outstanding from time to time shall accrue Yield at the Series B Yield Rate, calculated on the basis of a 360-day year using the actual number of days elapsed, except that, when the Series B Yield Rate is based on an Alternate Base Rate, it shall be calculated on the basis of a 365 (or, if applicable, 366) day year. If all or any portion of the Lessor Amount outstanding, any Yield payable thereon or any other amount payable hereunder shall not be paid when due (whether at stated maturity, acceleration thereof or otherwise), such overdue amount shall bear Yield at a rate per annum which is equal to the Overdue Rate (subject to the applicable provisions of Section 3.3 of the Lease with respect to when the Overdue Rate shall so apply).

Section 4.2.           Yield on Rent Assignment Contribution. Each Rent Assignment Contribution shall accrue Yield at the Series A Yield Rate computed and payable in accordance with the terms of the Rent Assignment Agreement.

Section 4.3.           Payments of Rent; and Payments and Prepayments of Funded Amounts. (a) Notwithstanding any provisions in the Lease to the contrary, the Lessor hereby directs the Lessee to pay to the Administrative Agent the Rent from time to time payable under the Lease (other than Supplemental Rent that is payable to Persons other than Lessor, which the Lessor hereby directs the Lessee to make directly to the applicable Person entitled thereto). To assist the Lessee in paying Basic Rent, the Administrative Agent will provide the Lessee at least six (6) Business Days prior to the Payment Date with an invoice of the Basic Rent due for such period.

(b)           In the event that the Lessee pays or causes to be paid the Lease Balance and all other amounts owing by Lessee to the Administrative Agent, if any, and/or the Participants under the Operative Documents (including, but without duplication, accrued and unpaid Rent) to the Lessor in connection with the Lessee’s purchase of the Leased Property in accordance with Section 15.1, 16.2(e) or 18.1 of the Lease or Article XIX of the Lease, the Lessor will prepay the entire Rent Assignment Contribution Balance and the Lessor Balance. Each Participant hereby acknowledges that its Rent Assignment Contribution or Lessor Amount, as the case may be, may be so prepaid without any prepayment premium or charge (other than Break Costs, if any).

(c)           Lessor and Administrative Agent do hereby notify Lessee that all Rent and other amounts payable to the Participants under the Operative Documents due or to become due have been assigned to Administrative Agent (other than Excepted Payments) and that all amounts due or to become due to the Participants under the Operative Documents shall be paid to Administrative Agent for distribution and application in accordance with the Operative Documents.

(d)           Administrative Agent shall, as soon as practicable, notify Lessee, Lessor and the Rent Assignees of each determination of the Term SOFR Rate or the Alternate Base Rate. Any change in the Yield Rate on a Rent Assignment Contribution or Lessor Amount resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change becomes effective. Administrative Agent shall, monthly during the Term, notify Lessee, Lessor and the Rent Assignees of the effective date and the amount of each such change in the Yield Rate; provided, however, that the failure to give any such notice shall not affect Lessor’s obligation hereunder or the obligations of Lessee or any Guarantor under the Operative Documents.

Section 4.4.           Fees. Pursuant to Section 4.4 of the Second A&R Participation Agreement, Lessee agreed to pay the following fees (collectively, the “Fees”): (x) to the Administrative Agent, for the account of the Participants, the Upfront Fees payable to the Participants on the Second A&R Participation Agreement Execution Date, (y) to Arranger, for its own account, the Arranger Fee payable to the Arranger on the Second A&R Participation Agreement Execution Date pursuant to, and in the amount set forth in, the Arranger Fee Letter, and (z) to the Administrative Agent, the periodic agency fees payable to the Administrative Agent pursuant to, and in the amounts and at the times set forth in, the Administrative Agent Fee Letter. The Fees referred to in clause (x), clause (y) and, to the extent payable prior to the Restatement Date, clause (z) above were previously paid by the Lessee. Lessee agrees to continue to pay the Fees referred to in clause (z) above pursuant to and in the amounts and at the times set forth in, the Administrative Agent Fee Letter.

Section 4.5.          Obligations Several. The obligations of the Participants hereunder or elsewhere in the Operative Documents shall be several and not joint; and no Participant shall be liable or responsible for the acts or defaults of any other party hereunder or under any other Operative Document.

Section 4.6.           Highest Lawful Rate. It is the intention of the parties hereto to conform strictly to applicable usury laws, and, anything herein or in any other Operative Document to the contrary notwithstanding, the obligations of (x) Lessee to Lessor under this Participation Agreement, the Lease and the other Operative Documents, (y) Lessor to the Rent Assignees under the Rent Assignment Agreement and (z) either Lessee or Lessor or any other party under any other Operative Document shall, in each case, be subject to the limitation that payments of interest or of other amounts constituting interest under Applicable Laws shall not be required to the extent that receipt thereof would be in excess of the Highest Lawful Rate or otherwise contrary to provisions of Applicable Laws applicable to the recipient limiting rates of interest which may be charged or collected by the recipient. Accordingly, if the transactions or the amount paid or otherwise agreed to be paid for the use, forbearance or detention of money under this Participation Agreement, the Lease, the Rent Assignment Agreement or any other Operative Document would exceed the Highest Lawful Rate or otherwise be usurious under Applicable Laws (including without limitation the federal and state laws of the United States of America or of any other jurisdiction whose laws may be mandatorily applicable) with respect to the recipient of any such amount, then, in that event, notwithstanding anything to the contrary in this Participation Agreement, the Lease, the Rent Assignment Agreement or any other Operative Document, it is agreed as follows as to the recipient of any such amount:

(a)           the provisions of this Section 4.6 shall govern and control over any other provision in this Participation Agreement, the Lease, the Rent Assignment Agreement and any other Operative Document, and each provision set forth herein or therein is hereby so limited;

(b)           the aggregate of all consideration which constitutes interest under Applicable Laws that is contracted for, charged or received under or with respect to this Participation Agreement, the Lease, the Rent Assignment Agreement or any other Operative Document or the Rent Assignment Contribution Amount or the Lessor Amount shall under no circumstances exceed the maximum amount of interest allowed by Applicable Laws (such maximum lawful interest rate, if any, with respect to such recipient herein shall be called the “Highest Lawful Rate”), and all amounts owed under or with respect to this Participation Agreement, the Lease, the Rent Assignment Agreement and any other Operative Document or the Rent Assignment Contribution Amount or the Lessor Amount shall be held subject to reduction and: (i) the amount of interest which would otherwise be payable to the recipient under this Participation Agreement, the Lease, the Rent Assignment Agreement, any other Operative Document or the Rent Assignment Contribution Amount or the Lessor Amount shall be automatically reduced to the amount allowed under Applicable Laws, and (ii) any unearned interest paid in excess of the Highest Lawful Rate shall be credited to the payor by the recipient (or, if such consideration shall have been paid in full, refunded to the payor);

(c)           all sums paid or agreed to be paid for the use, forbearance and detention of the money under this Participation Agreement, the Lease, the Rent Assignment Agreement, any other Operative Document, the Rent Assignment Contribution Amount or the Lessor Amount shall, to the extent permitted by Applicable Laws, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof; and

(d)           if at any time the interest, together with any other fees, late charges and other sums payable pursuant to or in connection with this Participation Agreement, the Lease, the Rent Assignment Agreement and any other Operative Document executed in connection herewith or therewith and deemed interest under Applicable Laws, exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest and any such fees, charges and sums to accrue to the recipient of such interest, fees, charges and sums pursuant to the Operative Documents shall be limited, notwithstanding anything to the contrary in the Operative Documents, to that amount which would have accrued at the Highest Lawful Rate for the recipient, but any subsequent reductions, as applicable, shall not reduce the interest to accrue pursuant to the Operative Documents below the recipient’s Highest Lawful Rate until the total amount of interest payable to the recipient (including all consideration which constitutes interest) equals the amount of interest which would have been payable to the recipient (including all consideration which constitutes interest), plus the amount of fees which would have been received but for the effect of this Section 4.6.

Section 4.7.           Renewal of Lease. (a) Pursuant to Section 4.7 of the Second A&R Participation Agreement, the Lease was renewed for the First Renewal Term commencing on the Second Restatement Date and ending on, but not including, the fifth (5th) anniversary of the Second Restatement Date. Lessee may request in writing (the “Renewal Option Request”) to the Administrative Agent, Lessor and each Participant pursuant to the Lease to renew the Term (the “Lease Renewal”) for one additional five-year period commencing on the last day of the First Renewal Term (a “Additional Lease Renewal Term”), and that the Maturity Date for the Rent Assignment Contribution Amount and the Lessor Amount be correspondingly extended to the extended Expiration Date. Such Renewal Option Request must be delivered in writing to Administrative Agent not later than one hundred eighty (180) days nor more than three hundred sixty-five (365) days prior to the expiration of the then-current Term. The Administrative Agent shall distribute a copy of the Renewal Option Request to each Participant, promptly after receipt thereof from the Lessee. Each Participant will notify Administrative Agent (who shall promptly notify the Lessee) in writing of whether or not it has consented to such Renewal Option Request not later than forty-five (45) days after the date on which the Administrative Agent receives the Renewal Option Request (the “Renewal Option Response Date”). Any failure by any Participant to so notify Administrative Agent by the Renewal Option Response Date will be deemed to be a non-consent by such Participant. Each Participant’s determination with respect to the Renewal Option Request shall be a new credit determination and within such Participant’s sole and absolute discretion and may be conditioned upon such terms and conditions as shall be deemed appropriate by such Participant, which may include receipt of such financial information, documentation or other information or conditions as may be requested in writing by such Participant and the receipt of a satisfactory appraisal of the Leased Property. Subject to Section 4.7(c), it is a condition that all Participants consent to the renewal set forth in the Renewal Option Request for any renewal of the Lease to be effective. Lessee shall have thirty (30) days after the Renewal Option Response Date (such time period being referred to as the “Renewal Rescission Period”) to irrevocably rescind the Renewal Option Request and elect not to extend the Term (a “Renewal Rescission”). If Lessee exercises a Renewal Rescission, the Lease shall terminate on the last day of the Term and Lessee shall be deemed to have exercised the Purchase Option. Any failure by Lessee to exercise a Renewal Rescission during the Renewal Rescission Period shall be deemed a waiver of the right of Lessee to effectuate a Renewal Rescission and, subject to Section 4.7(c), Lessee shall have been deemed to have accepted the Participants’ respective terms and conditions to their respective consents to the Renewal Option Request.

If consented to by all Participants pursuant to the preceding paragraph, Lessee, the Administrative Agent and the Participants shall proceed promptly to execute and deliver all such amendments and modifications to the Operative Documents as are necessary to set forth any terms and conditions relating to the Renewal Option not reflected in the Operative Documents and the renewal shall become effective as of the first date (the “Renewal Effective Date”) on or after the Renewal Option Response Date on which all of the Participants shall have consented to such Lease Renewal; provided that (A) on both the date of the Renewal Option Request and the Renewal Effective Date in addition thereto: (w) each of the representations and warranties made by Lessee and each Guarantor in or pursuant to the Operative Documents shall be true and correct in all material respects as if made on and as of each such date (except to the extent any such representation or warranty specifically relates to an earlier date), (x) Lessee shall not have exercised the Purchase Option or Sale Option, (y) no Default or Event of Default shall have occurred and be continuing, and (z) on each of such dates, Lessor shall have received a certificate of a Responsible Officer of Lessee as to the matters set forth in clauses (w), (x) and (y) above and (B) without duplication, the conditions set forth in Section 19.3 of the Lease shall have been satisfied as of the dates required therein.

(b)           Following the Renewal Effective Date, Lessee’s election of the Additional Lease Renewal Term shall be undertaken pursuant to, and shall be subject to the terms and conditions set forth in, Section 19.1(a) of the Lease.

(c)           The Lessee shall have the right, but shall not be obligated, to replace any Participant that fails to consent to a Renewal Option Request pursuant to Section 4.7(a) or, as a condition to such consent, requires renewal terms that the Lessee has not accepted (any such Participant, a “Non-Renewing Participant”), in any such case, in accordance with the procedures provided in Section 14.9. Any such replacement Participant shall have entered into an Assignment Agreement with such Non-Renewing Participant in accordance with the procedures provided in Section 14.9, effective on or before the Renewal Effective Date. Prior to any Non-Renewing Participant being so replaced pursuant hereto, such Non-Renewing Participant may elect, in its sole discretion, by giving irrevocable notice thereof to the Administrative Agent and the Lessee, to become a consenting Participant pursuant to this Section 4.7 and/or to withdraw any of its renewal terms that the Lessee has not accepted.

Article V
Certain Intentions of the Parties

Section 5.1.           Nature of Transaction. It is the intention of the parties that:

(a)           for all purposes, including GAAP, federal and all state and local income and transfer taxes, bankruptcy, insolvency, conservatorships and receiverships (including the substantive law upon which bankruptcy, conservatorship and insolvency and receivership proceedings are based), real estate and commercial law and UCC purposes:

(i)           the Overall Transaction constitutes a secured lending transaction by the Participants to Lessee and preserves beneficial ownership in the Leased Property in Lessee, the Lessor holds only legal title to the Leased Property within the meaning of 11 U.S.C. Section 541(d), Lessee (and not the Lessor, the Administrative Agent or the other Participants) will be entitled to all tax benefits with respect to the Leased Property and other Collateral available to the owner of the Leased Property for tax purposes, the obligations of Lessee to pay Basic Rent shall be treated as payments of interest to the Participants, the payment by Lessee of any amounts (other than Basic Rent) in respect of the Lease Balance shall be treated as payments of principal to the Participants and, in the event Lessee purchases the Leased Property pursuant to the terms of the Lease and pays in full the Lease Balance and all other outstanding amounts owing by Lessee under the Operative Documents, legal title to the Leased Property shall automatically vest in the Lessee; and

(ii)          in order to secure the obligations of Lessee now existing or hereafter arising under the Lease or any of the other Operative Documents, the Lease, together with the other Security Instruments, creates a security interest or a lien, as the case may be, in the Leased Property and the other Collateral in favor of the Lessor, and for the benefit of the Participants, to secure Lessee’s payment and performance of the Obligations.

Each of the parties hereto agrees that it will not, nor will it permit any Affiliate to at any time, take any action or fail to take any action with respect to the preparation, filing or audit of any income tax return, including an amended income tax return, to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this Section 5.1.

Nevertheless, without limiting the foregoing agreement, each of the parties hereto acknowledges and agrees that none of the Lessee, the Participants, the Administrative Agent or Arranger has made any representations or warranties concerning the tax, accounting or legal characteristics of the Operative Documents or any aspect of the Overall Transaction and that such party has obtained and relied upon such tax, accounting and legal advice concerning the Operative Documents and the Overall Transaction as such party deems appropriate.

(b)           Specifically, without limiting the generality of clause (a), the parties hereto intend and agree that in the event of any insolvency, conservatorship or receivership proceedings or matters or a petition under the United States bankruptcy laws, or any other applicable insolvency, conservatorship or receivership laws or statute of the United States of America or any State or Commonwealth thereof affecting Lessee, the Guarantors or any Participant or any collection actions, the transactions evidenced by the Operative Documents (including, without limitation, the Lease) constitute a financing made directly to Lessee by the Participants, as unrelated third party lenders, and that Lessor holds a fee interest in and title to the Leased Property to secure Lessee’s obligations to repay such financing to the Participants and all other amounts due under any of the Operative Documents and that Lessee retains the beneficial ownership of the Leased Property.

Section 5.2.           Amounts Due Under Lease. Anything else herein or elsewhere to the contrary notwithstanding, it is the intention of the Lessee and the Participants that: (i) the amount and timing of installments of Basic Rent due and payable from time to time under the Lease shall be equal to the aggregate payments due and payable as Yield on the Rent Assignment Contribution Amount and Yield on the Lessor Amount due on each Payment Date; (ii) if the Lessee elects the Early Termination Option, the Purchase Option or becomes obligated or otherwise elects to purchase the Leased Property under the Lease, then the Lease Balance (including, without duplication, all accrued and unpaid Yield thereon) and any Fees and all other obligations of the Lessee owing to the Participants pursuant to the Operative Documents shall be paid in full by the Lessee; (iii) if the Lessee properly elects the Sale Option with respect to the Leased Property and subject to Articles XX and XXI of the Lease, the Lessee shall only be required to pay to the Administrative Agent the proceeds of the sale of the Leased Property, the Sale Option Recourse Amount with respect to the Leased Property and any amounts due pursuant to Section 20.2 of the Lease, together with all other amounts due and payable as Supplemental Rent, but subject to the right of the parties with respect to the Gross Proceeds as set forth at Section 5.3(d); and (iv) upon an Event of Default resulting in an acceleration of the Lessee’s obligations to purchase the Leased Property under the Lease, the amounts then due and payable by the Lessee under the Lease on a recourse basis shall include all amounts necessary to pay in full the Lease Balance and all other amounts owing by Lessee to the Administrative Agent, if any, and/or the Participants under the Operative Documents (including, but without duplication, accrued and unpaid Rent).

Section 5.3.           Distribution. (a) Each payment of Basic Rent to the extent attributable to Yield (and any payment of interest on overdue installments of Basic Rent) received by the Administrative Agent shall be distributed by the Administrative Agent to the Participants, in accordance with, and for application to, the amount of Yield then due on the Rent Assignment Contribution Amount and the Lessor Amount, as well as any overdue Yield due to each Rent Assignee or Lessor (to the extent permitted by Applicable Laws).

(b)           Any payment received by the Administrative Agent as a result of:

(i)            the purchase of the Leased Property pursuant to the provisions of the Lease (including, but not limited to, Section 18.1 and 19.1 of the Lease), or

(ii)           the payment of the Lease Balance or Purchase Amount pursuant to the Lease,

shall be distributed by the Administrative Agent in the following amounts and order of priority:

first, on a pro rata basis, as applicable, based on their respective shares of the Participant Balance, to the Participants for application to pay in full the Lease Balance owing to them and all other amounts owing by Lessee to the Administrative Agent, if any, and/or the Participants under the Operative Documents (including, but without duplication, accrued and unpaid Rent); and

second the balance, if any, of such payment or amounts remaining after the satisfaction of all the Lessee’s liabilities under the respective Operative Documents shall be promptly distributed to, or as directed by, the Lessee.

(c)           The payment by the Lessee of the Sale Option Recourse Amount to the Administrative Agent in accordance with Section 20.1(j) of the Lease upon the Lessee’s exercise of the Sale Option shall be distributed by the Administrative Agent in the following amounts and order of priority:

first, on a pro rata basis based on their respective shares of the Rent Assignment Contribution Balance, to the Rent Assignees for application to pay in full the Rent Assignment Contribution Balance owing to them and all other amounts owing by Lessee to the Rent Assignees under the Operative Documents (including, but without duplication, accrued and unpaid Rent); and

second, to the Lessor (and its designees) for application to pay in full the Lessor Balance and all other amounts owing by Lessee to the Lessor under the Operative Documents (including, but without duplication, accrued and unpaid Rent); and

third, the balance, if any, of such payment or amounts remaining after the satisfaction of all the Lessee’s liabilities under the respective Operative Documents shall be promptly distributed to, or as directed by, the Lessee.

(d)           Any payments received by the Administrative Agent as Gross Proceeds from the sale of the Leased Property pursuant to the Lessee’s exercise of the Sale Option pursuant to Article XX of the Lease or pursuant to Section 13.2 herein shall be distributed in the following order of priority:

first, to the extent not previously deducted therefrom, in an amount equal to the reasonable sales costs, expenses and related taxes incurred by Lessee, Lessor or Administrative Agent in connection with any sale of the Leased Property to the party that incurred such amount;

second, on a pro rata basis based on their respective shares of the Rent Assignment Contribution Balance, to the Rent Assignees for application to pay in full the Rent Assignment Contribution Balance owing to them;

third, to the Lessor (and its designees) for application to pay in full the Lessor Balance plus all other amounts owing by Lessee under the Operative Documents; and

fourth, the balance, if any, of such payment or amounts shall be promptly distributed to, or as directed by, the Lessee.

(e)           All payments of Supplemental Rent received by the Administrative Agent (excluding any amounts payable pursuant to the preceding provisions of this Section 5.3) shall be distributed promptly by the Administrative Agent upon receipt thereof to the Persons entitled thereto pursuant to the Operative Documents.

(f)            If, on any date, after an Event of Default has occurred and is continuing, a payment is (x) made of the proceeds from the sale of the Collateral or any part thereof or payments received and amounts realized by the Administrative Agent or Lessor under the Operative Documents (except for Excepted Payments) or (y) received by Lessor under the Parcel D Ground Lease, any Development Ground Lease or any other ground lease executed pursuant to Section 10.3(b) of the Lease during a suspension of, or after termination of, the conditional assignment of rents pursuant to Section 10.3(c) of the Lease, then distributions of such amounts shall be made by the Administrative Agent in the following order of priority:

first, to the extent not previously deducted therefrom, in an amount not to exceed the reasonable sales costs, expenses and taxes incurred by Lessor, Lessee or Administrative Agent in connection with any sale of the Leased Property, second, on a pro rata basis based on their respective shares of the Participant Balance, to the Participants for application to pay in full the Lease Balance owing to them plus all other amounts owing to them by Lessee under the Operative Documents; and

third, the balance, if any, of such payment or amounts shall be promptly distributed to, or as directed by, the Lessee.

(g)           (i) Any payment received by the Administrative Agent for which no provision as to the application thereof is made in the Operative Documents or elsewhere in this Section 5.3 shall be distributed in accordance with Section 5.3(f).

(ii)           Except as otherwise provided in Section 5.3(a), all payments received and amounts realized by the Administrative Agent under the Operative Documents or otherwise with respect to the Leased Property, or any proceeds thereof, to the extent received or realized at any time after an indefeasible payment in full of the Participant Balances of all Participants and all other amounts due and owing to the Participants, shall be distributed forthwith by the Administrative Agent in the order of priority set forth in Section 5.3(f), except that such payment shall be distributed omitting clause “first” of such Section 5.3(f).

(iii)          Any payment received by the Administrative Agent for which provision as to the application thereof is made in an Operative Document, but not elsewhere in this Section 5.3, shall be distributed forthwith by the Administrative Agent to the Person and for the purpose for which such payment was made in accordance with the terms of such Operative Document.

(h)           Except to the extent clause (g) is applicable thereto, any amounts payable to the Administrative Agent as a result of a Casualty or Condemnation pursuant to the Lease shall be distributed as follows: (x) if a Termination Notice shall have been given, all amounts that are to be applied to the purchase price of the Leased Property in accordance with Section 15.1(b) of the Lease shall be distributed by the Administrative Agent in accordance with Section 5.3(b); and (y) all amounts payable to the Lessee for the repair of damage caused by such Casualty or Condemnation in accordance with Section 14.1(a) of the Lease shall, except as otherwise provided in the Lease, be distributed to, or as directed by, the Lessee.

(i)            To the extent any payment made to any Participant, personally, is insufficient to pay in full the Participant Balance of such Participant, then each such payment which is payable to a Rent Assignee shall first be applied to accrued Yield and then to principal outstanding on the Rent Assignment Contributions and each such payment which is payable to Lessor shall first be applied to accrued Yield and then to the Lessor Amount, as applicable.

Section 5.4.           Adjustments. If any Participant (a “Benefited Participant”) shall at any time receive any payment of all or part of its Rent Assignment Contribution or Lessor Amount, as applicable, or Yield thereon, or receive any of the Collateral in respect thereof (whether voluntarily or involuntarily, by setoff, or otherwise), in an amount greater than the amount to which such Participant was entitled pursuant to Section 5.3, such Participant shall return such amount or Collateral to the Administrative Agent for distribution to the Person(s) entitled thereto in accordance with Section 5.3; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Participant so that the excess payment or benefits returned by such Benefited Participant exceed the remaining excess payment or benefits held by such Benefited Participant, the excess payment or benefits, as applicable, returned by such Benefited Participant shall be restored to the Benefited Participant, to the extent of such recovery.

Article VI
Conditions Precedent

Section 6.1.          Conditions Precedent to the Execution Date. The obligations of the Lessor and the Participants to enter into this Participation Agreement and the other Restated Operative Documents are subject to the satisfaction or waiver of each of the following conditions precedent:

(i)            [Reserved].

(ii)           [Reserved].

(iii)          [Reserved].

(iv)          [Reserved].

(v)           Requirements of Law. The Overall Transaction does not violate in any material respect any Applicable Laws and does not, in and of itself, subject any Participant to any material adverse regulatory prohibitions or constraints or cause any such Person to violate any Applicable Laws.

(vi)          No Default. There shall not have occurred and be continuing any Default, Event of Default, Event of Loss, Specified Significant Environmental Event or Specified Material Environmental Violation.

(vii)         [Reserved].

(viii)        [Reserved].

(ix)           Authorization, Execution and Delivery of Documents. The Participation Agreement, the Guaranty and the Lease shall have been duly authorized, executed and delivered by each of the other initial parties thereto, shall (to the extent the form and substance thereof shall not be prescribed hereby) be in form and substance satisfactory to each Participant and Lessee, and copies of an executed counterpart of each thereof shall have been received by each of the Participants, the Administrative Agent, Lessee and Lessor.

All documents and instruments required to be delivered on the Execution Date are to be delivered at the offices of Chapman and Cutler LLP, 320 S. Canal St, 27th Floor, Chicago, IL 60606, Attention: Vincent W. Pelleriti, Esq., or at such other location as determined by the Lessor and the Lessee.

Section 6.2.          Conditions Precedent to the Restatement Date. The amendment and restatement of the Second A&R Participation Agreement as set forth in this Participation Agreement shall not become effective until the first date on which each of the following conditions is satisfied or waived:

(i)           Corporate Certificates. (A) The Lessee shall have delivered to the Lessor and the Administrative Agent (1) a status certificate with respect to the Lessee’s existence in the State of New York from the Secretary of State of the State of New York, issued by such office no earlier than thirty (30) days prior to the Restatement Date and (2) a Responsible Officer’s Certificate of Lessee substantially in the form of Exhibit F-1, attaching and certifying as to (x) the limited liability company authority for the execution, delivery and performance by Lessee of each Operative Document to which it is or will be a party, (y) its organizational documents, and (z) the incumbency and signature of persons authorized to execute and deliver on its behalf the Operative Documents to which it is a party, (B) the Parent Guarantor shall have delivered to the Lessor and the Administrative Agent (1) a status certificate with respect to the Parent Guarantor’s existence in the State of New York from the Secretary of State of the State of New York, issued by such office no earlier than thirty (30) days prior to the Restatement Date and (2) a Responsible Officer’s Certificate of Parent Guarantor substantially in the form of Exhibit F-2, attaching and certifying as to (x) the corporate or other requisite organizational authority for the execution, delivery and performance by Parent Guarantor of each Operative Document to which it is or will be a party, (y) its organizational documents, and (z) the incumbency and signature of persons authorized to execute and deliver on its behalf the Operative Documents to which it is a party and (C) each Subsidiary Guarantor shall have delivered to the Lessor and the Administrative Agent (1) a good standing/status certificate with respect to such Subsidiary Guarantor from the Secretary of State (or similar public official) of such Subsidiary Guarantor’s jurisdiction of organization, issued by such office no earlier than thirty (30) days prior to the Restatement Date and (2) a Responsible Officer’s Certificate of such Subsidiary Guarantor substantially in the form of Exhibit F-3, attaching and certifying as to (x) the corporate or other organizational authority for the execution, delivery and performance by such Subsidiary Guarantor of each Operative Document to which it is or will be a party, (y) its organizational documents and (z) the incumbency and signature of persons authorized to execute and deliver on its behalf the Operative Documents to which it is a party.

(ii)           Opinions of Special Counsel to Parent Guarantor. The Lessee shall have delivered to the Lessor and the Administrative Agent a legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Parent Guarantor, which shall address such matters as may be reasonably required by the Lessor and the Administrative Agent with respect to the Lessee and the Guarantors.

(iii)          Restatement Date Certificates. Lessee shall have delivered to the Administrative Agent and the Lessor a certificate dated as of the Restatement Date in substantially the form of Exhibit B hereto. Parent Guarantor shall have delivered to the Administrative Agent and the Lessor a certificate dated as of the Restatement Date in substantially the form of Exhibit C hereto.

(iv)          No Default. There shall not have occurred and be continuing any Default, Event of Default, Event of Loss, Specified Significant Environmental Event or Specified Material Environmental Violation.

(v)           Representation and Warranties. On the Restatement Date, the representations and warranties of the Lessee and each Guarantor herein and in each of the other Operative Documents shall be true and correct in all material respects as though made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(vi)          Transaction Expenses. Lessee or the Parent Guarantor shall have paid or made arrangements to pay all applicable Transaction Expenses required to be paid or reimbursed by the Lessee on the Restatement Date (to the extent invoiced at least three (3) Business Days prior to the Restatement Date (or such later date as the Lessee may reasonably agree)).

(vii)         Enforceability of Documents. The Participation Agreement, the Guaranty, the Lease, the Rent Assignment, the Security Instruments shall be in full force and effect as to all other initial parties thereto.

(viii)        Taxes. All taxes (including any mortgage taxes), fees and other charges in connection with the execution, delivery, recording, filing and registration of the Operative Documents, if any, that are required to be paid by the Lessee or any Guarantor as of the Restatement Date pursuant to any of the Operative Documents shall have been paid by the Lessee or the Parent Guarantor or provisions for such payment shall have been made by the Lessee or Parent Guarantor to the reasonable satisfaction of the Lessor and the Administrative Agent.

(ix)          [Reserved].

(x)           [Reserved].

(xi)          [Reserved].

(xii)         Governmental Approvals. Except as would not reasonably be expected to cause a Material Adverse Effect: (A) all Governmental Actions and other approvals, consents, licenses and easements (but excluding any approvals of the subdivision of the parcel of real property of which the Site is a part) required to be taken, given or obtained, as the case may be, by or from any Governmental Authority or another Person, or by or from any trustee or holder of any indebtedness or obligation of Lessee or any Guarantor, that are necessary in connection with the performance of their respective obligations under the Operative Documents, and that are necessary to have been obtained prior to the Restatement Date shall have been taken, given or obtained, as the case may be, shall be in full force and effect, and (B) the time for appeal with respect thereto shall have expired (or, if an appeal shall have been taken, the same shall have been dismissed) and shall not be subject to any pending proceedings or appeals (administrative, judicial or otherwise).

(xiii)         Litigation. Except for Disclosed Matters, no action or proceeding shall have been instituted, nor to Lessee’s or Parent Guarantor’s knowledge, shall any action or proceeding be threatened, before any Governmental Authority, nor shall any order, judgment or decree have been issued or be reasonably expected to be proposed to be issued by any Governmental Authority (A) to set aside, restrain, enjoin or prevent the performance by Lessee or any Guarantor in any material respect of this Participation Agreement, any other Operative Document or any transaction contemplated as part of the Overall Transaction or (B) that questions the validity of the Operative Documents or the rights or remedies of the Lessor or the Administrative Agent with respect to the Lessee, each Guarantor, the Leased Property or the other Collateral under the Operative Documents, and in each case as to clause (A) or clause (B) above, for which there is a reasonable expectation of an adverse decision which would have or would reasonably be expected to have a Material Adverse Effect.

All documents and instruments required to be delivered on the Restatement Date are to be delivered at the offices of Chapman and Cutler LLP, 320 S. Canal St, 27th Floor, Chicago, IL 60606, Attention: Vincent W. Pelleriti, Esq., or at such other location as determined by the Lessor and the Lessee.

Article VII
[Omitted]

Article VIII
Representations

Section 8.1.           Representations of the Participants. As of the Restatement Date (or, if later, the date of its execution of an Assignment Agreement or other joinder to this Participation Agreement), each Participant represents and warrants, severally and only as to itself, to the other Participants, the Administrative Agent, Lessee and the Guarantors that:

(a)           Power and Authority. Such Participant has the requisite power and authority to enter into and perform its obligations under the Operative Documents to which it is a party.

(b)           Lessor Liens. There are no Lessor Liens attributable to such Participant on the Lease, the Leased Property or any other Collateral.

(c)           Organization, etc. Such Participant is a corporation, banking association, limited liability company or other organization validly organized or incorporated, as applicable, and existing and in good standing under the laws of the State or jurisdiction of its creation.

(d)           ERISA. Such Participant (i) did not make, or subsequently purchase or otherwise acquire an interest in, any of the Rent Assignment Contribution or other Advances with the assets of an “employee benefit plan” (as defined in Section 3(3) of ERISA), which is subject to Title I of ERISA or “plan” (as defined in Section 4975(e)(1) of the Code), and (ii) is not performing its obligations under the Operative Documents with any such assets.

Section 8.2.           Representations of Lessee. Lessee, on behalf of itself and its Subsidiaries, represents and warrants to each of the other parties hereto as of the Restatement Date, other than with respect Disclosed Matters, that:

(a)           Organization; Powers. Each of the Lessee and its Material Subsidiaries is (i) duly organized or incorporated, as the case may be, validly existing and in good standing (to the extent the concept is applicable in such jurisdiction) under the laws of the jurisdiction of its organization or incorporation (as applicable), (ii) has all requisite organizational power and authority to carry on its business as now conducted and (iii) is qualified to do business in, and (to the extent the concept is applicable in such jurisdiction) is in good standing in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, in any such case of clauses (i) (solely with respect to the good standing status of any such Subsidiary that is not a Subsidiary Guarantor), (ii) (solely with respect to the power and authority of any such Subsidiary that is not a Subsidiary Guarantor) and (iii) above, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b)           Authorization; Enforceability. The Operative Documents to which the Lessee is a party are within Lessee’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders of Lessee. The Operative Documents to which Lessee is a party have been duly executed and delivered by Lessee and constitute a legal, valid and binding obligation of Lessee, enforceable against Lessee in accordance with their respective terms, subject to (i) applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other laws affecting creditors’ rights generally, (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law and (iii) requirements of reasonableness, good faith and fair dealing.

(c)           Governmental Approvals; No Conflicts. The execution, delivery and performance by the Lessee of the Operative Documents to which the Lessee is a party (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as are not material or have been, or will be by the time required, obtained or made and are, or will be by the time required, in full force and effect, (ii) will not violate in any material respect any applicable material law or regulation or the charter, by-laws, constitution or other organizational documents of Lessee or any material order of any Governmental Authority binding upon Lessee or its assets, (iii) will not violate in any material respect or result in a default under any indenture, material agreement or other material instrument binding upon the Lessee or its assets, or give rise to a right thereunder to require any payment to be made by the Lessee, except, in the case of this clause (iii), for any such violations, defaults or rights that would not reasonably be expected to result in a Material Adverse Effect, and (iv) will not result in the creation or imposition of any Lien on any asset of the Lessee, other than Permitted Liens and requirements (if any) to provide cash collateral or deposits under any of the Operative Documents.

(d)           Location of Chief Executive Office and Principal Place of Business, etc. As of the Restatement Date, (i) the “location” (as such term is used in Section 9-307 of the Uniform Commercial Code) of the Lessee is the State of New York, (ii) the place where its records concerning the Leased Property and all documents relating to the Leased Property are kept is located in the towns of Mount Pleasant and Greenburgh, New York, and (iii) Old Saw Mill Holdings LLC is its true legal name as registered in the jurisdiction of its organization, its federal employer identification number is 81-5162016.

Section 8.3.           Representations and Warranties of Administrative Agent. As of the Restatement Date, Bank of America, N.A., in its individual capacity and not in its capacity as Administrative Agent (with the exception of the last sentence of clause (b) below, which representation and warranty is made by Bank of America, N.A. solely in its capacity as Administrative Agent), hereby represents and warrants to each of the other parties hereto that:

(a)           Organization and Authority. It is duly organized as a national banking association under the laws of the United States of America, and has the corporate power and authority to enter into and perform its obligations under the Operative Documents.

(b)           Authorization; Binding Effect. The Operative Documents to which Administrative Agent is or will be a party have been or will be, on the date required to be delivered hereby, duly authorized, executed and delivered by the Administrative Agent. This Participation Agreement is, and each such other Operative Documents is, or, when so executed and delivered by the Administrative Agent will be, valid, legal and binding obligation of the Administrative Agent, enforceable against the Administrative Agent in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c)           Non-Contravention. Neither the execution and delivery by the Administrative Agent of the Operative Documents to which it is or will be a party, either in its individual capacity, or as Administrative Agent, or both, nor compliance with the terms and provisions thereof, conflicts with, results in a breach of, constitutes a default under (with or without the giving of notice or lapse of time or both), or violates any of the terms, conditions or provisions of: (i) its charter documents or bylaws; (ii) any bond, debenture, note, mortgage, indenture, agreement, lease or other instrument to which it is now a party or by which it or its property, either in its individual capacity, or as Administrative Agent, or both, is bound or affected, where such conflict, breach, default or violation would be reasonably likely to materially and adversely affect the ability of the Administrative Agent, either in its individual capacity, or as Administrative Agent, or both, to perform its obligations under any Operative Document to which it is or will be a party, either in its individual capacity, or as Administrative Agent, or both; or (iii) any of the terms, conditions or provisions of any law, rule, regulation, order, injunction or decree of any Governmental Authority or any of the terms, conditions or provisions of any law, rule, regulation, order, injunction or decree of any Governmental Authority applicable to it in its individual capacity or as Administrative Agent, or both, where such conflict, breach, default or violation would be reasonably likely to materially and adversely affect the ability of the Administrative Agent, either in its individual capacity, or as Administrative Agent, or both, to perform its obligations under any Operative Document to which it is or will be a party.

(d)           Absence of Litigation, etc. There is no litigation (including derivative actions), arbitration or governmental proceedings pending or, to the best knowledge of the Administrative Agent, threatened against it which would be reasonably likely to adversely affect the Administrative Agent’s ability to perform its obligations under the Operative Documents to which it is or will be a party.

(e)           Governmental Actions. No action, consent or approval of, registration or filing with or any other action by any federal or Governmental Authority is or will be required by the Administrative Agent in connection with the Overall Transaction, except those which have been made or obtained or will be obtained on a timely basis in the ordinary course of the Administrative Agent’s business, and which are in full force and effect.

Article IX
Covenants of Lessee

Section 9.1.           Affirmative Covenants of Lessee regarding Existence and Conduct of Business. Until the Lease Balance has been paid in full, the Lessee shall (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and (b) take, or cause to be taken, all reasonable actions to maintain the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of the business of the Parent Guarantor and its Subsidiaries taken as a whole, except, in the case of this clause (b), to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 9.1 shall not prohibit any merger, consolidation, disposition, liquidation, dissolution or other transaction permitted under Section 9.2.

Section 9.2.           Negative Covenants of Lessee regarding Fundamental Changes and Asset Sales. The Lessee covenants and agrees with the Participants that, until the Lease Balance has been paid in full, the Lessee will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions, including pursuant to a Sale and Leaseback Transaction) all or substantially all of the assets of the Lessee (taken as a whole) (whether now owned or hereafter acquired), or liquidate or dissolve, except that:

(a)           any Person (other than the Parent Guarantor or any of its Subsidiaries) may merge or consolidate with the Lessee; provided that any such merger or consolidation must result in the Lessee as the surviving entity (unless in connection therewith an Affiliate Transferee becomes the Lessee pursuant to Article VI of the Lease);

(b)           the Parent Guarantor or any of its Subsidiaries may merge or consolidate with the Lessee; provided that any such merger or consolidation must result in the Lessee as the surviving entity (unless in connection therewith an Affiliate Transferee becomes the Lessee pursuant to Article VI of the Lease);

(c)           the Lessee may enter into, terminate or modify leases, subleases, licenses and sublicenses of technology and other property (1) in the ordinary course of business (to the extent not prohibited by the Lease), (2) between or among the Parent Guarantor, the Lessee, any Subsidiary Guarantors and any of their Subsidiaries (or any combination thereof) (to the extent not prohibited by the Lease), or (3) as permitted by Article VI of the Lease;

(d)           the Lessee may create, incur, assume or permit to exist Liens permitted under Section 9(b) of the Guaranty;

(e)           with respect to any rights, title or interest of the Lessee in the Collateral and the Purchase Agreement, leases, subleases, assignments and other transfers pursuant to or permitted by any of the Operative Documents, including (i) the assignment of some or all of the rights under the Purchase Agreement (including the right to take title to the Facility) pursuant to the Assignment of Purchase Agreement and (ii) the assignment or other transfer by the Lessee to Parent Guarantor or a directly or indirectly wholly-owned Domestic Subsidiary of Parent Guarantor as an Affiliate Transferee pursuant to Article VI of the Lease; and

(f)           other transactions permitted by Section 9(c)(J) of the Guaranty.

Article X
Other Covenants and Agreements

Section 10.1.        Covenants of the Administrative Agent and the Participants.

(a)           Lessor Liens. Each of the Participants (severally and not jointly with any other Participants), the Administrative Agent and Lessor hereby agrees that so long as this Participation Agreement is in effect it:

(i)           will not create, incur, assume or suffer to exist a Lessor Lien attributable to it upon the Lease, the Leased Property or any other Collateral (other than as contemplated by any of the Operative Documents); and

(ii)           will remove such Lessor Lien created or incurred by it and use its best efforts to remove Lessor Lien attributable to it assumed or suffered to exist by it upon the Lease, the Leased Property or any other Collateral (other than the Liens of the Security Instruments and such other Liens as are contemplated by any of the Operative Documents); provided, however, that any action taken pursuant to this clause (ii) shall not limit the Lessee’s rights or remedies under any of the Operative Documents.

(b)           Rent Assignment Agreement. Lessor and each Participant hereby agree that, so long as the Lease is in effect, Lessor shall not consent to or permit any amendment, waiver or other modification of the terms and provisions of the Rent Assignment Agreement or any Security Instrument, whether or not any Event of Default shall have occurred and be continuing, if any such amendment, waiver, modification or action would have the effect of increasing the obligations of Lessee or any Guarantor or decreasing or otherwise adversely affecting the rights or remedies of Lessee or any Guarantor, in each case without the prior written consent of Lessee or such Guarantor, as applicable, except that without such consent, Lessor may waive performance by Administrative Agent of obligations to Lessor, the non-performance of which does not adversely affect Lessee or any Guarantor.

(c)           Acceptance of Provisions of Lease. The Participants and the Administrative Agent hereby acknowledge and accept the terms and conditions of the Lease, including Sections 15.2, 19.1, 19.2 and 20.1 of the Lease.

(d)           Depreciation. With respect to each taxable year or portion thereof that includes the Original Closing Date or that ends thereafter on or prior to the Expiration Date except following an Event of Default and foreclosure, Lessor and each other Participant agrees that it shall not claim any federal, state or local tax attributes or benefits (including depreciation) relating to the Leased Property or otherwise claim ownership of the Leased Property for federal, state or local tax purposes unless required to do so by an appropriate taxing authority or after a clearly applicable change in Applicable Laws or as a protective response to a proposed adjustment by a Governmental Authority; provided, however, that, if Lessor or any Participant claims or intends to claim any such federal, state or local tax attributes or benefits or if it proposes to claim any such federal, state or local tax attributes or benefits as a protective response, such Person shall promptly notify Lessee thereof and shall permit Lessee to contest such requirement in a manner similar to the contest rights provided in, and subject to any applicable limitation to a contest contained in, Section 13.4(b).

(e)           Right of Set-Off. Each of the Participants, the Lessor and the Administrative Agent, in its individual capacity, and each of Lessee and the Guarantors covenants as to itself, not jointly with any other Person, that it shall not exercise, or attempt to exercise, any right of setoff, banker’s lien, or the like, against any deposit account or property of any Guarantor or Lessee, or any of their Affiliates held or maintained by such Person without the prior written consent of the Administrative Agent, which shall base its decision to grant such consent solely upon a determination, upon the advice of the Administrative Agent’s counsel, that such exercise shall not adversely affect the right of any other Participant to resort to any other right or remedy as a result of the application of state law relating to a Rent Assignee; provided that, notwithstanding anything to the contrary in any Operative Document, no such rights shall be exercised unless an Event of Default has occurred and is continuing.

(f)           Release of Documents. Each of Administrative Agent and Lessor hereby agrees that, upon repayment in full of all Rent Assignment Contributions and Lessor Amount and all other amounts due and owing from Lessee under the Operative Documents to Administrative Agent and the Participants, the Administrative Agent and/or Lessor, as applicable, shall, at Lessee’s sole cost and expense, execute and deliver to the Lessee a bill of sale, release of any Security Instrument, releases of all other Liens created by the Operative Documents and termination statements for any financing statements relating to the Leased Property or any of the Collateral which are then of record naming the Administrative Agent or Lessor, as applicable, as secured party, grantee or assignee thereof.

(g)           Release of Liens. Lessor hereby agrees with Lessee (so long as no Event of Default shall have occurred and be continuing), the Participants and Administrative Agent, except as otherwise expressly authorized or otherwise permitted under any of the Operative Documents, not to release the Lien of any of the Security Instruments on the Collateral.

(h)           Specified Tax Abatement Documents. Subject to Section 8.3 of the Lease, the Administrative Agent and the Participants shall cooperate with the Lessee in connection with any existing or proposed Specified Tax Abatement Transaction and shall execute and deliver any Specified Tax Abatement Document as may be requested by Lessee from time to time.

(i)           Requested Information. From time to time at Lessee’s written request, Lessor shall provide (subject to Section 15.25) Lessee with information similar to the information provided by Lessor to Lessee on or before the Original Closing Date or on or before the Second Restatement Date with respect to ownership and control of the Lessor, in any such case, to the extent requested for accounting purposes in connection with the Operative Documents and transactions contemplated hereby and thereby.

(j)           Assignment of Leases. Administrative Agent hereby agrees with Lessee, the Participants and Lessor not to sell, transfer, lease or otherwise dispose of any Assigned Property (as defined in the Assignment of Leases), except as otherwise expressly authorized or otherwise permitted under any of the Operative Documents.

(k)           Parcel D Ground Lease. Lessor hereby agrees with the Rent Assignees (i) not to amend the Parcel D Ground Lease in any manner that is materially adverse to the Rent Assignees in their capacities as such without the consent of the Required Participants (it being understood that amendments thereto in accordance with Section 12.2 of the Parcel D Ground Lease shall not require the consent of the Required Participants), and (ii) with respect to any claim on behalf of a Participant, as a Lessor Indemnitee (as defined in the Parcel D Ground Lease) under the Parcel D Ground Lease for which the Parcel D Ground Lessee has an obligation to indemnify such Participant pursuant to the Parcel D Ground Lease, to bring such claim (at the written direction of such Participant) under the Guaranty (as defined in the Parcel D Ground Lease).

Article XI
Lessee’s Right of Quiet Enjoyment

Notwithstanding anything contained herein to the contrary, the provisions of Section 4.1 of the Lease shall be applicable to the Participants and Administrative Agent under this Participation Agreement and each Participant and Administrative Agent hereby agrees to be bound by the provisions of such Section 4.1 of the Lease and to recognize the Lessee’s rights to purchase the Leased Property as set forth in the Lease.

Article XII
Transfers of Participants’ Interests

Section 12.1.                Assignments. (a) All or any part of the interest of any Rent Assignee in, to or under this Participation Agreement, the other Operative Documents, the Leased Property or the Rent Assignment Contributions may be assigned or transferred by such Rent Assignee at any time to any Person; provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all such rights and obligations under the Rent Assignment Agreement (if applicable to such Rent Assignee); (ii) unless both parties to the assignment are Participants immediately prior to giving effect to the assignment, the amount of the Rent Assignment Contribution of the assigning Rent Assignee being assigned pursuant to each such assignment shall not be less than $5,000,000.00 (or if less, the entire amount of such Rent Assignee’s Rent Assignment Contribution) and shall be an integral multiple of $5,000,000.00 (or the entire amount of such Rent Assignee’s Rent Assignment Contribution), (iii) each such assignment shall be to an Eligible Assignee, (iv) the Lessor shall have received from the assignee/transferee or the assignor/transferor of a transfer fee in the amount of $1,000.00; (v) each assignee or transferee shall have complied, as of the date of the transfer, with the delivery requirements of Section 12.3(a); (vi) each assignee or transferee shall (A) acknowledge in writing, addressed and delivered to each of the parties to this Participation Agreement, that the obligations to be performed by the assignor or transferor from and after the date of such transfer or assignment under this Participation Agreement and all other Operative Documents are its obligations, including the obligations imposed by this Section 12.1(a), the transferor and transferee Rent Assignee shall deliver to the Lessee, the Guarantors, the Administrative Agent and the Lessor an Assignment Agreement, each executed by the assignee or transferee and (B) represent and warrant to Lessor, the Guarantors, the Administrative Agent, each other Participant and the Lessee in writing each of the representations and warranties as set forth in Section 8.1 and that it has the requisite power and authority to accept such assignment or transfer and engage in the Overall Transaction; and (vii) to the extent required in the definition of “Eligible Assignee,” Lessee shall have provided its written consent (not to be unreasonably withheld or delayed) which consent shall not be required during the existence of an Event of Default.

Any transfer or assignment made in violation of the above requirements shall not be effective against the other parties to this Participation Agreement until such requirements are satisfied. Lessee shall not be responsible for any costs or expenses in connection with any such sale, assignment or other transfer.

(b)           All or any part of the Lessor Amount and the corresponding interests of the Lessor in, to or under the Leased Property and the other Collateral may be assigned or transferred by the Lessor at any time to any Person; provided, however, that (i) Lessor shall give written notice of such assignment and the name of the assignee to Lessee; (ii) the assignee or transferee shall be an Eligible Assignee and have complied, as of the date of the transfer, with the delivery requirements of Section 12.3(a); (iii) the assignee or transferee shall (A) acknowledge in writing, addressed and delivered to each of the parties to this Participation Agreement, that the obligations to be performed by the assignor or transferor from and after the date of such transfer or assignment under this Participation Agreement and all other Operative Documents are its obligations, including the obligations imposed by this Section 12.1(b), the transferor and transferee shall deliver to the Lessee, the Guarantors, the Administrative Agent and the Lessor an Assignment Agreement, each executed by the assignee or transferee) and (B) represent and warrant to Lessor, the Guarantors, Administrative Agent and the Lessee in writing each of the representations and warranties as set forth in Section 8.1 and that it has the requisite power and authority to accept such assignment or transfer and to engage in the Overall Transaction; (iv) to the extent required in the definition of “Eligible Assignee,” Lessee shall have provided its written consent (not to be unreasonably withheld or delayed) which consent shall not be required during the existence of an Event of Default; and (v) unless the assignee to the assignment is a Lessor immediately prior to giving effect to the assignment, the amount of the Lessor Amount being assigned pursuant to such assignment shall not be less than $25,000,000.00 (or if less, the entire amount of the Lessor Amount) and shall be an integral multiple of $5,000,000.00 (or the Lessor Amount).

Notwithstanding anything contained in the foregoing to the contrary, so long as no Event of Default exists, such assignment shall not be made if (1) in the reasonable opinion of Lessee, such assignment would cause Lessee to lose or fail to achieve any accounting benefits in connection with the Lease and (2) Lessee provides the Administrative Agent and the Lessor written notice of such determination within ten (10) Business Days of (A) Lessee’s receipt of the notice described in clause (i) of the immediately preceding paragraph and (B) Lessee’s receipt of all information needed regarding the proposed assignee as may be reasonably requested by Lessee or Lessee’s independent public accountants, which request shall be made within ten (10) Business Days after Lessee’s receipt of the notice described in clause (i) of the immediately preceding paragraph. In the event Lessee has objected in writing to the proposed assignee above, Lessee hereby agrees to use commercially reasonably efforts to cooperate with Lessor to restructure the proposed assignment or with Lessor’s efforts to find a replacement assignee which shall be an Eligible Assignee and which shall comply with the terms and conditions set forth above and to which Lessee shall not have objected in writing pursuant to the terms hereof. The parties hereto and any such assignee will execute such documents and make such filings and recordings as are reasonably requested by the Lessor or the Administrative Agent to maintain the interests of the parties, preserve, protect and perfect the interest of Administrative Agent and Lessor in the Leased Property and other Collateral.

Any transfer or assignment made in violation of the above requirements shall not be effective against the other parties to this Participation Agreement until such requirements are satisfied.

(c)           The Administrative Agent, acting solely for this purpose as an agent of the Lessee, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Participants, and the Commitments of, and principal amounts (and stated interest) of the amounts owing to, each Participant pursuant to the terms hereof from time to time under this Participation Agreement or the other Operative Documents and the Collateral (including, without limitation, all or portion of the Rent owing to it) (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Lessee, the Administrative Agent and the Participants shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Participant hereunder for all purposes of this Participation Agreement and the other Operative Documents. The Register shall be available for inspection by the Lessee and any Participant, at any reasonable time and from time to time upon reasonable prior notice.

Section 12.2.                 Participations. Notwithstanding Section 12.1, any Participant may at any time sell to one or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a “Sub-Participant”) participating interests in all or a portion of its rights and obligations under this Participation Agreement or the other Operative Documents and the Collateral (including, without limitation, all or portion of the Rent owing to it) without the prior consent of the Lessee or the Administrative Agent; provided, however, that:

(a)           no participation contemplated in this Section 12.2 shall relieve such Participant from its obligations hereunder or under any other Operative Document;

(b)           such Participant shall remain solely responsible for the performance of its Commitment and such other obligations hereunder and under any Operative Documents;

(c)           the Lessee, Lessor and the Administrative Agent shall continue to deal solely and directly with such Participant in connection with such Participant’s rights and obligations under this Participation Agreement and each of the other Operative Documents;

(d)           no Sub-Participant shall be entitled to require such Rent Assignee to take or refrain from taking any action hereunder or under any other Operative Document, except for matters requiring consent of all Participants or, as applicable, all Rent Assignees; and

(e)           the Lessee shall not be required to pay any amount under this Participation Agreement that is greater than the amount which it would have been required to pay had no participating interest been sold.

Each Participant that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Lessee, maintain a register on which it enters the name and address of each Sub-Participant and the principal amounts (and stated interest) of each Sub-Participant’s interest in this Participation Agreement or the other Operative Documents and the Collateral (including, without limitation, all or portion of the Rent owing to it) (the “Sub-Participant Register”); provided that no Participant shall have any obligation to disclose all or any portion of the Sub-Participant Register (including the identity of any Sub-Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under this Participation Agreement or the other Operative Documents and the Collateral (including, without limitation, all or portion of the Rent owing to it)) to any Person except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Sub-Participant Register shall be conclusive absent manifest error, and such Participant shall treat each Person whose name is recorded in the Sub-Participant Register as the owner of such participation for all purposes of this Participation Agreement and the other Operative Documents notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Sub-Participant Register.

Section 12.3.                Withholding Taxes; Disclosure of Information; Pledge Under Regulation A. (a) If any Participant and any assignee or, or Sub-Participant in, any Rent Assignment Contribution or Lessor Amount (each such assignee or Participant, a “Recipient”) is organized under the laws of the United States of America or any State thereof, then such Recipient shall (i) furnish to the Lessor, the Administrative Agent and the Lessee in duplicate, for each taxable year of Recipient during the Term, a properly completed and executed Internal Revenue Service Form W-9 and any additional form (or such other form) as is necessary to claim complete exemption from United States withholding taxes on all payments hereunder, and (ii) provide to the Lessor, the Administrative Agent, the Guarantors and the Lessee a new Internal Revenue Service Form W-9 and any such additional form (or other such form) upon the expiration or obsolescence of any previously delivered form in accordance with applicable United States laws and regulations duly executed and completed by the Lessor or Recipient, as the case may be.

(b)           If any Recipient is organized under the laws of any jurisdiction other than the United States or any State thereof, then the Recipient shall (i) furnish to the Lessor, the Administrative Agent, the Guarantors and the Lessee in duplicate, for each taxable year of Recipient during the Term, a properly completed and executed Internal Revenue Service Form W-8 ECI, Internal Revenue Service Form W-8 BEN-E or Internal Revenue Service Form W-8 IMY, as applicable, and any additional form (or such other form) as is necessary to benefit from complete exemption from United States withholding taxes on all payments hereunder, (ii) provide to the Lessor, the Administrative Agent, the Guarantors and the Lessee a new Internal Revenue Service Form W-8 ECI, Internal Revenue Service Form W-8 BEN-E or Internal Revenue Service Form W-8 IMY, as applicable, and any such additional form (or such other form) upon the expiration or obsolescence of any previously delivered form duly executed and completed by such Recipient, and (iii) comply at all times with all applicable United States laws and regulations and all provisions of any applicable tax treaty with regard to such withholding tax exemption.

(c)           By its acceptance of an assignment of or participation in the interests, in whole or in part, of any Participant under this Participation Agreement, each assignee or Sub-Participant shall be deemed bound by the provisions set forth in this Article XII and to represent on the date it becomes a Recipient, that it is entitled to complete exemption from United States withholding taxes on all payments hereunder.

(d)           Subject to Section 15.14 hereof, the Administrative Agent or any Participant may, in connection with any assignment, participation or proposed assignment or participation permitted pursuant to this Article XII, disclose to the Recipient or proposed Recipient any information relating to the Lessee.

(e)           Anything in this Article XII to the contrary notwithstanding, any Participant may, without the consent of the Lessee, assign and pledge all or any portion of its interest in the Rent Assignment Contributions or this Participation Agreement to any Federal Reserve Bank as collateral security pursuant to Regulation A of the F.R.S. Board.

(f)           If a payment made to a Participant under any Operative Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Participant were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Participant shall deliver to the Lessee and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Lessee or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lessee or the Administrative Agent as may be necessary for the Lessee and the Administrative Agent to comply with their obligations under FATCA and to determine that such Participant has complied with such Participant’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the Restatement Date.

Article XIII
Indemnification

Section 13.1.                Indemnification.

(a)           General Indemnification. Without limitation on the rights of any Indemnitee under any other indemnification set forth in this Article XIII, whether or not any of the transactions contemplated hereby shall be consummated, Lessee shall pay and assume liability for, and does hereby agree to indemnify, protect, defend, save and keep harmless each General Indemnitee from and against any and all Claims that may be imposed on, incurred by or asserted against such General Indemnitee (whether because of action or omission by such General Indemnitee), whether or not such Claim is covered by any other indemnification under this Article XIII or such General Indemnitee shall also be indemnified as to any such Claim by any other Person, and whether or not such Claim arises or accrues after the Expiration Date, in each case under this Section 13.1(a), arising out of or in any way relating to:

(1)           any of the Operative Documents, any of the transactions contemplated thereby or any investigation, litigation or proceeding in connection therewith, and any amendment, modification or waiver in respect thereof;

(2)           the Leased Property, or any part thereof or interest therein;

(3)           the purchase, manufacturing, mortgaging, design, construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, purchase, ownership, possession, rental, lease, sublease, repossession, maintenance, repair, alteration, modification, addition or substitution, storage, transfer of title, redelivery, use, financing, refinancing, operation, condition, sale (including, without limitation, any sale or other transfer pursuant to Sections 15.1 or 16.2 of the Lease or any sale or transfer pursuant to Articles XVIII, XX or XXI of the Lease), return or other disposition of all or any part of any interest in the Leased Property or the Site or the imposition of any Lien (or incurring of any liability to refund or pay over any amount as a result of any Lien) thereon, including, without limitation: (i) Claims or penalties arising under the Purchase Agreement or any other agreements or obligations relating to the acquisition of the Site or from any violation of law or in tort (strict liability or otherwise) by Lessee, Administrative Agent, Lessor, any Participant or any other Person or with respect to the use, operation or maintenance of the Leased Property or the Site, (ii) loss of or damage to the environment (including, without limitation, investigation costs, cleanup costs, response costs, remediation and removal costs, costs of corrective action, costs of financial assurance, and all other damages, costs, fees and expenses, fines and penalties, including natural resource damages), or death or injury to any Person, and all expenses associated with the protection of wildlife, aquatic species, vegetation, flora and fauna, and any mitigating action required by or under any Environmental Laws, (iii) any Claim resulting from or related to latent or other defects in the Leased Property, whether or not discoverable, (iv) any Claims resulting from the existence or Release of any Hazardous Substance at or from the Leased Property or the Site, (v) any Claim resulting from or related to the purchase, acquisition, lease or transfer of the Leased Property, (vi) any Claim based upon a violation or alleged violation of the terms of any restriction, easement, condition or covenant or other matter affecting title to the Leased Property or the Site, (vii) the making of any Modifications in violation of any standards imposed by any insurance policies required to be maintained by the Lessee pursuant to the Lease which are in effect at any time with respect to the Leased Property or the Site or any part thereof, or (viii) any Claim for patent, trademark or copyright infringement;

(4)           the offer, issuance, sale, transfer or delivery of the Rent Assignment Contributions or Lessor Amount in accordance with the terms of the Second A&R Participation Agreement and/or this Participation Agreement, as applicable;

(5)           any inaccuracy of any representation or warranty made by Lessee or any of its Subsidiaries in any Operative Document or any certificate delivered by it with respect to any of the Operative Documents;

(6)           the transactions contemplated hereby or by any other Operative Document, in respect of the application of Parts 4 and 5 of Subtitle B of Title I of ERISA and any prohibited transaction described in Section 4975(c) of the Code other than as a result of a breach of the representation set forth in Section 8.1(d) hereof;

(7)           the retaining or employment of any broker, finder or financial advisor by the Lessee to act on its behalf in connection with this Participation Agreement; or

(8)           any other agreement entered into or assumed by Lessee or its Affiliate in connection with the Leased Property (including, in connection with each of the matters described in this Section 13.1 to which this indemnity shall apply, matters based on or arising from the negligence of any Participant Indemnitee or any General Indemnitee).

It is expressly understood and agreed that the indemnities provided for herein shall, except as otherwise provided herein, (i) survive the expiration or termination of and shall be separate and independent from any remedy under the Lease or any other Operative Document and (ii) continue to benefit a Participant that has been replaced pursuant to Section 14.9 hereof.

(b)           Exclusions from Indemnities. Notwithstanding the foregoing provisions of this Article XIII, Lessee shall not be obligated to indemnify a General Indemnitee under Section 13.1 and Lessor shall not be required to indemnify a Participant Indemnitee under Section 13.1(a) for any Claim to the extent that such Claim is attributable to: (i) criminal acts or the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final, non-appealable judgment; (ii) the breach by such Indemnitee of its representations and warranties in Section 8.1 or 8.3, as the case may be, or the breach by such Indemnitee of its covenants as set forth in this Participation Agreement or in any other Operative Document to which such Indemnitee is a party; (iii) any Claim resulting from the imposition of any Lessor Lien which such Indemnitee is responsible for discharging under the Operative Documents; (iv) acts occurring with respect to the Leased Property after any sale or taking possession pursuant to Section 16.2 of the Lease; or (v) acts occurring after the expiration or earlier termination of the Term, but, in the case of this clause (v), only to the extent not attributable to, relating to, or arising from, the Lessor’s ownership interests in the Leased Property; provided, however, that nothing in the foregoing clauses shall be deemed to exclude or limit any (x) Claim that Lessor or any Participant Indemnitee may have under any Operative Document or Applicable Laws for damages from the Lessee for breach by Lessee or the Guarantors of its representations or warranties made by it in any Operative Document or (y) any remedy under or right to damages pursuant to Article XVI of the Lease.

Section 13.2.                Nonconformance. If (a) Lessee elects the Sale Option, an Event of Default occurs, or Lessee returns the Leased Property to Lessor or Administrative Agent and (b) after paying to Lessor, for the benefit of the Participants, any amounts then due under the Operative Documents (including the Sale Option Recourse Amount), the Lease Balance shall not have been reduced to zero (0), then Lessee shall promptly pay no later than the earlier of Expiration Date and the date which is thirty (30) days following the delivery of the report described below, an amount (the “Nonconformance Amount”) not to exceed the shortfall which such report indicates is the result of extraordinary wear and tear to or excessive usage of the Leased Property, whether or not permitted under the Lease. For purposes of making the determination provided for in this Section 13.2, Lessor shall cause to be delivered to Administrative Agent and Lessee within twenty (20) days of the occurrence of the event described in the first sentence of this Section 13.2 but in any event not less than ten (10) Business Days prior to the consummation of a sale of the Leased Property, at Lessee’s sole cost and expense, a report from an appraiser selected by the Required Participants and reasonably approved by Lessee, in form and substance reasonably satisfactory to the Required Participants and using approved methods reasonably satisfactory to the Required Participants, concerning the extent to which the fact that the actual Fair Market Value of the Leased Property as of the date of determination is less than the Fair Market Value anticipated for such date in the appraisal is due to any of the factors enumerated in the preceding sentence hereof. Any Nonconformance Amounts payable by Lessee shall be distributed in accordance with Section 5.3(d).

Section 13.3.           Proceedings in Respect of Claims. With respect to any amount that the Lessee is requested by an Indemnitee to pay by reason of Section 13.1 or 13.2, such Indemnitee shall, if so requested by the Lessee and prior to any payment, submit such additional information to the Lessee as Lessee may reasonably request and which is in the possession of such Indemnitee to substantiate properly the requested payment.

In case any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall, within a reasonable period, notify the Lessee in writing of the commencement thereof; provided that failure to notify Lessee shall not alter such Indemnitee’s rights under this Section 13.3, except to the extent such failure precludes or materially impairs Lessee’s ability to conduct a defense, and the Lessee shall be entitled, at its expense, to participate in, and, to the extent that the Lessee desires to, assume and control the defense thereof through its own counsel, which shall be subject to the reasonable approval of such Indemnitee; provided, however, that the Lessee shall have acknowledged in writing its obligation to fully indemnify such Indemnitee in respect of such action, suit or proceeding and, at the request of the Indemnitee, provide an indemnity and, if requested by such Indemnitee, collateral security, reasonably satisfactory to the Indemnitee, and, the Lessee shall keep such Indemnitee fully appraised of the status of such action, suit or proceeding and shall provide such Indemnitee with all information with respect to such action, suit or proceeding as such Indemnitee shall reasonably request. Lessee must indicate its election to assume such defense by written notice to the Indemnitee within ninety (90) days following receipt of Indemnitee’s notice of the Claim, or in the case of a third party claim which requires a shorter time for response then within such shorter period as specified in the Indemnitee’s notice of Claim; provided that such Indemnitee has given Lessee notice thereof. Lessee shall not be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that, (A) in the reasonable opinion of such Indemnitee, (x) such action, suit or proceeding involves any risk of imposition of criminal liability or any material risk of imposition of material civil liability on such Indemnitee or will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on the Leased Property unless, in the case of civil liability, the Lessee shall have posted a bond or other security reasonably satisfactory to the relevant Indemnitees in respect to such risk or (y) the control of such action, suit or proceeding would involve an actual or potential conflict of interest, (B) such proceeding involves Claims not fully indemnified by the Lessee which the Lessee and the Indemnitee have been unable to sever from the indemnified Claim(s), or (C) an Event of Default has occurred and is continuing. The Indemnitee may participate in a reasonable manner at its own expense and with its own counsel in any proceeding controlled by the Lessee in accordance with the foregoing. The Lessee shall not enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under Section 13.1 or 13.2, as applicable, without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed in the case of a money settlement not involving an admission of liability of such Indemnitee.

The party controlling the defense shall consult in good faith with the other party and its counsel with respect to the defense and shall keep the non-controlling party reasonably informed as to the progress of the defense. Each Indemnitee shall supply the Lessee with such information and documents reasonably requested by the Lessee as are necessary or advisable for the Lessee to participate in any action, suit or proceeding to the extent permitted by Section 13.1 or 13.2, as applicable, and Lessee shall reimburse the Indemnitee for the reasonable out-of-pocket expenses of supplying such information and documents. Except during the occurrence of an Event of Default where Lessee or the Guarantors shall have failed to provide indemnity and, if requested by an Indemnitee, collateral security, both in form, substance and in such amounts reasonably satisfactory to each Indemnitee, no Indemnitee shall enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under Section 13.1 or 13.2, as applicable, without the prior written consent of the Lessee, which consent shall not be unreasonably withheld, unless such Indemnitee waives its right to be indemnified under Section 13.1 or 13.2, as applicable, with respect to such Claim, does not admit any criminal liability or civil liability on behalf of the Lessee in connection with such Claim, and uses reasonable efforts to advise the Lessee on the status of proceedings from time to time during the pendency of such Claim.

Upon payment in full of any Claim by the Lessee pursuant to Section 13.1 or 13.2, as applicable, to or on behalf of an Indemnitee, the Lessee, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto (other than claims in respect of insurance policies maintained by such Indemnitee at its own expense), and such Indemnitee shall execute such instruments of assignment and conveyance, evidence of claims and payment and such other documents, instruments and agreements as may be necessary to preserve any such claims and otherwise cooperate with the Lessee and give such further assurances as are necessary or advisable to enable the Lessee vigorously to pursue such claims.

Any amount payable to an Indemnitee pursuant to Section 13.1 or 13.2 shall be paid to such Indemnitee promptly, but in no event no later than thirty (30) days, after receipt of a written demand therefor from such Indemnitee, accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable; provided that the foregoing shall not limit any obligation of the Lessee to indemnify an Indemnitee for costs and expenses incurred by such Indemnitee in contesting such Claim in accordance with the terms herein.

Section 13.4.                General Tax Indemnity.

(a)           Indemnification. Without limitation on the rights of any Tax Indemnitee under any other indemnification provision of this Article XIII, and the immediately preceding sentence, the Lessee shall pay and assume liability for, and does hereby agree to indemnify, protect and defend the Leased Property and all Tax Indemnitees, and hold it and them harmless against, all Impositions on an After Tax Basis. It is expressly understood and agreed that the indemnities provided for in this Section 13.4 shall, except as otherwise provided herein, (i) survive the expiration or termination of and shall be separate and independent from any remedy under the Lease or any other Operative Document and (ii) continue to benefit a Participant that has been replaced pursuant to Section 14.9 hereof.

(b)           Contests. If any claim shall be made against any Tax Indemnitee or if any proceeding shall be commenced against any Tax Indemnitee (including a written notice of such proceeding) for any Imposition as to which the Lessee may have an indemnity obligation pursuant to this Section 13.4, or if any Tax Indemnitee shall determine that any Imposition for which the Lessee may have an indemnity obligation pursuant to this Section 13.4 may be payable, such Tax Indemnitee shall promptly (and in any event, within twenty (20) days) notify the Lessee in writing (provided that failure to so notify the Lessee within twenty (20) days shall not alter such Tax Indemnitee’s rights under this Section 13.4, except to the extent such failure precludes or materially adversely affects the ability to conduct a contest of any indemnified Taxes) and shall not take any action with respect to such claim, proceeding or Imposition without the written consent of the Lessee (such consent not to be unreasonably withheld or unreasonably delayed) for thirty (30) days after the receipt of such notice by the Lessee; provided, however, that in the case of any such claim or proceeding, if such Tax Indemnitee shall be required by law or regulation to take action prior to the end of such thirty (30) day period, such Tax Indemnitee shall in such notice to the Lessee, so inform the Lessee, and such Tax Indemnitee shall not take any action with respect to such claim, proceeding or Imposition without the consent of the Lessee (such consent not to be unreasonably withheld or unreasonably delayed) for ten (10) days after the receipt of such notice by the Lessee, unless the Tax Indemnitee shall be required by law or regulation to take action prior to the end of such ten (10) day period.

The Lessee shall be entitled for a period of thirty (30) days from receipt of such notice from the Tax Indemnitee (or such shorter period as the Tax Indemnitee has notified the Lessee is required by law or regulation for the Tax Indemnitee to commence such contest), to request in writing that such Tax Indemnitee contest the imposition of such Tax, at the Lessee’s expense. If (x) such contest can be pursued in the name of the Lessee and independently from any other proceeding involving a Tax liability of such Tax Indemnitee for which the Lessee has not agreed to indemnify such Tax Indemnitee, (y) such contest must be pursued in the name of the Tax Indemnitee, but can be pursued independently from any other proceeding involving a Tax liability of such Tax Indemnitee for which the Lessee has not agreed to indemnify such Tax Indemnitee or (z) the Tax Indemnitee so requests, then the Lessee shall be permitted to control the contest of such claim; provided that in the case of a contest described in any of clause (x), (y) or (z) above, if the Tax Indemnitee determines in good faith that such contest by the Lessee would have a material adverse impact on the business or operations of the Tax Indemnitee and provides a written explanation to the Lessee of such determination, the Tax Indemnitee may elect to control or reassert control of the contest, and provided, that by taking control of the contest, Lessee acknowledges that it is responsible for the Imposition ultimately determined to be due by reason of such claim, and provided, further, that in determining the application of clauses (x) and (y) of this sentence, each Tax Indemnitee shall take any and all reasonable steps to segregate claims for any Taxes for which the Lessee indemnifies hereunder from Taxes for which the Lessee is not obligated to indemnify hereunder, so that the Lessee can control the contest of the former. In all other claims requested to be contested by the Lessee, the Tax Indemnitee shall control the contest of such claim, acting through counsel reasonably acceptable to the Lessee. In no event shall the Lessee be permitted to contest (or the Tax Indemnitee required to contest) any claim, (A) if such Tax Indemnitee provides the Lessee with a legal opinion of independent counsel that such action, suit or proceeding involves a risk of imposition of criminal liability or will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on the Leased Property or any part of any thereof unless the Lessee shall have posted and maintained a bond or other security reasonably satisfactory to the relevant Tax Indemnitee in respect to such risk, (B) if an Event of Default has occurred and is continuing, unless the Lessee shall have posted and maintained a bond or other security reasonably satisfactory to the relevant Tax Indemnitee in respect of the Taxes subject to such claim and any and all expenses for which the Lessee is responsible hereunder reasonably foreseeable in connection with the contest of such claim, (C) unless the Lessee shall have agreed to pay and shall pay to such Tax Indemnitee on demand all reasonable out-of-pocket costs, losses and expenses that such Tax Indemnitee may incur in connection with contesting such Imposition, including all reasonable legal, accounting and investigatory fees and disbursements as well as the Impositions which are the subject of such claim to the extent the contest is unsuccessful, or (D) if such contest shall involve the payment of the Tax prior to the contest, unless the Lessee shall provide to the Tax Indemnitee an interest-free advance in an amount equal to the Imposition that the Indemnitee is required to pay (with no additional net after-tax costs (including Taxes) to such Tax Indemnitee). In addition for Tax Indemnitee controlled contests and claims contested in the name of the Tax Indemnitee in a public forum, no contest shall be required: (A) unless the amount of the potential indemnity (taking into account all similar or logically related claims that have been or could be raised in any audit involving such Tax Indemnitee for which the Lessee may be liable to pay an indemnity under this Section 13.4(b)) exceeds $50,000 and (B) unless, if requested by the Tax Indemnitee, the Lessee shall have provided to the Tax Indemnitee an opinion of counsel selected by the Lessee (which may be in-house counsel, except, in the case of income taxes indemnified hereunder, which opinion shall be that of independent tax counsel selected by the Tax Indemnitee and reasonably acceptable to the Lessee) that a reasonable basis exists to contest such claim. In no event shall a Tax Indemnitee be required to appeal an adverse judicial determination to the United States Supreme Court.

The party conducting the contest shall consult in good faith with the other party and its counsel with respect to the contest of such claim for Taxes (or claim for refund) but the decisions regarding what actions to be taken shall be made by the controlling party in its sole judgment; provided, however, that if the Tax Indemnitee is the controlling party and the Lessee recommends the acceptance of a settlement offer made by the relevant Governmental Authority and such Tax Indemnitee rejects such settlement offer then the amount for which the Lessee will be required to indemnify such Tax Indemnitee with respect to the Taxes subject to such offer shall not exceed the amount which it would have owed if such settlement offer had been accepted. In addition, the controlling party shall keep the non-controlling party reasonably informed as to the progress of the contest, and shall provide the non-controlling party with a copy of (or appropriate excerpts from) any reports or claims issued by the relevant auditing agents or taxing authority to the controlling party thereof, in connection with such claim or the contest thereof.

Each Tax Indemnitee shall supply the Lessee with such information and documents reasonably requested by the Lessee as are necessary or advisable for the Lessee to participate in any action, suit or proceeding to the extent permitted by this Section 13.4(b), and the Lessee shall promptly reimburse such Indemnitee for the reasonable out-of-pocket expenses of supplying such information and documents. Except during the occurrence of an Event of Default where Lessee and/or the Guarantors shall have failed to provide indemnity and, if requested by a Tax Indemnitee, collateral security, both in form, substance and in such amounts reasonably satisfactory to each Tax Indemnitee, no Tax Indemnitee shall enter into any settlement or other compromise or fail to appeal an adverse ruling with respect to any claim which is entitled to be indemnified under this Section 13.4 (and with respect to which contest is required under this Section 13.4(b)) without the prior written consent of the Lessee, unless such Tax Indemnitee waives its right to be indemnified under this Section 13.4 with respect to such claim.

Notwithstanding anything contained herein to the contrary, a Tax Indemnitee will not be required to contest (and the Lessee shall not be permitted to contest) a claim with respect to the imposition of any Tax if (i) such Tax Indemnitee shall waive its right to indemnification under this Section 13.4 with respect to such claim (and any claim with respect to such year or any other taxable year, the contest of which is materially adversely affected as a result of such waiver) or (ii) such Tax is the sole result of a claim of a continuing and consistent nature, which claim has previously been resolved against the relevant Tax Indemnitee (unless a change in law or facts has occurred since such prior adverse resolution and Lessee provides an opinion of independent tax counsel to the effect it is more likely than not that such change in law or facts will result in a favorable resolution of the claim at issue).

(c)           Payments.

(i)           To, or for the Account of, a Tax Indemnitee. Any Imposition indemnifiable under this Section 13.4 shall be paid directly when due to the applicable taxing authority if direct payment is practicable and permitted. If direct payment to the applicable taxing authority is not permitted or is otherwise not made, any amount payable to a Tax Indemnitee pursuant to this Section 13.4 shall be paid within thirty (30) days after receipt of a written demand therefor from such Tax Indemnitee, accompanied by a written statement describing in reasonable detail the amount so payable, but not before two (2) Business Days prior to the date that the relevant Taxes are due. Any indemnification payments made pursuant to this Section 13.4 shall be made directly to the Tax Indemnitee entitled thereto in immediately available funds at such bank or to such account as specified by the Tax Indemnitee in written directions to the Lessee, or, if no such direction shall have been given, by check of the Lessee payable to the order of the Tax Indemnitee by certified mail, postage prepaid at its address as set forth in this Participation Agreement. Upon the request of any Tax Indemnitee with respect to a Tax that the Lessee is required to pay, the Lessee shall furnish to such Tax Indemnitee the original or a certified copy of a receipt for the Lessee’s payment of such Tax or such other evidence of payment as is reasonably acceptable to such Tax Indemnitee.

(ii)           To the Lessee. (x) If any Tax Indemnitee actually shall realize a Tax benefit (whether by way of deduction, or use of a credit) with respect to a Tax not indemnifiable hereunder which, in the Tax Indemnitee’s reasonable determination, would not have been realized but for any Tax with respect to which the Lessee has reimbursed or indemnified such Tax Indemnitee pursuant to the Operative Documents, which benefit was not previously taken into account in determining the amount of the Lessee’s payment to such Tax Indemnitee, such Tax Indemnitee shall pay to the Lessee an amount equal to the amount of such Tax benefit, increased by any actual Tax savings realized by such Tax Indemnitee and net of any additional Taxes and any expenses related to obtaining the Tax benefit actually borne by such Tax Indemnitee as a result of such payment (a “Grossed-Up Basis”); provided, however, that as long as an Event of Default is continuing any such amounts may be applied against any amounts due and owing by Lessee under the Lease; provided further, however, that no Tax Indemnitee shall be required to pay to the Lessee any Tax benefit to the extent such payment would be greater than the amount of such Taxes in respect of which the reimbursement or indemnification was paid by the Lessee, reduced by all prior payments by such Tax Indemnitee under this Section 13.4(c)(ii)(x) in respect of such amount; any payment to the Lessee which is so limited shall, to the extent of such unpaid excess, be carried over and shall be available to offset any future obligations of the Lessee under this Section 13.4. If such repaid Tax benefit is thereafter lost, the additional Tax payable shall be treated as a Tax indemnifiable hereunder without regard to the exclusions set forth in clauses (i) through (ix) of the definition of Impositions.

(y)           Upon receipt by a Tax Indemnitee of a refund or the benefit of a credit which in the Tax Indemnitee’s reasonable determination was derived all or in part from any Taxes paid or indemnified against by the Lessee, which refund or credit was not previously taken into account in determining the amount of the Lessee’s payment to such Tax Indemnitee, such Tax Indemnitee shall pay to the Lessee, on a Grossed-Up Basis, an amount equal to the amount of such refund, plus any interest received by or credited to such Tax Indemnitee with respect to such refund; provided, however, that as long as an Event of Default is continuing any such amounts may be applied against any amounts due and owing by Lessee under the Lease; provided, further, however, that no Tax Indemnitee shall be required to pay to the Lessee any refund or credit to the extent such refund or credit is greater than the amount of Taxes in respect of which payment or indemnification was made by the Lessee, reduced by all prior payments by such Tax Indemnitee under this Section 13.4(c)(ii)(y) in respect of such amount. If such repaid refund or credit is thereafter lost, the additional Tax payable shall be treated as a Tax indemnifiable hereunder without regard to the exclusions set forth in clauses (i) through (ix) of the definition of Impositions.

(d)           Reports. In the case of any report, return or statement required to be filed with respect to any Taxes that are subject to indemnification under this Section 13.4 and of which the Lessee has knowledge, the Lessee shall promptly notify the Tax Indemnitee of such requirement and, at the Lessee’s expense (i) if the Lessee is permitted (unless otherwise requested by the Tax Indemnitee) by Applicable Laws, timely file such report, return or statement in its own name or (ii) if such report, return or statement is required to be in the name of or filed by such Tax Indemnitee or the Tax Indemnitee otherwise requests that such report, return or statement be filed in the name of or by such Tax Indemnitee, the Lessee shall prepare such report, return or statement for filing by such Tax Indemnitee in such manner as shall be satisfactory to such Tax Indemnitee and send the same to the Tax Indemnitee for filing no later than fifteen (15) days prior to the due date therefor. In any case in which the Tax Indemnitee will file any such report, return or statement, the Lessee shall, upon written request of such Tax Indemnitee, provide such Tax Indemnitee with such information as is reasonably necessary to allow the Tax Indemnitee to file such report, return or statement.

(e)           Withholding Taxes. (i) Except as otherwise required by law, each payment to an Indemnitee under or contemplated by any Operative Document shall be free of Withholding Taxes (including any Withholding Taxes in respect of payments pursuant to this Section 13.4) and the Lessee agrees to indemnify, protect, defend and hold harmless the Tax Indemnitees against all such Withholding Taxes. If any such withholding is so required, the Lessee shall make the withholding and pay the amount withheld to the appropriate taxing authority before penalties attach thereto or interest accrues thereon. The Lessee shall forthwith pay the relevant Tax Indemnitee an amount that, after making all required deductions (including deductions applicable to additional sums payable under this Section), equals the amount that would have been paid if such withholding had not been required. Notwithstanding the first sentence of this Section 13.4(e), the Lessee shall not be required to make any additional payment to or on behalf of a Tax Indemnitee pursuant to this paragraph on account of:

(A)           Withholding Taxes while they are being contested in accordance with Section 13.4(b), so long as such Tax Indemnitee shall be receiving all payments required to be made to it without reduction for any such Withholding Taxes;

(B)           Withholding Taxes imposed on an assignee or transferee on the day of the assignment or transfer to the extent of the excess of such Withholding Taxes over the total amount of Withholding Taxes that would have been imposed on the transferor on the date of the transfer had there not been an assignment or transfer;

(C)           Withholding Taxes imposed on a Recipient to the extent of the excess of such Withholding Taxes over the total amount of the Withholding Taxes that would have been imposed had such Recipient not relocated its Applicable Lending Office after the date on which it became a Recipient;

(D)           Withholding Taxes resulting from the gross negligence, willful misconduct, or fraud of the Tax Indemnitee or any of its Affiliates or the breach of the Operative Documents by the Tax Indemnitee including directing the Lessor to engage in any activity not permitted under the Operative Documents;

(E)           Withholding Taxes imposed under the laws of any jurisdiction other than the United States, or any state or local jurisdiction thereof, or any jurisdiction where such Tax is imposed solely as a result of the Lessee making the payment from such jurisdiction;

(F)           Withholding Taxes imposed under FATCA due to the failure of a Recipient to comply with the provisions of Section 12.3; and

(G)           Withholding Taxes imposed on any Recipient that would have been imposed under then Applicable Law as of the date such Person becomes a Recipient.

If the Lessee pays any amount to a Tax Indemnitee with respect to Withholding Taxes required to be withheld by law but not subject to indemnity pursuant to this Section 13.4, such Tax Indemnitee shall reimburse the Lessee within thirty (30) days of written demand therefor for the amount so paid by the Lessee; provided that, if such Tax Indemnitee fails to reimburse the Lessee within such thirty (30) days, such Tax Indemnitee shall thereafter be obligated to reimburse the Lessee for such amount together with interest on such amount at the Overdue Rate from the date such reimbursement was due until the date it is paid.

(ii)           For purposes of this Section 13.4, it shall be assumed that the Lease constitutes a loan for United States federal income tax purposes (as is the parties’ intention).

(f)           Disclosure. The parties agree that any party to this Participation Agreement (and each employee, representative, or other agent of such party) may disclose the tax aspects of the transactions contemplated by this Participation Agreement and the structural aspects of these transactions as they relate to such tax aspects without limitation of any kind on such disclosure.

Section 13.5.                 After Tax Basis. If an Indemnitee shall not be entitled to a corresponding and equal deduction with respect to any payment or Tax which Lessee is required to pay or reimburse under any other provision of this Article XIII (each such payment or reimbursement under this Article XIII, an “original payment”) and which original payment constitutes income to such Indemnitee when accrued or received, then Lessee shall pay to, or for the account of, such Indemnitee on demand the amount of such original payment on an After Tax Basis.

Section 13.6.                 [Reserved.]

Section 13.7.                 Environmental Indemnity. Without limitation of the other provisions of this Article XIII, Lessee hereby agrees to indemnify, hold harmless and defend each Indemnitee, in each case, from and against any and all Claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings (including informal proceedings) and orders, judgments, remedial action, requirements, enforcement actions of any kind, and all reasonable and documented costs and expenses incurred in connection therewith (including reasonable and documented attorneys’ and/or paralegals’ fees and expenses), including all costs incurred in connection with any investigation or monitoring of the condition of the Leased Property or any clean-up, remedial, removal or restoration work required or conducted by any Governmental Authority or required by Environmental Laws (collectively, “Environmental Claims”), arising in whole or in part, out of:

(a)           the presence on, under or around the Leased Property or any portion thereof of any Hazardous Substance, or any Release of any Hazardous Substance on, under, from, onto or around the Leased Property or any portion thereof,

(b)           any activity, including, without limitation, construction, carried on or undertaken on the Leased Property or any portion thereof or off the Leased Property, and whether by Lessee or any of its Affiliates or any predecessor in title or any employees, agents, sublessees, contractors or subcontractors of Lessee, any of its Affiliates or any predecessor in title, or any other Persons (including such Indemnitee), in connection with the investigation, handling, treatment, remediation, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Substance that at any time has been or is Released, located or present on, under or around, or that at any time has or may migrate, flow, percolate, diffuse or in any way move onto or under the Leased Property or any portion thereof, or any activity that aggravates, contributes to or exacerbates existing environmental conditions or results in a violation of existing deed restrictions,

(c)           loss of or damage to any property or the environment arising from, or in any way related to, the Leased Property or Lessee or any of its Affiliates (including, without limitation, investigation costs, clean-up costs, response costs, remediation, restoration and removal costs, cost of corrective action, costs of financial assurance, fines and penalties and natural resource damages), or death or injury to any Person, and all expenses associated with the protection of wildlife, aquatic species, vegetation, flora and fauna, and any mitigating action required by or under Environmental Laws, in each case arising from, or in any way related to, the Leased Property, Lessee, any of its Affiliates or the Overall Transaction or any portion thereof,

(d)           any claim concerning lack of compliance with Environmental Laws in connection with the Leased Property, or any act or omission causing an environmental condition that requires remediation or would allow any Governmental Authority to record a Lien against the Leased Property or any portion thereof, or

(e)           any residual contamination on or under any of the Leased Property, or affecting any natural resources, and any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Substance, in each case arising from, or in any way related to, the Leased Property, Lessee, any of its Affiliates, or the Overall Transaction or any portion thereof, and irrespective of whether any of such activities were or will be undertaken in accordance with Applicable Laws.

Notwithstanding the foregoing provisions of this Section 13.7, Lessee shall not be obligated to indemnify an Indemnitee under this Section 13.7 for any Claim (i) to the extent that such Claim is attributable to the gross negligence or willful misconduct of such Indemnitee, (ii) to the extent attributable to acts occurring after any sale or taking possession pursuant to Section 16.2 of the Lease or (iii) to the extent attributable to acts occurring after the expiration or earlier termination of the Term, but, in the case of this clause (iii), only to the extent not attributable to, arising from, or relating to, the Lessor’s ownership interests in the Leased Property. It is expressly understood and agreed that the indemnities provided for in this Section 13.7 shall, except as otherwise provided herein, (i) survive the expiration or termination of and shall be separate and independent from any remedy under the Lease or any other Operative Document and (ii) continue to benefit a Participant that has been replaced pursuant to Section 14.9 hereof.

Article XIV
Contingent Term SOFR and Other Costs

Section 14.1.           Term SOFR Rate Lending Unlawful. If any Participant shall reasonably determine (which determination shall, upon notice thereof to the Lessee and the Participants, be conclusive and binding on the Lessee and which notice shall be withdrawn whenever the applicable circumstances no longer exist) that the introduction of or any change in or in the interpretation of any applicable law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Participant to make available, continue or maintain any Rent Assignment Contribution or Lessor Amount that bears Yield based upon the Term SOFR Rate, as the case may be, the obligation of such Participant to make available, continue or maintain any such Rent Assignment Contribution or Lessor Amount, as the case may be, on a Term SOFR Rate basis shall, upon such determination, forthwith be suspended (unless such Participant determines in its sole discretion that it can continue to make any Rent Assignment Contribution or Lessor Amount based upon the Term SOFR Rate at one of its lending offices where such action would not be deemed unlawful) until such Participant shall notify the Lessee and Lessor that the circumstances causing such suspension no longer exist and, to the extent required by any such introduction of or change in or in the interpretation of any law, all Rent Assignment Contributions and Lessor Amount, as the case may be, of such Participant shall automatically accrue Yield at the Alternate Base Rate (unless and until a Successor Rate has been determined in accordance with Section 14.10(b)) either (a) on the last day of the then current Interest Period applicable to such Rent Assignment Contribution or Lessor Amount, as the case may be, if such Participant may lawfully continue to maintain and fund such Rent Assignment Contribution or Lessor Amount, or (b) immediately if such Participant shall determine that it may not lawfully continue to maintain and fund such Rent Assignment Contribution or Lessor Amount, as the case may be, to such day or sooner, if required by such law or assertion.

Section 14.2.           [Reserved].

Section 14.3.           Increased Costs, etc. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Authority after the Restatement Date increases or would increase the cost other than in respect of Taxes, except for withholding taxes imposed as the result of any change in law, regulation or treaty first enacted, promulgated or signed after the Restatement Date (and without limiting Lessee’s obligations pursuant to Sections 13.4, 13.5 or 14.6 hereof), to any Participant of, or reduces or would reduce the amount of any sum receivable by, such Participant in respect of making available, continuing or maintaining (or of its obligation to make available, continue or maintain) or prevents or would prevent any Participant from being legally entitled to a complete exemption from withholding as described in Section 12.3 with respect to, any Rent Assignment Contributions or Lessor Amount, as the case may be, then the Lessee shall from time to time, within thirty (30) days of demand by such Participant together with the certificate referred to below (with a copy of such demand and certificate to the Administrative Agent), pay to the Administrative Agent for the account of such Participant additional amounts sufficient to compensate such Participant for such increased cost; provided, that no Participant shall be entitled to demand such compensation more than ninety (90) days following the later of such Participant’s incurrence or sufferance thereof and such Participant’s actual knowledge of the event giving rise to such Participant’s rights under this Section; provided further, however, that the foregoing provision shall in no way limit the right of any Participant to demand or receive such compensation to the extent that such compensation relates to the retroactive application of any law, regulation, guideline or request if such demand is made within ninety (90) days after the implementation of such retroactive law, interpretation, guideline or request. A reasonably detailed certificate as to the nature and amount of such increased cost, submitted to the Lessee and the Administrative Agent by such Participant in good faith, shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted or issued.

Section 14.4.    Funding Losses. In the event any Participant shall incur any loss or out-of-pocket expense (including any Break Costs and any loss or out-of-pocket expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Participant to make available, continue or maintain any portion of the principal amount of any Rent Assignment Contribution or Lessor Amount, as the case may be, but in any such case excluding loss of anticipated profits) as a result of:

(a)            any conversion or repayment or prepayment of the principal amount of any Rent Assignment Contribution or Lessor Amount, as the case may be, on a date other than the scheduled last day of the Interest Period applicable thereto, or

(b)            [Omitted],

then, upon the written notice of such Participant to the Lessee (with a copy to Lessor), the Lessee shall, within thirty (30) days after its receipt thereof, pay directly to such Participant as Supplemental Rent such amount (determined on the basis of such Participant’s standard practices) as will reimburse such Participant for such loss or out-of-pocket expense. Such written notice (which shall include calculations in sufficiently reasonable detail to indicate the incurrence and amount of such loss and out-of-pocket expense) shall be presumed correct and binding on the Lessee absent demonstrable error. Notwithstanding anything herein to the contrary, Lessee shall not be required to compensate a Participant pursuant to this Section for any amounts under this Section 14.4 incurred more than one hundred twenty (120) days prior to the date that such Participant notifies Lessee of such amount and of such Participant’s intention to claim compensation therefor.

Section 14.5.    Increased Capital Costs. If any Participant reasonably determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) issued, promulgated or made, as the case may be, after the Restatement Date affects or would affect the amount or liquidity of capital required or expected to be maintained by such Participant or any corporation controlling such Participant and that the amount or liquidity of such capital is increased by or based upon the existence of such Participant’s Commitment hereunder and other commitments of this type then, within thirty (30) days of demand by such Participant together with the certificate referred to below (with a copy of such demand and certificate to the Administrative Agent), the Lessee shall pay to the Administrative Agent for the account of such Participant, from time to time as specified by such Participant, additional amounts sufficient to compensate such Participant or such corporation in the light of such circumstances, to the extent that such Participant determines such increase in capital to be allocable to the existence of such Participant’s Commitment hereunder or the Fundings made by such Participant hereunder; provided, that no Participant shall be entitled to demand such compensation if more than ninety (90) days following the later of such Participant’s incurrence or sufferance thereof and such Participant’s actual knowledge of the event giving rise to such Participant’s rights under this Section; provided further, however, that the foregoing proviso shall in no way limit the right of any Participant to demand or receive such compensation to the extent that such compensation relates to the retroactive application of any law, regulation, guideline or request described above if such demand is made within one hundred twenty (120) days after the implementation of such retroactive law, interpretation, guidelines or request. A reasonably detailed certificate as to such amounts submitted to the Lessee and the Administrative Agent by such Participant in good faith shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted or issued.

Section 14.6.    After Tax Basis. Lessee shall pay all amounts owing by it under this Article XIV on an After Tax Basis.

Section 14.7.    Applicability of Certain Sections. The provisions of Sections 14.1 through 14.6 are applicable to the Lessor and the Participants in connection with any funding or maintenance thereof by reference to the Term SOFR Rate, and not otherwise.

Section 14.8.    Funding Office. If the Lessee is required to pay additional amounts to or for the account of any Participant pursuant to Sections 13.4, 14.1 to 14.3 or Section 14.5, to the extent applicable, then such Participant will agree to use reasonable efforts to reduce or eliminate any claim for compensation thereunder, including, without limitation, to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the sole judgment of such Participant, is not otherwise disadvantageous to such Participant.

Section 14.9.    Replacement of Participants. (a) If (i) any Participant shall make demand for payment under Section 14.3 or 14.5, or shall deliver any notice to the Administrative Agent pursuant to Section 14.1 resulting in the suspension of certain obligations of such Participant with respect to the accrual of Yield based upon the Term SOFR Rate, (ii) any Participant is a Non-Renewing Participant, (iii) any Participant shall refuse to consent to any amendment, modification or waiver which has been approved by the Required Participants but can only become effective upon the consent of all Participants, all Rent Assignees, each Participant affected thereby or each Rent Assignee affected thereby, as the case may be, or (iv) any Recipient becomes subject to a Withholding Tax or any other Tax in respect of which Lessee is required to pay additional amounts pursuant to Section 13.4, then within sixty (60) days of such demand, failure to consent or refusal, Lessee may elect to replace such Participant as a party to this Participation Agreement (or, if later with respect to any Non-Renewing Participant, prior to the Renewal Effective Date); provided that, concurrently with such replacement, (1) another Eligible Assignee designated by the Lessee shall agree, as of such date, to (x) purchase for cash all (but not less than all) of the outstanding Participant Balance of such Participant being replaced (other than amounts, if any, paid by the Lessee pursuant to subclause (2) below) pursuant to an Assignment Agreement and (y) become a Participant for all purposes under this Participation Agreement and to comply with the requirements of Section 12.1, and (2) Lessee shall pay to such Participant being replaced in same day funds on the day of such replacement (x) all interest, fees and other amounts then accrued but unpaid to such Participant by Lessee hereunder to and including the date of termination (other than amounts, if any, paid by the replacement Participant pursuant to subclause (1) above), and (y) an amount, if any, which would have been due to such Participant under Section 14.4 hereof if such Participant’s Rent Assignment Contribution and/or Lessor Amount had been prepaid rather than assigned.

(b)           The Administrative Agent and the Lessor hereby agree to reasonably cooperate with the Lessee, at Lessee’s sole cost and expense, in Lessee’s efforts to arrange one or more replacement Participants as contemplated by this Section 14.9.

(c)            Each party hereto agrees that an assignment required pursuant to this Section 14.9 may be effected pursuant to an Assignment Agreement executed by the Lessee, the Administrative Agent and the assignee, and the Participant required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Participant, provided that any such documents shall be without recourse to or warranty by the parties thereto.

Section 14.10.       Inability to Determine Rates.

(a)            If (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (x) no Successor Rate has been determined in accordance with Section 14.10(b), and the circumstances under clause (i) of Section 14.10(b) or the Scheduled Unavailability Date has occurred, or (y) adequate and reasonable means do not otherwise exist for determining Term SOFR for any Interest Period, or (ii) the Administrative Agent or the Required Participants determine that for any reason that Term SOFR for any Interest Period does not adequately and fairly reflect the cost to such Participants of their Funding, then the Administrative Agent will promptly so notify the Lessee and each Participant.

Thereafter, the obligation of the Participants to maintain the Advances at the Term SOFR Rate shall be suspended (to the extent of the affected Advances or Interest Periods), and until the Administrative Agent (or, in the case of a determination by the Required Participants described in clause (ii) of this Section 14.10(a) and any such Advance (to the extent of the affected Advances or Interest Periods) shall bear Yield on an Alternate Base Rate basis (unless and until a Successor Rate has been determined in accordance with Section 14.10(b)), until the Administrative Agent upon instruction of the Required Participants) revokes such notice.

(b)          Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Participation Agreement or any other Operative Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Lessee or Required Participants notify the Administrative Agent (with, in the case of the Required Participants, a copy to the Lessee) that the Lessee or Required Participants (as applicable) have determined, that:

(i)            adequate and reasonable means do not exist for ascertaining Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)          CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide Term SOFR after such specific date (the latest date on which Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period for Yield calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Operative Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for Yield calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Participation Agreement or any other Operative Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all Yield payments will be payable on a monthly basis on the applicable Payment Date.

Notwithstanding anything to the contrary herein or in any other Operative Document, (x) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (y) if the events or circumstances of the type described in Section 14.10(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Lessee may amend this Participation Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 14.10 at the end of any Interest Period with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Participants and the Lessee unless, prior to such time, Participants comprising the Required Participants have delivered to the Administrative Agent written notice that such Required Participants object to such amendment. If no Successor Rate is agreed to by Administrative Agent and Lessee, the Rent Assignment Contribution Amount and the Lessor Amount will be deemed to bear Yield on an Alternate Base Rate basis until a Successor Rate is so agreed to by Administrative Agent and Lessee. The Administrative Agent will promptly (in one or more notices) notify the Lessee and each Participant of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0%, the Successor Rate will be deemed to be 0% for the purposes of this Participation Agreement and the other Operative Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Operative Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Participation Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Lessee and the Participants reasonably promptly after such amendment becomes effective.

Article XV
Miscellaneous

Section 15.1.     Survival of Agreements. All covenants, agreements, representations and warranties in the Operative Documents made by the respective parties thereto and in the certificates or other instruments delivered in connection with or pursuant to any Operative Document shall be considered to have been relied upon by the other parties hereto and thereto and shall survive the execution and delivery of the Operative Documents and the making of the Advance, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any party hereto or thereto may have had notice or knowledge of any default or incorrect representation or warranty at the time any credit is extended hereunder or thereunder, and shall continue in full force and effect until the Lease Balance has been paid in full and the Commitments have expired or been terminated. The provisions of Article XIII and Sections 14.3, 14.4, 14.5, 15.15, 15.16 and 15.17 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Lease Balance, the expiration or termination of the Commitments or the termination of this Participation Agreement or any other Operative Document or any provision hereof or thereof.

Section 15.2.     No Broker, Etc. Except for Lessee’s and the Guarantors’ dealing with Banc of America Leasing & Capital, LLC, as the Arranger, each of the parties hereto represents to the others that it has not retained or employed the Arranger, or any broker, finder or financial advisor to act on its behalf in connection with this Participation Agreement, nor has it authorized the Arranger, or any broker, finder or financial adviser retained or employed by any other Person so to act, nor has it incurred any fees or commissions to which Lessor, Administrative Agent or any Participant might be subjected by virtue of their entering into the Overall Transaction. Any party who is in breach of this representation shall indemnify and hold the other parties harmless from and against any liability arising out of such breach of this representation.

Section 15.3.     Notices. (a) Unless otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be in writing and shall be deemed to have been duly given and shall be effective: (i) in the case of notice by letter, the earlier of when delivered to the addressee by hand or courier if delivered on a Business Day and, if not delivered on a Business Day, the first Business Day thereafter or on the third Business Day after depositing the same in the mails, registered or certified mail, postage prepaid, return receipt requested, (ii) in the case of a prepaid delivery to a reputable national overnight air courier service, on the Business Day following such date of delivery, and (iii) in the case of notice by facsimile or bank wire, when receipt is confirmed if delivered on a Business Day and, if not delivered on a Business Day, the first Business Day thereafter, addressed as provided on Schedule III hereto, or to such other address as any of the parties hereto may designate by written notice. Notices and other communications delivered through Electronic Systems, to the extent provided in Section 15.3(b) below, shall be effective as provided in such Section 15.3(b).

(b)            Notices and other communications to the Participants under the Operative Documents may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent. The Administrative Agent, the Lessee or any Guarantor may, in its discretion, agree to accept notices and other communications to such party under the Operative Documents by electronic communications pursuant to procedures approved by such party; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)            Each Participant agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Lessee Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Lessee Communications to such Participant for purposes of this Participation Agreement and other applicable Operative Documents. Each Participant agrees (i) to notify the Administrative Agent in writing of such Participant’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Participant becomes a party to this Participation Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Participant) and (ii) that any Notice may be sent to such e-mail address.

(d)            The Lessee agrees that the Administrative Agent may, but shall not be obligated to, make any Lessee Communications available to the Participants by posting the Lessee Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system in connection with the transactions contemplated hereby (the “Approved Electronic Platform”).

(e)            Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Original Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Participants and the Lessee acknowledge and agree that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Participant that are added to the Approved Electronic Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Participants and the Lessee hereby approve distribution of the Lessee Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(f)           THE APPROVED ELECTRONIC PLATFORM AND THE LESSEE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE.” THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE LESSEE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE LESSEE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE LESSEE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE LESSEE, ANY GUARANTOR, ANY PARTICIPANT OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF TRANSMISSION OF COMMUNICATIONS BY THE LESSEE, ANY GUARANTOR, THE LESSOR OR THE ADMINISTRATIVE AGENT THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM EXCEPT WITH RESPECT TO ACTUAL OR DIRECT DAMAGES TO THE EXTENT DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF ANY APPLICABLE PARTY; PROVIDED THAT ANY LESSEE COMMUNICATION OR ANY OTHER DISSEMINATION OR DISCLOSURE OF ANY INFORMATION (AS DEFINED IN SECTION 15.14) TO ANY PARTICIPANTS, PROSPECTIVE PARTICIPANTS, SUB-PARTICIPANTS OR PROSPECTIVE SUB-PARTICIPANTS OR, TO THE EXTENT SUCH DISCLOSURE IS OTHERWISE PERMITTED BY SECTION 15.14, TO ANY OTHER PERSON THROUGH THE APPROVED ELECTRONIC PLATFORM SHALL BE MADE SUBJECT TO THE ACKNOWLEDGEMENT AND ACCEPTANCE BY SUCH PERSON THAT SUCH LESSEE COMMUNICATION OR SUCH OTHER INFORMATION IS BEING DISSEMINATED OR DISCLOSED ON A CONFIDENTIAL BASIS (ON TERMS SUBSTANTIALLY THE SAME AS SET FORTH IN SECTION 15.14 OR OTHERWISE REASONABLY ACCEPTABLE TO THE ADMINISTRATIVE AGENT AND THE LESSEE), WHICH SHALL IN ANY EVENT REQUIRE “CLICK THROUGH” OR OTHER AFFIRMATIVE ACTIONS ON THE PART OF THE RECIPIENT TO ACCESS SUCH COMMUNICATION OR SUCH OTHER INFORMATION.

(g)            Each of the Participants and the Lessee agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Lessee Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(h)            Nothing herein shall prejudice the right of the Lessee, any Guarantor, the Administrative Agent or any Participant to give any notice or other communication pursuant to any Operative Document in any other manner specified in such Operative Document.

Section 15.4.     Counterparts. (a)  This Participation Agreement, any Operative Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Participation Agreement or any Operative Document (each a “Communication”), including Communications required to be in writing, may, if agreed by the Lessor and Administrative Agent, be in the form of an Electronic Record and may be executed using Electronic Signatures, including, without limitation, facsimile and/or .pdf. Each of the parties hereto agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent, Lessor and each of the Rent Assignees of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format for transmission, delivery and/or retention. Any party hereto may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent, Lessor and each of the Rent Assignees shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of Lessee or a Guarantor without further verification and regardless of the appearance or form of such Electronic Signature and (ii) upon the request of the Administrative Agent, Lessor or any Rent Assignee, any Communication executed using any Electronic Signature shall be promptly followed by a manually executed, original counterpart.  For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

(b)            Neither the Administrative Agent nor Lessor (except that Lessor shall be responsible for its representations and warranties made with respect to itself) shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Operative Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s or Lessor’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent and Lessor shall be entitled to rely on, and shall incur no liability under or in respect of this Participation Agreement or any other Operative Document by acting upon, any Communication or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Operative Documents for being the maker thereof).

(c)            Each of the parties hereto hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Participation Agreement and/or any other Operative Document based solely on the lack of paper original copies of this Participation Agreement and/or such other Operative Document, and (ii) any claim against the Administrative Agent, Lessor and/or any Rent Assignee for any liabilities arising solely from the Administrative Agent’s, Lessor’s and/or any Rent Assignee’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Lessee or any Guarantor to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

(d)            Each of the parties hereto represents and warrants to the other parties that it has the corporate or other requisite organizational capacity and authority to execute this Participation Agreement and any other Communication through electronic means and there are no restrictions on doing so in that party’s constitutive documents.

Section 15.5.     Amendments. Except as provided in Section 14.10(b), no Operative Document nor any of the terms thereof may be terminated, amended, restated, supplemented, waived or modified without the written agreement or consent of Administrative Agent, Lessee and the Required Participants; provided, however, that Section 15.19 hereof may not be terminated, amended, restated, supplemented, waived or modified without the written agreement or consent of the Arranger; and provided, further, that such termination, amendment, supplement, waiver or modification shall require the written agreement or consent of each Participant if such termination, amendment, supplement, waiver or modification would:

(a)            modify any of the provisions of this Section 15.5, change the definition of “Required Participants” or modify or waive any provision of an Operative Document expressly requiring consent, approval or action by each Participant or each Affected Participant;

(b)            amend, modify, waive or supplement any of the provisions of Sections 4.1, 4.2, 4.5, 4.7 and 5.3 hereof or Sections 2.5, 2.6 or 2.7 of the Rent Assignment Agreement or the definitions of “Applicable Margin,” “Yield Rate”;

(c)            reduce, modify, amend or waive any fees or indemnities in favor of any Participant, including without limitation amounts payable pursuant to Article XIII (except that any Person may consent to any reduction, modification, amendment or waiver of any indemnity payable to it);

(d)            modify, postpone, reduce or forgive, in whole or in part, any payment of Rent (other than pursuant to the terms of the Operative Documents), any Rent Assignment Contribution or Lessor Amount, the Lease Balance, the Rent Assignment Contribution Balance, Sale Option Recourse Amount, Permitted Development Area Release Payment, amounts due pursuant to Section 20.2 of the Lease or Yield (except that any Person may consent to any modification, postponement, reduction or forgiveness of any payment of any Fees payable to it or, subject to clause (c) above, any other amount payable to it under the Lease or this Participation Agreement), modify the definition or method of calculation of Rent (other than pursuant to the terms of the Operative Documents), Rent Assignment Contribution or Lessor Amounts, Lease Balance, Rent Assignment Contribution Balance, Lessor Balance, Sale Option Recourse Amount, Commitment, Participant Balance or any other definition which would affect the amounts to be advanced or which are payable under the Operative Documents;

(e)            consent to any assignment of the Lease (other than any assignment or sublease permitted by Article VI of the Lease) by the Lessee releasing the Lessee from its obligations in respect of the payments of Rent, Rent Assignment Contribution Balance, Lessor Balance or Lease Balance or changing the absolute and unconditional character of such obligations;

(f)             except as provided in the Operative Documents, (i) release of any Lien granted by the Lessee or the Lessor under the Operative Documents, (ii) release of any Guarantor under the Guaranty or release the Guaranty or (iii) modify Section 1 of the Guaranty, or modify or waive any obligation of the Guarantor that relates to an obligation of the Lessee expressly requiring consent, approval or action by each Participant or each Affected Participant;

(g)            amend, release or waive compliance with the terms of Section 16.1(h), (i) or (j) of the Lease with respect to the Lessee or the Parent Guarantor; or

(h)            increase the Aggregate Commitment Amount without the consent of each Participant.

Without limiting the foregoing, (1) no increase in the Commitment of any Participant shall occur without the consent of such Participant and (2) no amendment, supplement, waiver or modification to the Operative Documents (A) shall be effective with respect to the definitions of “Excepted Rights” and “Excepted Payments,” the Rent Assignment Agreement, the Assignment of Leases, Articles VI, IX, X, XI, XIII, XIX or XX of the Lease, Article XII of this Participation Agreement or any definitions used therein, unless Lessor has agreed to such amendment, supplement, waiver or modification or (B) which increases the Lessor’s obligations under the Operative Documents or adversely affect the Lessor’s rights or its interest under the Operative Documents or the Leased Property, without the Lessor’s prior written consent. Notwithstanding anything to the contrary in this Section 15.5, any amendment or modification pursuant to Section 14.10(b) hereof or of the financial covenants in the Guaranty (or of any defined terms set forth in any Operative Document that are used in the financial covenants in the Guaranty) shall not constitute a reduction in the rate of interest, Yield or fees for purposes of this Section 15.5 even if the effect of such amendment or modification would be to reduce the rate of Yield or to reduce any fee payable under any of the Operative Documents.

Section 15.6.     Obligations. The Lessee shall pay, as Supplemental Rent, when due, all costs, expenses and other amounts (other than the principal and Yield on the Rent Assignment Contributions which are payable to the extent otherwise required by the Operative Documents) required to be paid by the Lessor to or on behalf of the Administrative Agent or the Rent Assignees under the Rent Assignment Agreement and any Security Instrument.

Section 15.7.     Headings, Etc. The Table of Contents and headings of the various Articles and Sections of this Participation Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

Section 15.8.     Parties in Interest. Except as provided in Section 15.19 and as otherwise expressly provided herein, none of the provisions of this Participation Agreement is intended for the benefit of any Person except the parties hereto. Except as otherwise specifically provided for in an Operative Document, the Lessee shall not assign or transfer any of its rights or obligations under the Operative Documents without the prior written consent of the Required Participants.

Section 15.9.   Governing Law. This Participation Agreement shall in all respects, except as set forth in the proviso, be governed by the internal law of the State of New York as to all matters of construction, validity and performance, without regard to conflicts of law principles, except Title 14 of Article 5 of the New York general obligations law; provided, however, that with respect to the creation, perfection, effect of perfection, priority and enforcement of security interests and liens in the Leased Property and Collateral, such matters shall be governed by the laws of the State of New York and, to the extent applicable, the Uniform Commercial Code of such State (including the choice of law rules under such Uniform Commercial Code).

Section 15.10.    Severability. Any provision of this Participation Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 15.11.    Further Assurances. The parties hereto shall promptly cause to be taken, executed, acknowledged or delivered, at the reasonable expense of the Lessee, all such further acts, conveyances, documents and assurances as the other parties may from time to time reasonably request in writing in order to carry out more effectively the intent and purposes of this Participation Agreement and the other Operative Documents and the Overall Transaction, including, without limitation, to establish, preserve, protect and perfect the right, title and interest of Lessor and Administrative Agent in the Leased Property, the Lien of Lessor or the Administrative Agent, as applicable, in the other Collateral, and/or any Participant’s rights under this Participation Agreement and the other Operative Documents (including, without limitation, the preparation, execution and filing of any and all UCC Financing Statements (including precautionary financing statements) and other filings or registrations which the parties hereto may from time to time reasonably request in writing to be filed or effected). The Lessee, at its own expense and without the need of any prior request from any other party, shall take such action as may be necessary (including any action specified in the preceding sentence), or (if the Lessor shall so request) as so requested, in order to maintain and protect all Liens and security interests provided for hereunder or under any other Operative Document.

Section 15.12.    Submission to Jurisdiction. Each party hereto irrevocably and unconditionally:

(a)            submits for itself and its property in any legal action or proceeding relating to this Participation Agreement or any other Operative Document, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in the borough of Manhattan, and appellate courts from any thereof;

(b)            consents that any such action or proceedings may be brought to such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)            agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth on Schedule III or at such other address of which the other parties hereto shall have been notified pursuant to Section 15.3; and

(d)            agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall affect the right that any Participant or the Administrative Agent may otherwise have to sue in any other jurisdiction.

Section 15.13.        Waiver of Jury Trial. THE PARTIES HERETO VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS PARTICIPATION AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY OF THE PARTIES HERETO AND THERETO. THE PARTIES HERETO HEREBY AGREE THAT THEY WILL NOT SEEK TO CONSOLIDATE ANY SUCH LITIGATION WITH ANY OTHER LITIGATION IN WHICH A JURY TRIAL HAS NOT OR CANNOT BE WAIVED. THE PROVISIONS OF THIS SECTION 15.13 HAVE BEEN FULLY NEGOTIATED BY THE PARTIES HERETO AND SHALL BE SUBJECT TO NO EXCEPTIONS. EACH PARTY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER OPERATIVE DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OTHER PARTY ENTERING INTO THIS PARTICIPATION AGREEMENT AND EACH OTHER OPERATIVE DOCUMENT.

Section 15.14.   Confidentiality. Each of the Participants, the Arranger and the Administrative Agent shall keep confidential, and shall not disclose, any information (other than information (a) publicly available other than as a result of a breach of this Section or (b) that becomes available to the Participants, the Arranger or the Administrative Agent on a non-confidential basis from a source other than a party hereto or Lessee, any Guarantor or any of their respective Related Parties) that it obtains about the Lessee, the Guarantors or their respective Affiliates or their respective business or securities or the books and records of Lessee, the Guarantors or their respective Affiliates or relating to the Leased Property (collectively, the “Information”), except that such party may disclose such Information (i) to the extent required by Applicable Laws, (ii) to its Affiliates and its and such Affiliates’ respective attorneys, auditors, accountants and other professional advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); provided that the disclosing Administrative Agent or Participant, as applicable, shall be responsible for compliance by such Persons with the provisions of this Section 15.14, (iii) in connection with the enforcement of its rights or remedies under the Operative Documents, (iv) to any Participant, transferee, potential Participant or potential transferee of such disclosing party’s interests permitted by the Operative Documents; provided such Participant, transferee, potential Participant or potential transferee agrees to the terms of this Section 15.14, and (v) to any federal or state banking authority or other regulatory authority having jurisdiction over such Participant, the Arranger or Administrative Agent or any of their respective Affiliates.

EACH OF THE ADMINISTRATIVE AGENT AND EACH PARTICIPANT ACKNOWLEDGES THAT SUCH INFORMATION REFERRED TO ABOVE FURNISHED TO IT PURSUANT TO OR IN CONNECTION WITH THIS PARTICIPATION AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE LESSEE, ANY GUARANTOR AND THEIR RESPECTIVE RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY OR ON BEHALF OF THE LESSEE OR ANY GUARANTOR OR THE ADMINISTRATIVE AGENT PURSUANT TO, IN CONNECTION WITH OR OTHERWISE IN THE COURSE OF ADMINISTERING, THIS PARTICIPATION AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LESSEE, THE GUARANTORS AND THEIR RESPECTIVE RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH PARTICIPANT REPRESENTS TO THE LESSEE AND THE GUARANTORS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 15.15.    Limited Liability of Lessor. The parties hereto agree that the Lessor shall have no personal liability whatsoever to Lessee, the Rent Assignees, Administrative Agent or any of their respective successors and assigns for any Claim based on or in respect of this Participation Agreement or any of the other Operative Documents or arising in any way from the Overall Transaction; provided, however, that the Lessor shall be liable in its individual capacity: (a) for its own willful misconduct or gross negligence (or negligence in the handling of funds), (b) for liabilities that may result from the inaccuracy or incorrectness of any representation or warranty made by it in this Participation Agreement or in any certificate or document delivered pursuant hereto, or from the failure of the Lessor to perform the covenants and agreements set forth in Section 10.1 hereof or any other breach by the Lessor of any of its other covenants or obligations hereunder or under any of the other Operative Documents, (c) any Lessor Lien attributable to it, (d) for any Tax based on, with respect to or measured by any income, fees, commission, compensation or other amounts received by it as compensation for services (including for acting as Lessor) or otherwise under, or as contemplated by, the Operative Documents and (e) as otherwise expressly provided in the Operative Documents; provided, further, in no event shall Lessor’s liability exceed its interest in the Facility (except that, notwithstanding this proviso, Lessor shall remain liable for actual damages caused by its gross negligence or willful misconduct).

Section 15.16.    Limited Liability of Administrative Agent. The parties hereto agree that Administrative Agent, in its individual capacity, shall have no personal liability whatsoever to Lessee, Lessor, the Rent Assignees or any of their respective successors and assigns for any Claim based on or in respect of this Participation Agreement or any of the other Operative Documents or arising in any way from the Overall Transaction; provided, however, that Administrative Agent shall be liable in its individual capacity: (a) for its own willful misconduct or gross negligence (or, to the extent Administrative Agent receives funds from any party hereto or any Guarantor, its negligence in the handling of funds) and, to each Participant for the breach of its obligations to such Participant in respect of the Operative Documents and the Leased Property, (b) for liabilities that may result from the incorrectness of any representation or warranty expressly made by it in this Participation Agreement or from its failure to perform the covenants and agreements set forth in this Participation Agreement or any other Operative Document, or (c) for any Tax based on or measured by any fees, commission or compensation received by it for actions contemplated by the Operative Documents. It is understood and agreed that, except as provided in the preceding proviso, Administrative Agent shall have no personal liability under any of the Operative Documents as a result of acting pursuant to and consistent with any of the Operative Documents.

Section 15.17.    Payment of Transaction Expenses and Other Costs.

(a)            Transaction Expenses and Continuing Expenses. Subject to clause (b) below, as and when any portion of Transaction Expenses becomes due and payable, including the continuing fees, expenses and disbursements (including reasonable and documented counsel fees) of Lessor, as Lessor under the Lease and Administrative Agent under the Operative Documents, such Transaction Expenses shall be paid by Lessee as Supplemental Rent (it being acknowledged that the Transaction Expenses that were due and payable prior to the Restatement Date were previously paid).

(b)            Amendments, Supplements and Appraisal. Without limitation of the foregoing, Lessee agrees to pay to the Participants and Administrative Agent all reasonable and documented out-of-pocket costs and expenses (limited, in the case of legal fees, to reasonable and documented legal fees and expenses of special counsel to Administrative Agent and Lessor) incurred by any of them in connection with: (i) the considering, evaluating, investigating, negotiating and entering into or giving or withholding of any amendments or supplements or waivers or consents with respect to any Operative Document; (ii) any Event of Loss, Specified Significant Environmental Event or termination of the Lease or any other Operative Document; (iii) the negotiation and documentation of any restructuring or “workout,” whether or not consummated, of any Operative Document; (iv) the enforcement of the rights or remedies under the Operative Documents; or (v) any transfer by Lessor or a Participant of any interest in the Operative Documents during the continuance of an Event of Default.

Section 15.18.    Reproduction of Documents. This Participation Agreement, all documents constituting an Appendix, Schedule or Exhibit hereto, and all documents relating hereto received by a party hereto, including, without limitation: (a) consents, waivers and modifications that may hereafter be executed; (b) documents received by the Participants or Lessor in connection with the receipt and/or acquisition of the Leased Property; and (c) financial statements, certificates, and other information previously or hereafter furnished to Lessor, Administrative Agent or any Participant may be reproduced by the party receiving the same by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. Each of the parties hereto agrees and stipulates that, to the extent permitted by law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such party in the regular course of business) and that, to the extent permitted by law, any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 15.18 shall not prohibit the Lessee, the Guarantors or any other party hereto from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 15.19.    Role of Arranger. Each party hereto acknowledges hereby that it is aware of the fact that Banc of America Leasing & Capital, LLC has acted as an “Arranger” with respect to the Overall Transaction. The parties hereto acknowledge and agree that Arranger and its Affiliates, including Bank of America, N.A., have not made any representations or warranties concerning, and that they have not relied upon the Arranger as to, the tax, accounting or legal characterization or validity of (i) the Operative Documents or (ii) any aspect of the Overall Transaction. The parties hereto acknowledge and agree that the Arranger has no duties, express or implied, under the Operative Documents in its capacity as Arranger. The parties hereto further agree that Section 5.1, Section 15.2, Section 15.17(a) and this Section 15.19 are for the express benefit of the Arranger, and the Arranger shall be entitled to rely thereon as if it were a party hereto.

Section 15.20.    Retention of Consultants. In connection with any matters to be determined or resolved by an independent engineer, an independent environmental consultant or other third party expert, Administrative Agent is hereby authorized to retain any such third party consultant reasonably acceptable to Lessee, at Lessee’s reasonable cost and expense, in accordance with the terms of the Operative Document calling for or requiring the appointment of such third party consultant.

Section 15.21.    Liability Limited. No Participant shall have any obligation to any other Participant or to the Lessee, the Lessor or the Administrative Agent with respect to the Overall Transaction, except those obligations of such Participant expressly set forth in the Operative Documents or except as set forth in the instruments delivered in connection therewith, and no Participant shall be liable for performance by any other party hereto of such other party’s obligations under the Operative Documents, except as otherwise so set forth.

Section 15.22.    Deliveries to Participants. Lessee may fulfill its obligations hereunder and under each of the other Operative Documents to provide any item (other than any notices) to any Participant by providing sufficient copies of such item directly to the Administrative Agent, along with the costs of postage, with instructions to the Administrative Agent to deliver such item to such Participant; provided that this Section 15.22 shall not apply with respect to notices and other communications made pursuant to Section 15.3(b) hereof or the last paragraph of Section 8(a) or 8(b) of the Guaranty.

Section 15.23.    USA Patriot Act Notice. Each Participant that is subject to the Patriot Act hereby notifies Lessee, the Guarantors and Lessor that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Lessee, the Guarantors and Lessor, which information includes the name and address of Lessee, the Guarantors and Lessor and other information that will allow such Participant, as applicable, to identify Lessee and Lessor, as applicable, in accordance with the Patriot Act.

Section 15.24.    No Advisory or Fiduciary Responsibility. (a) In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Operative Document), the Lessee acknowledges and agrees that: (i) (A) the services regarding this Participation Agreement provided by the Administrative Agent and the Participants are arm’s-length commercial transactions between the Lessee, on the one hand, and the Administrative Agent and the Participants, on the other hand, (B) Lessee has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Lessee is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Operative Documents; (ii) (A) the Administrative Agent and each Participant is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Lessee or any other Person and (B) neither the Administrative Agent nor any Participant has any obligation to the Lessee or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Operative Documents; and (iii) the Administrative Agent and the Participants and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Lessee and its Affiliates, and neither the Administrative Agent, nor any Participant has any obligation to disclose any of such interests to the Lessee or any of its Affiliates. None of the Administrative Agent and the Participants will use confidential information obtained from or on behalf of Lessee or any Guarantor by virtue of the transactions contemplated by the Operative Documents or its other relationships with Lessee or any Guarantor in connection with the performance by the Administrative Agent or such Participant of services for other companies, and none of the Administrative Agent and the Participants will furnish any such information to other companies. To the fullest extent permitted by law, the Lessee hereby waives and releases any claims that it may have against the Administrative Agent, or any Participant with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

(b)            The Administrative Agent hereby informs the Participants that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Lease Balance and the Operative Documents, (ii) may recognize a gain if it extended the Advance or the Rent Assignment Contribution for an amount less than the amount being paid for an interest in the Advance or the Rent Assignment Contribution by such Participant or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Operative Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 15.25.    Certain Confidentiality Obligations of Lessee. Lessee shall keep confidential, and shall not disclose, any information (other than information publicly available other than as a result of a breach of this Section) that it obtains about the Lessor pursuant to Section 10.1(i), except that Lessee may disclose such information (i) to the extent required by Applicable Laws, (ii) to its Affiliates and its and such Affiliates’ respective attorneys, auditors, accountants and other professional advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); provided that the Lessee shall be responsible for compliance by such Persons with the provisions of this Section 15.25, (iii) in connection with the enforcement of its rights or remedies under the Operative Documents, (iv) to any assignee or potential assignee of Lessee’s interests permitted by the Operative Documents; provided such assignee or potential assignee agrees to the terms of this Section 15.25, and (v) to any regulatory authority having jurisdiction over Lessee or any of its Affiliates.

Section 15.26.    Effect of Restatement. This Participation Agreement shall be effective as of, and the Second A&R Participation Agreement shall be amended and restated as set forth in this Participation Agreement on, the Restatement Date. The parties hereto acknowledge and agree, however, that (a) this Participation Agreement and the other Operative Documents do not constitute a novation or termination of the Obligations under and as defined in the Second A&R Participation Agreement or under the other Operative Documents as in effect immediately prior to the Restatement Date, (b) such Obligations are in all respects continuing with only the terms being modified from and after the Restatement Date as provided in this Participation Agreement and the other Operative Documents, (c) the Guaranty, as amended and restated as of the Restatement Date, is in all respects continuing and remains in full force and effect with respect to all Liabilities (as defined therein), (d) except as provided for in, or contemplated by, the Operative Documents, the mortgage, liens and security interests in favor of the Lessor securing payment of such Obligations are in all respects continuing and in full force and effect with respect to all Obligations and (e) except to the extent the context requires otherwise, from and after the Restatement Date, all references in the other Operative Documents to the “Participation Agreement” and all other references in the other Operative Documents originally applicable to the Second A&R Participation Agreement shall be deemed to refer without further amendment to this Participation Agreement, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

Article XVI
The Administrative Agent

Section 16.1.    Appointment. Each Participant hereby irrevocably designates and appoints the Administrative Agent as its agent under this Participation Agreement and the other Operative Documents, and each such Participant irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Participation Agreement and the other Operative Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Participation Agreement and the other Operative Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Participation Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Operative Documents, or any fiduciary relationship with any Participant or any other party to the Operative Documents, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Participation Agreement or any other Operative Document or otherwise exist against the Administrative Agent.

Section 16.2.    Delegation of Duties. The Administrative Agent may execute any of its duties under this Participation Agreement and the other Operative Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of agents or attorneys-in-fact selected by it with reasonable care.

Section 16.3.    Exculpatory Provisions. Neither the Administrative Agent (in its capacity as such) nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Participation Agreement or any other Operative Document, except for its or such Person’s own willful misconduct or gross negligence (or negligence in the handling of funds) or (b) responsible in any manner to any Participant or any other party to the Operative Documents for any recitals, statements, representations or warranties made by the Lessor or the Lessee or the Guarantors or any officer thereof contained in this Participation Agreement or any other Operative Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Participation Agreement or any other Operative Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Participation Agreement or any other Operative Document or for any failure of the Lessor or the Lessee or the Guarantors to perform their respective obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Participant or any other party to the Operative Documents to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Participation Agreement or any other Operative Document, or to inspect the properties, books or records of the Lessor, the Guarantors or the Lessee.

Section 16.4.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Rent Assignment Contribution Amount, Lessor Amount, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile message, statement, order or other document or other written communication believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Lessor or the Lessee), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Rent Assignment Contribution or Lessor Amount as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent, in accordance with the Rent Assignment Agreement or this Participation Agreement, as applicable. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Participation Agreement or any other Operative Document unless it shall first receive the advice or concurrence of the Required Participants, or it shall first be indemnified to its reasonable satisfaction by the applicable Participants against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Participation Agreement and the other Operative Documents in accordance with a request of the Required Participants, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Participants and all future assigns and transferees. Wherever in the Operative Documents the consent or approval of the Administrative Agent is required, in giving any such consent or approval the Administrative Agent may rely upon, or make its approval subject to, the directions of or consent or approval from the Required Participants.

Section 16.5.    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Participant referring to this Participation Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Participants, Lessor and the Lessee. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Participants; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Participants, subject to any applicable terms of the Operative Documents.

Section 16.6.    [Reserved].

Section 16.7.    Administrative Agent in Its Individual Capacity. Each Participant acknowledges that Bank of America, N.A. is acting as Administrative Agent hereunder. Bank of America, N.A. and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Lessor, the Lessee and their Affiliates as though it was not the Administrative Agent hereunder and under the other Operative Documents and without notice to or consent of the Participants. Each Participant acknowledges that, pursuant to such activities, Bank of America, N.A. or its Affiliates may receive information regarding the Lessee, the Guarantors, Lessor or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of the Lessee, Lessor or their respective Affiliates) and acknowledges that such Persons shall be under no obligation to provide such information to them.

Section 16.8.         Successor Administrative Agent. The Administrative Agent may resign at any time by giving thirty (30) days prior written notice thereof to the Participants and the Lessee and may be removed at any time with or without cause by the Required Participants. Upon any such resignation or removal, the Required Participants shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Participants, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Required Participants’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Participants, appoint a successor Administrative Agent, which shall be a commercial bank described in clause (a) or (b) of the definition of “Eligible Assignee” with an office in New York, New York (or an Affiliate of any such bank) and have a combined capital and surplus of at least $150,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Participation Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XVI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Participation Agreement. Notwithstanding the foregoing if no Event of Default shall have occurred and be continuing, then no successor Administrative Agent shall be appointed under this Section 16.8 without the prior written consent of the Lessee, which consent shall not be unreasonably withheld or delayed.

Section 16.9.         Non-Reliance on Administrative Agent. Each Participant acknowledges that it has, independently and without reliance upon the Administrative Agent or any of its Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Participation Agreement. Each Participant also acknowledges that it will, independently and without reliance upon the Administrative Agent or any of its Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Participation Agreement, any other Operative Document or any related agreement or any document furnished hereunder or thereunder.

Section 16.10.       Release of Collateral and Guarantors. Administrative Agent and the Participants acknowledge and agree that Lessee shall be a third party beneficiary of Section 5.2 of the Rent Assignment Agreement with respect to the provisions set forth therein regarding the release of Liens and the Guaranty and related matters specified in such section and any similar provisions contained in the Assignment of Leases.

Section 16.11.       Recovery of Erroneous Payments . Without limitation of any other provision in this Participation Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Participant, whether or not in respect of an Obligation due and owing by the Lessee at such time, where such payment is a Rescindable Amount, then in any such event, each Participant receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Participant in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and an overnight rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Participant irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Participant promptly upon determining that any payment made to such Participant comprised, in whole or in part, a Rescindable Amount. A notice of the Administrative Agent to any Participant with respect to any amount owing under this Section 16.11 shall be conclusive, absent manifest error. As used herein, “Rescindable Amount” means any payment that the Administrative Agent makes for the account of any of the Participants hereunder or under any of the other Operative Documents as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies: (1) the Lessee has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Lessee (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment.

[End of Page]
[Signature Pages Follow]

In Witness Whereof, the parties hereto have caused this Third Amended and Restated Participation Agreement to be duly executed by their respective officers or other authorized signatories thereunto duly authorized as of the day and year first above written.

Old Saw Mill Holdings LLC, as Lessee

By:	/s/ Leonard N. Brooks
Name: Leonard N. Brooks
Title: Treasurer

[Signature Page to Third Amended and Restated Participation Agreement]

BA Leasing BSC, LLC, as Lessor

By:	/s/ Erin M. Parks
Name: Erin M. Parks
Title: Vice President

[Signature Page to Third Amended and Restated Participation Agreement]

Bank of America, N.A., not in its individual capacity, except as expressly stated herein, but solely as Administrative Agent

By:	/s/ Aamir Saleem
Name: Aamir Saleem
Title: Vice President

[Signature Page to Third Amended and Restated Participation Agreement]

BA Leasing BSC, LLC, as a Rent Assignee

By:	/s/ Erin M. Parks
Name: Erin M. Parks
Title: Vice President

[Signature Page to Third Amended and Restated Participation Agreement]

MUFG Bank, Ltd., as a Rent Assignee

By:	/s/ Elaine Lee
Name: Elaine Lee
Title: Director

[Signature Page to Third Amended and Restated Participation Agreement]

JPMorgan Chase Bank, N.A., as a Rent Assignee

By:	/s/ Eduardo Lopez Peiro
Name: Eduardo Lopez Peiro
Title: Vice President

[Signature Page to Third Amended and Restated Participation Agreement]

U.S. Bank National Association, as a Rent Assignee

By:	/s/ Michael West
Name: Michael West
Title: Senior Vice President

[Signature Page to Third Amended and Restated Participation Agreement]

Fifth Third Bank, National Association, as a Rent Assignee

By:	/s/ Eric Staczek
Name: Eric Staczek
Title: Senior Vice President

[Signature Page to Third Amended and Restated Participation Agreement]

Citibank, N.A., as a Rent Assignee

By:	/s/ Eugene Yermash
Name: Eugene Yermash
Title: Vice President

[Signature Page to Third Amended and Restated Participation Agreement]

The Northern Trust Company, as a Rent Assignee

By:	/s/ Eric Siebert
Name: Eric Siebert
Title: Senior Vice President

[Signature Page to Third Amended and Restated Participation Agreement]

PNC Bank, National Association (Successor-by-merger to PNC Equipment Finance, LLC), as a Rent Assignee

By:	/s/ Samuel E. Hackett
Name: Samuel E. Hackett
Title: Senior Vice President

[Signature Page to Third Amended and Restated Participation Agreement]

Citizens Asset Finance, a division of Citizens Bank, N.A., as a Rent Assignee

By:	/s/ Sandra Buonaiuto
Name: Sandra Buonaiuto
Title: Assistant Vice President

[Signature Page to Third Amended and Restated Participation Agreement]

Definitions and Interpretation

(a)           Interpretation. In each Operative Document, unless a clear contrary intention appears:

(i)            the definitions of terms herein or in any Operative Document shall apply equally to the singular and plural forms of the terms defined;

(ii)            any reference in any Operative Document to any Person shall be construed to include such Person’s successors and assigns (subject to any applicable restrictions on assignments or transfers set forth in the Operative Documents) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, and any reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)          whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(iv)          any definition of or reference to any agreement (including any Operative Document), instrument or other document in any Operative Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any applicable restrictions on such amendments, restatements, supplements or modifications set forth in the Operative Documents);

(v)           any definition of or reference to any statute, rule or regulation or any other Applicable Law shall be construed as referring thereto as from time to time amended, restated, supplemented or otherwise modified (including by succession of comparable successor laws);

(vi)          reference in any Operative Document to any Article, Section, Appendix, Schedule or Exhibit means such Article or Section of such Operative Document or Appendix, Schedule or Exhibit to such Operative Document;

(vii)         the words “herein,” “hereof” and “hereunder,” and words of similar import in any Operative Document, shall be construed to refer to such Operative Document in its entirety and not to any particular provision of such Operative Document;

(viii)        the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(ix)           relative to the determination of any period of time, “from” means “from and including” and “to,” “until” and “through” means “to but excluding”;

(x)            the word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities;

Appendix 1
(to Third Amended and Restated Participation Agreement)

(xi)           the word “will” shall be construed to have the same meaning and effect as the word “shall”; and

(xii)          any reference in any Operative Document to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person, and any division of a limited liability company shall constitute a separate Person under such Operative Document (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

(b)           Accounting Terms; GAAP; Pro Forma Calculations. (i) Except as otherwise expressly provided in any Operative Document, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Parent Guarantor or Lessee notifies the Administrative Agent that the Lessee requests an amendment to any provision of any Operative Document to eliminate the effect of any change occurring after the Original Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Lessee that the Required Participants request an amendment to any provision of any Operative Document for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained in any Operative Document, (x) all terms of an accounting or financial nature used in any Operative Document shall be construed, and all computations of amounts and ratios referred to in any Operative Document shall be made, without giving effect to (1) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Guarantor or Lessee or any Subsidiary at “fair value,” as defined therein, and (2) any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (y) notwithstanding any modification or interpretative change to GAAP after the Bank Credit Agreement Effective Date (including any such modification or change as a result of any treatment of leases under any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect to that of Accounting Standards Codification 842), any obligations relating to any of the following shall be deemed to be obligations relating to an operating lease and shall not constitute Capital Lease Obligations under the Operative Documents: (1) a lease that was or would have been accounted for by such Person as an operating lease as of the Bank Credit Agreement Effective Date, (2) any Specified Lease Arrangements of such Person or (3) any lease or arrangement similar to any of the foregoing entered into after the Bank Credit Agreement Effective Date by such Person or an Affiliate thereof. For the avoidance of doubt, it is understood and agreed that a lease or other arrangement that would be accounted for by such Person as an operating lease under Accounting Standards Codification 842 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) shall also be treated as an operating lease.

(ii)           All pro forma computations required to be made under any Operative Document giving effect to any Acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated after giving pro forma effect thereto (and, in the case of any pro forma computation made under any Operative Document, to determine whether such Acquisition, disposition or issuance, incurrence or assumption of Indebtedness or other transaction is not prohibited to be consummated under the Participation Agreement or Guaranty) immediately after giving effect to such Acquisition, disposition or issuance, incurrence or assumption of Indebtedness (and to any other such transaction consummated since the first day of the period for which such pro forma computation is being made and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered after the Original Closing Date pursuant to Section 8(a)(i) or 8(a)(ii) of the Guaranty, and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of, any related incurrence or reduction of Indebtedness and any related cost savings, operating expense reductions and synergies, all in accordance with (and, in the case of cost savings, operating expense reductions and synergies, to the extent permitted by) Article 11 of Regulation S-X under the Securities Act; provided that no pro forma computation required to be made under any Operative Document shall make or result in any pro forma adjustment to Consolidated EBITDA for any Drug Acquisition or Exclusive License. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness).

(iii)          Any computation of any financial ratio or other financial metric made or required to be made under any Operative Documents as of the end of, or with respect to a period that includes, a fiscal quarter that ended prior to the Restatement Date (including the computation of the financial covenants contained in the Guaranty for the period ended December 31, 2022) shall be calculated and determined in accordance with the definitions and other relevant provisions of the Operative Documents, as in effect from time to time from and after the Restatement Date.

(c)           Conflict in Operative Documents. If there is any conflict between any Operative Documents, such Operative Document shall be interpreted and construed, if possible, so as to avoid or minimize such conflict, but, to the extent (and only to the extent) of such conflict, (i) the Participation Agreement shall prevail and control or (ii) if such conflict is between the Lease and any other Operative Document other than the Participation Agreement, the Lease shall prevail and control. Notwithstanding anything to the contrary in any Operative Document, for any Payment Date occurring on or prior to the Restatement Date, Basic Rent shall be calculated and paid in accordance with applicable provisions of the Operative Documents, as in effect prior to the Restatement Date.

(d)           Legal Representation of the Parties. The Operative Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring the Operative Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

(e)            Yield Rates. The Administrative Agent does not warrant, or accept responsibility for, nor shall the Administrative Agent have any liability with respect to, the administration or submission of or any other matter related to the rates in the definition of “Term SOFR Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate or the effect of any of the foregoing.

(f)            Defined Terms. Unless a clear contrary intention appears, terms defined herein have the respective indicated meanings when used in each Operative Document.

“Acquisition” means (i) any acquisition (whether by purchase, merger, consolidation or otherwise) or series of related acquisitions by the Parent Guarantor or any Subsidiary of (a) all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line (including rights in respect of any drug or other pharmaceutical product) or line of business of) any Person, or (b) all or substantially all the Equity Interests in a Person or division or line of business of a Person, (ii) a Drug Acquisition or (iii) an Exclusive License to develop and commercialize a drug or other product line of any Person.

“Acquisition Holiday” is defined in Section 9(f) of the Guaranty.

“Additional Lease Renewal Term” is defined at Section 4.7(a) of the Participation Agreement.

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent under the Participation Agreement, or any successor administrative agent pursuant to the terms of the Operative Documents.

“Administrative Agent Fee Letter” means the fee letter dated the Second A&R Participation Agreement Execution Date, between Lessee and Administrative Agent.

“Advance” means the advance by Lessor on March 3, 2017, to the Administrative Agent for the benefit of the Lessee, of (a) amounts Funded by the Lenders pursuant to Article III of the Original Participation Agreement, which amounts referred to in this clause (a), effective as of the Second Restatement Date, were converted to Rent Assignment Contributions Funded, or deemed Funded, by the Rent Assignees pursuant to Article III of the Second A&R Participation Agreement, and (b) the Lessor Amount funded by Lessor pursuant to Article III of the Original Participation Agreement.

“Advance Request” means the Advance Request executed and delivered by the Lessee on February 28, 2017, in connection with the Original Participation Agreement.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Transferee” is defined in Article VI of the Lease.

“After Tax Basis” means, with respect to any payment to be received (to the extent the receipt of such payment constitutes taxable income to such recipient), the amount of such payment increased so that, after deduction of the amount of all Taxes (including any Taxes payable by reason of inclusion of such amount in income other than as excluded by the definition of Impositions, and assuming for this purpose that the recipient of such payment is subject to taxation at the highest Federal and applicable state and local marginal rates applicable to such recipient for the year in which such income is taxable) required to be paid by the recipient (less any tax savings, credits, deductions or other quantifiable tax benefits that are reasonably expected to be realized, utilizing the same tax rate assumptions as set forth in the immediately preceding parenthetical phrase, and the present value of any tax savings projected, utilizing the same tax rate assumptions as set forth in the immediately preceding parenthetical phrase, that are reasonably expected to be realized by the recipient as a result of the payment of the indemnified amount) with respect to the receipt by the recipient of such amounts, such increased payment (as so reduced) is equal to the payment otherwise required to be made.

“Aggregate Commitment Amount” means Seven Hundred Twenty Million Dollars ($720,000,000.00).

“Alternate Base Rate” means, on any date with respect to any Rent Assignment Contribution or Lessor Amount, a fluctuating rate of interest per annum equal to the higher of (A) the rate of interest most recently announced by Bank of America, N.A. in the United States from time to time as its “prime rate,” and (B) the Federal Funds Effective Rate most recently determined by Administrative Agent plus 0.50% per annum, plus the Applicable Margin. If either of the aforesaid rates or their equivalent changes from time to time after the Restatement Date, the Alternate Base Rate shall be automatically increased or decreased, if appropriate and as the case may be, without notice to Lessee or any Participant, effective from and including the effective date of such change. The “prime rate” is a rate set by Bank of America, N.A. based upon various factors including Bank of America, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

“Annual Modification Cap” is defined in Section 10.1(b) of the Lease.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and all similar laws, rules, and regulations of any jurisdiction applicable to Parent Guarantor or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations (including Environmental Laws), ordinances, codes and administrative or judicial precedents or authorities, including official rulings and interpretations thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof having the force of law or with which affected Persons customarily comply, and all applicable orders, judgments, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Applicable Lending Office” means, for each Participant, the office, branch, affiliate or correspondent bank of such Participant set forth as the Applicable Lending Office for such Participant on Schedule III to the Participation Agreement, as applicable, or such other office, branch, affiliate or correspondent bank of such Participant (or of an Affiliate of such Participant) as such Participant may from time to time specify to the Administrative Agent and Lessee by written notice as the office from which its Rent Assignment Contribution or Lessor Amount, as applicable, and accruing Yield at the Term SOFR Rate are made available and maintained.

“Applicable Margin” means, for any day, with respect to the Rent Assignment Contributions and the Lessor Amount, as the case may be, the applicable rate per annum set forth below under the caption “Applicable Margin for Rent Assignment Contributions” or “Applicable Margin for Lessor Amount,” as the case may be, based upon the Pricing Level applicable on such date:

Pricing Level	Applicable Margin for Rent Assignment Contributions	Applicable Margin for Lessor Amount
I.	1.00%	1.30%
II.	1.125%	1.425%
III.	1.250%	1.550%
IV.	1.375%	1.675%

For purposes hereof: (i) Pricing Level I and Ratings Level A are equivalent and correspond to each other, and they are the highest levels for purposes of this definition, (ii) Pricing Level II, Leverage Level 2 and Ratings Level B are equivalent and correspond to each other, and they are the second highest levels for purposes of this definition, (iii) Pricing Level III, Leverage Level 3 and Ratings Level C are equivalent and correspond to each other, and they are the third highest levels for purposes of this definition and (iv) Pricing Level IV, Leverage Level 4 and Ratings Level D are equivalent and correspond to each other, and they are the lowest levels for purposes of this definition.

At any time of determination, the Pricing Level shall be determined by reference to the higher of the Leverage Level and the Ratings Level then in effect (or if Ratings Level A is then in effect, solely by reference to Ratings Level A).

Leverage Level Determination

Leverage Level	Total Leverage Ratio
1.	N/A
2.	< 1.00 to 1.00
3.	> 1.00 to 1.00 but < 2.00 to 1.00
4.	> 2.00 to 1.00

Unless Ratings Level A is then in effect, if at any time the Parent Guarantor fails to deliver the Financials on or before the date such Financials are due pursuant to Section 8(a) of the Guaranty, Leverage Level 4 shall be deemed applicable for the period commencing three (3) Business Days after such required date of delivery and ending on the date which is three (3) Business Days after such Financials are actually delivered, after which the Leverage Level shall be determined in accordance with this definition, as applicable.

Except as otherwise provided in the paragraph below or in the immediately preceding paragraph, adjustments, if any, to the Leverage Level then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Leverage Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change).

Notwithstanding anything to the contrary set forth in this definition, Leverage Level 2 shall be deemed to be applicable from the Restatement Date until the Administrative Agent’s receipt of the applicable financial statements for the Parent Guarantor’s first full fiscal quarter ending after the Restatement Date and adjustments to the Leverage Level then in effect shall thereafter be effected in accordance with the terms of this definition.

Ratings Level Determination

Ratings Level	Index Debt Rating (S&P/Moody’s)
A.	BBB+/Baa1 or higher
B.	BBB/Baa2
C.	BBB-/Baa3
D.	BB+/Ba1 or lower

For purposes of the foregoing, (i) if neither Moody’s nor S&P shall have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a Ratings Level in Level D; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Ratings Levels, the Ratings Level shall be based on the higher of the two ratings unless one of the two ratings is two or more Ratings Levels lower than the other, in which case the Ratings Level shall be determined by reference to the Ratings Level next below that of the higher of the two ratings; (iii) if only one of S&P and Moody’s shall have in effect a rating for the Index Debt, the Ratings Level shall be determined by reference to the available rating; and (iv) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Parent Guarantor to the Administrative Agent pursuant to Section 8(a)(v) of the Guaranty or otherwise. Each change in the Ratings Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Lessee and the Participants shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Ratings Level shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Appraisal” has the meaning assigned to such term in Appendix I to the Second A&R Participation Agreement.

“Appraiser” means any third party appraiser appointed by the Lessor, which appraiser shall be a Designated Member of the Appraisal Institute and shall carry the “MAI” designation from the Appraisal Institute.

“Approved Electronic Platform” has the meaning assigned to such term in Section 15.3(d) of the Participation Agreement.

“Appurtenant Rights” means, with respect to the Site, (i) all agreements, easements, rights of way or use, rights of ingress or egress, privileges, appurtenances, tenements, and other rights and benefits at any time belonging or pertaining to the Site or the Improvements thereon, including, without limitation, the use of any streets, ways, alleys, vaults or strips of land adjoining, abutting, adjacent or contiguous to the Site and (ii) all permits, licenses and rights, whether or not of record, appurtenant to the Site, but in any such case, excluding any Excluded Property.

“Arranger” means BALC, in its capacity as such.

“Arranger Fee” means the “Arrangement Fee” (as defined in the Arranger Fee Letter) payable to the Arranger on the Second Restatement Date pursuant to the Arranger Fee Letter.

“Arranger Fee Letter” means that certain Arranger Fee Letter between the Arranger and Lessee dated the Second A&R Participation Agreement Execution Date ..

“Assignment Agreement” means an assignment and assumption agreement entered into by a Participant and an assignee or transferee (with the consent of any party whose consent is required by Section 12.1 of the Participation Agreement), and accepted by the Administrative Agent, substantially in the form of Exhibit E to the Participation Agreement or any other form approved by the Administrative Agent and the Lessee.

“Assignment of Leases” means that certain Assignment of Leases and Absolute Assignment of Rent Agreement, dated as of the Second A&R Participation Agreement Execution Date and effective as of the Second Restatement Date, by and between Lessor and Administrative Agent.

“Assignment of Mortgage” means that certain Assignment of Mortgage, dated as of the Second A&R Participation Agreement Execution Date and effective as of the Second Restatement Date, between Administrative Agent and Lessor.

“Assignment of Purchase Agreement” means that certain Assignment of Right to Receive Deed, dated as of March 3, 2017, between Lessee and Lessor.

“BALC” means Banc of America Leasing & Capital, LLC.

“Bank Credit Agreement” means that certain Credit Agreement, dated as of December 19, 2022, among Regeneron Pharmaceuticals, Inc., the Subsidiary Borrowers (as such term is defined therein) party thereto from time to time, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent, and Bank of America, N.A. and U.S. Bank National Association, as co-syndication agents, as the same may be amended, restated, modified, supplemented, extended, refinanced or replaced.

“Bank Credit Agreement Effective Date” means December 19, 2022.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended.

“Base Term” is defined in Section 2.3 of the Lease.

“Base Term Commencement Date” means the Original Closing Date.

“Basic Rent” means, for any Payment Date on which Basic Rent is due, an amount equal to the sum of the aggregate amount of Yield payable under the Operative Documents on such date on the Rent Assignment Contributions and the Lessor Amount in respect of the applicable Interest Period.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficiary” and “Beneficiaries” is defined in Section 1 of the Guaranty.

“Benefitted Rent Assignee” is defined in Section 8.6 of the Rent Assignment Agreement.

“Break Costs” means an amount equal to the amount, if any, required to compensate Lessor or any Rent Assignee for any additional losses (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or funds acquired by Lessor or any Rent Assignee to fund its obligations under the Operative Documents, but excluding loss of anticipated profits) it may reasonably incur as a result of (x) the Lessee’s payment of Basic Rent other than on a Payment Date, or (y) any conversion during an Interest Period (other than on the last day of an Interest Period) from a Term SOFR Rate basis to an Alternate Base Rate basis for the Yield accrual on Advances pursuant to and in accordance with the Operative Documents. A statement as to the amount of such loss, cost or expense, prepared in good faith and in reasonable detail and submitted by Lessor or any Rent Assignee, as the case may be, to the Lessee, shall be presumed correct absent demonstrable error.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banks in New York, New York are generally authorized or obligated, by law or executive order, to close.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. The foregoing is subject to clause (b) of this Appendix 1 to the Participation Agreement.

“Casualty” means an event of damage or casualty relating to any portion of the Leased Property.

“CFC” means a Person that is a “controlled foreign corporation” within the meaning of section 957 of the Code.

“CFC Debt” means, with respect to any Person, any Indebtedness or accounts receivable that is owed, or treated as owed for United States federal income tax purposes, by any CFC to such Person.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder, each as in effect on the Bank Credit Agreement Effective Date) of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent Guarantor; (b) within any period of 12 consecutive months, occupation of a majority of the seats (other than (x) vacant seats or (y) a failure to occupy seats as a result of the death or disability of a director, or relating to a voluntary reduction by the Parent Guarantor of the number of directors that comprise the board of directors of the Parent Guarantor) on the board of directors of the Parent Guarantor other than by individuals who were (i) directors at the beginning of such period, (ii) nominated or approved by the board of directors of the Parent Guarantor or (iii) appointed (or, in the case of a vacancy, elected) by directors so nominated, approved or appointed, in each case which nomination, approval or appointment (or, in the case of a vacancy, election) to such board of directors was made by individuals referred to in the foregoing clauses (i), (ii) or (iii) constituting at the time of such nomination, approval or appointment (or, in the case of a vacancy, election) at least a majority of such board; or (c) the Parent Guarantor ceases to (1) Control, directly or indirectly, Lessee or (2) own, directly or indirectly, 100% (other than (x) directors’ qualifying shares; (y) shares issued to foreign nationals to the extent required by applicable law; and (z) shares held by a Person on trust for, or otherwise where the beneficial interest is held by, the Parent Guarantor (directly or indirectly)) of the ordinary voting and economic interests in Lessee’s issued and outstanding Equity Interests; or (d) the Parent Guarantor ceases to (1) Control, directly or indirectly, any Subsidiary Guarantor that is also a borrower under the Bank Credit Agreement or (2) own, directly or indirectly, 100% (other than (x) directors’ qualifying shares; (y) shares issued to foreign nationals to the extent required by applicable law; and (z) shares held by a Person on trust for, or otherwise where the beneficial interest is held by, the Parent Guarantor (directly or indirectly)) of the ordinary voting and economic interests in the issued and outstanding Equity Interests of any Subsidiary Guarantor that is also a borrower under the Bank Credit Agreement, in any such case of this subclause (d), unless (i) a notice of termination of such Subsidiary Guarantor as a borrower under the Bank Credit Agreement (x) has become effective with respect to such Subsidiary Guarantor in accordance with the Bank Credit Agreement, or (y) will become effective with respect to such Subsidiary Guarantor substantially concurrently with any transaction not prohibited by the Operative Documents pursuant to which such Subsidiary Guarantor ceases to be a wholly-owned Subsidiary of the Parent Guarantor or (ii) such event under this subclause (d) does not constitute or has been waived as a “change in control” under the Bank Credit Agreement.

“Civil Asset Forfeiture Reform Act” means the Civil Asset Forfeiture Reform Act of 2000 (HR 1658), Pub. L. No. 106-185, 106th Cong. (2000), as amended.

“Claims” means any and all obligations, liabilities, losses, actions, suits, judgments, enforcement actions, proceedings, damages, penalties, fines, claims, demands, settlements, costs and expenses (including, without limitation, reasonable legal fees and expenses) of any nature whatsoever; provided, however, “Claims” shall not include Taxes.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the United States Internal Revenue Code of 1986.

“Collaboration Arrangement” means any license, sublicense, lease, sublease, collaboration agreement or other profit-loss sharing arrangement relating to the discovery, research, development, manufacture or commercialization of any drug, product line or service.

“Collateral” means all of Lessee’s right, title and interest in (i) the Leased Property, (ii) the Purchase Agreement, (iii) contracts and warranties relating to the Leased Property, (iv) the Security Property, (v) any rights to rebates, offset or other warranty payments, or assignment under a purchase order, invoice or purchase agreement with any manufacturer of or contractor for any portion of the Collateral, (vi) all insurance policies required to be maintained pursuant to the Lease, and (vii) all products, excess successions, subleases, rents, issues, profits, products, returns, income and proceeds of and from any or all of the foregoing (including proceeds from any of the foregoing), and to the extent not otherwise included, all payments under insurance (whether or not Lessee is the loss payee thereof) or any indemnity, warranty or guarantee payable by reason of loss or damage to or otherwise with respect to any of the foregoing, in any such case, excluding any Excluded Property.

“Commitment” means (i) as to any Rent Assignee, its Rent Assignment Contribution Commitment, and (ii) as to Lessor, its Lessor Commitment.

“Commitment Percentage” means, (i) with respect to Lessor, the percentage of the Aggregate Commitment Amount represented by the Lessor Commitment (and the initial Commitment Percentage of the Lessor as of the Restatement Date is set forth opposite Lessor’s name under the heading “Commitment Percentage (of the Aggregate Commitment Amount)” on Schedule I to the Participation Agreement) and (ii) with respect to any Rent Assignee, the percentage of the Aggregate Commitment Amount represented by such Rent Assignee’s Rent Assignment Contribution Commitment (and the initial Commitment Percentage of each Rent Assignee as of the Restatement Date is set forth opposite such Rent Assignee’s name under the heading “Commitment Percentage (of the Aggregate Commitment Amount)” on Schedule II to the Participation Agreement), in each case, as such schedule may be amended or modified from time to time pursuant to the terms and conditions of the Participation Agreement.

“Communication” is defined in Section 15.4(a) of the Participation Agreement.

“Condemnation” means any condemnation, requisition, confiscation, seizure or other taking or sale of the use or title to the Leased Property or any part thereof in, by or on account of any eminent domain proceeding or other action by any Governmental Authority under the power of eminent domain or otherwise or any transfer in lieu of or in anticipation thereof. A Condemnation shall be deemed to have “occurred” on the earliest of the dates that use or title is taken or transferred.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR (but not including any changes to the definition of “SOFR Adjustment”) or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) that the Administrative Agent reasonably decides, after consultation with the Parent Guarantor, may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines, with the consent of the Parent Guarantor (not to be unreasonably withheld, conditioned or delayed in the case of any such change that is consistent with similar changes made or being made to other syndicated credit facilities of the Administrative Agent), is reasonably necessary in connection with the administration of the Participation Agreement and any other Operative Document).

“Consolidated EBITDA” means, with reference to any period and without duplication, an amount equal to (a) Consolidated Net Income, plus (b) to the extent deducted in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) income tax expenses, (iii) depreciation, (iv) amortization, (v) non-cash charges, expenses or losses (including any non-cash charges attributable to impairment of goodwill or other intangible assets or impairment of long-lived assets and non-cash expenses related to equity-based compensation, benefits or incentives), (vi) extraordinary, non-recurring or unusual charges, expenses or losses (including, without limitation, with respect to restructuring activities, consolidations, integration, headcount reductions or other similar actions, including severance charges in respect of employee terminations) and in an aggregate amount not in excess of $100,000,000 during any such period, (vii) losses due to fluctuations in currency exchange rates, (viii) unrealized losses under Swap Agreements, (ix) net after-tax losses (including all fees and expenses or charges relating thereto) on any sale or disposition of any asset of the Parent Guarantor or any of its Subsidiaries outside of the ordinary course of business and net after-tax losses from discontinued operations, (x) net after-tax losses (including all fees and expenses or charges relating thereto) on the retirement or extinguishment of debt, (xi) write-off of non-cash deferred revenue in connection with purchase accounting adjustments applied in respect of any Acquisition (it being understood that such non-cash deferred revenue shall be recognized in such period(s) as it would have been recognized but for such Acquisition), (xii) out-of-pocket fees, expenses and other transaction costs paid to unaffiliated third parties in connection with any actual or proposed Acquisitions, merger, joint venture, Collaboration Arrangements, other investments, sales or dispositions of assets, incurrence of indebtedness and issuance of Equity Interests or other securities by the Parent Guarantor or any of its Subsidiaries, in each case, to the extent incurred within twelve (12) months of the completion or abandonment (as applicable) of such transactions and so long as such transactions are not prohibited under the Operative Documents and whether or not consummated, (xiii) charges or losses that are, or could reasonably be expected to be, reimbursed or covered by insurance policies or contractual indemnities and not disputed by the insurer or contractual indemnitor thereunder, in each case so long as such amounts are actually reimbursed to the Parent Guarantor or applicable Subsidiary in cash within two (2) fiscal quarters after the related amount is first added to Consolidated EBITDA pursuant to this clause (xiii) (and if not so reimbursed within two (2) fiscal quarters, such amount shall be deducted from Consolidated EBITDA during the next applicable period), (xiv) acquired in-process research and development expenditures (including premiums paid on equity purchases and opt-in payments related to such expenditures consistent with GAAP), (xv) unrealized non-cash losses arising from the revaluation of equity securities, (xvi) Milestone Payments and one-time Upfront Payments and (xvii) the non-cash effects of purchase accounting, fair value accounting or recapitalization accounting adjustments resulting from the application of purchase accounting, fair value accounting or recapitalization accounting (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items), and the amortization, write-down or write-off of any amounts thereof, on a pre-tax basis, minus (c) to the extent included in Consolidated Net Income, (1) interest income, (2) income tax credits and refunds (to the extent not netted from income tax expense), (3) any cash payments made during such period in respect of items described in clauses (v) or (xi) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred, (4) non-cash or extraordinary, unusual or non-recurring income or gains, (5) gains due to fluctuations in currency exchange rates, (6) unrealized gains under Swap Agreements, (7) net after-tax gains (less all fees and expenses or charges relating thereto) on any sale or disposition of any asset of the Parent Guarantor or any of its Subsidiaries outside of the ordinary course of business and net after-tax gains from discontinued operations (without reduction on account of any amounts added back in clause (b)(ii) of this definition), (8) any net after-tax gains (less and fees and expenses or charges related thereto) on the retirement or extinguishment of debt and (9) unrealized non-cash gains arising from the revaluation of equity securities, all calculated for the Parent Guarantor and its Subsidiaries in accordance with GAAP on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each such period, a “Reference Period”), (i) if at any time during such Reference Period the Parent Guarantor or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Parent Guarantor or any Subsidiary shall have made a Material Acquisition and the Consolidated EBITDA attributable to the property that is the subject of such Material Acquisition is positive for such Reference Period, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property by the Parent Guarantor or any Subsidiary that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by the Parent Guarantor and its Subsidiaries in excess of $25,000,000 (calculated to include the aggregate amount of Indebtedness assumed in connection with such acquisition); and “Material Disposition” means any sale, transfer or disposition of property of the Parent Guarantor or any Subsidiary or series of related sales, transfers, or dispositions of property of the Parent Guarantor or such Subsidiary (other than any Exclusive License or transactions between or among any of the Parent Guarantor, the Guarantors, or any of their Subsidiaries (or any combination thereof)) that yields gross cash proceeds to the Parent Guarantor or any of its Subsidiaries in excess of $25,000,000 in the aggregate on or prior to the consummation thereof (and which, for the avoidance of doubt, shall not include any royalty, earnout, contingent payment or any other deferred payment that may be payable thereafter).

“Consolidated Interest Expense” means, with reference to any period, the excess of (a) the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Parent Guarantor and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Parent Guarantor and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP) minus (b) to the extent included in clause (a) above, (i) non-cash amounts attributable to amortization of financing costs paid in a previous period, (ii) non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, (iii)  any break funding payment made pursuant to the Bank Credit Agreement and (iv) any interest expense in respect of any Operating Lease, including any interest, yield, rent or break funding payment (or similar obligations) paid or payable pursuant to any Operative Documents. In the event that the Parent Guarantor or any Subsidiary shall have completed a Material Acquisition or a Material Disposition since the beginning of the relevant period, Consolidated Interest Expense shall be determined for such period on a pro forma basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Consolidated Mortgage” means that certain Amended, Restated and Consolidated Mortgage, Assignment of Leases and Security Agreement, dated as of March 3, 2017, by Lessor and Lessee in favor of Administrative Agent for the benefit of the Lenders, as amended and restated by that certain Second Amended, Restated and Consolidated Mortgage, Assignment of Leases and Security Agreement, dated as of the Second A&R Participation Agreement Execution Date and effective as of the Second Restatement Date, by Lessee in favor of Lessor.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Parent Guarantor and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded any income (or loss) of any Person other than the Parent Guarantor or a Subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any dividends, distributions or other payments actually paid in cash (or to the extent converted into cash) in the relevant period to the Parent Guarantor or any wholly-owned Subsidiary of the Parent Guarantor.

“Consolidated Net Worth” means, as of the date of any determination thereof, the consolidated stockholders’ equity of the Parent Guarantor and its Subsidiaries calculated on a consolidated basis in accordance with GAAP.

“Consolidated Total Indebtedness” means at any date the sum, without duplication, of (a) the aggregate Indebtedness of the Parent Guarantor and its Subsidiaries (other than intercompany Indebtedness among the Parent Guarantor and its Subsidiaries) that is of a type that would be reflected on a consolidated balance sheet of the Parent Guarantor prepared as of such date in accordance with GAAP, (b) the aggregate amount of Indebtedness of the Parent Guarantor and its Subsidiaries constituting drawn and unreimbursed amounts under all letters of credit, bankers acceptances, bank guarantees and letters of guaranty issued by banks or other financial institutions for the account of the Parent Guarantor or any Subsidiary and (c) Indebtedness of the type referred to in clause (a) or (b) above of another Person (other than the Parent Guarantor or any Subsidiary) guaranteed by the Parent Guarantor or any of its Subsidiaries; provided that Consolidated Total Indebtedness (i) shall not include obligations in respect of letters of credit, bankers acceptances, bank guarantees, letters of guaranty issued by banks or other financial institutions and similar obligations except to the extent of amounts actually drawn thereunder and not yet cash collateralized or reimbursed by the Parent Guarantor or any Subsidiary and (ii) shall be subject, in all respects, to the limitations and exclusions set forth in the definition of Indebtedness, including as to the calculation of the amount of any limited recourse guarantee under clause (c) above.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Substances Act” means 21 U.S.C. ch. 13, §801 et seq., known as the Controlled Substances Act, as amended.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source selected by the Administrative Agent in its reasonable discretion).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deed” means the special warranty deed, executed by the Sellers and dated the Original Closing Date, with respect to the Facility and fixtures existing on the Leased Property, sufficient to convey to Lessor good and marketable fee simple title thereto free of all Liens, other than Permitted Liens.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would, unless cured or waived, constitute an Event of Default.

“Deposit” means $57,000,000, which is the aggregate amount of deposits paid by Parent Guarantor to Sellers pursuant to the Purchase Agreement.

“Development Ground Lease” is defined in Section 10.3(a) of the Lease.

“Disclosed Matters” means any event, circumstance, condition or other matter disclosed in the reports and other documents furnished to or filed with the SEC by the Parent Guarantor or posted by the Parent Guarantor on http://www.regeneron.com or https://investor.regeneron.com, in any such case, that are publicly available on or prior to the Restatement Date or described on any schedule to the Purchase Agreement or any Operative Document.

“Disregarded Entity” means any entity treated as disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Foreign Holdco Subsidiary” means a Domestic Subsidiary (a) substantially all of the assets of which consist of the Equity Interests of one or more CFCs and, if any, CFC Debt or (b) that is a Disregarded Entity that holds no material assets other than Equity Interests of one or more CFCs and, if any, CFC Debt, in the case of clause (a) above, so long as such Domestic Subsidiary (i) does not conduct any substantial business or activities other than the ownership of such Equity Interests and, if any, CFC Debt (except for immaterial assets and activities reasonably related or ancillary thereto) and (ii) does not incur, and is not otherwise liable for, any material Indebtedness or other material liabilities (other than intercompany indebtedness permitted pursuant to Section 9(a)(iii) of the Guaranty and, if such Domestic Subsidiary is a borrower under the Bank Credit Agreement, Indebtedness permitted pursuant to Section 9(a)(xxi) of the Guaranty).

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in, or of, the United States of America.

“Drug Acquisition” means any acquisition (including any license or any acquisition of any license) solely or primarily of all or any portion of the rights in respect of one or more drugs or pharmaceutical products, whether in development or on the market (including related intellectual property), but not of Equity Interests in any Person or any operating business unit.

“Early Termination Option” means the Lessee’s option to purchase all, but not less than all, of the Leased Property in accordance with the provisions of Section 18.1 of the Lease.

“Electronic Copy” is defined in Section 15.4(a) of the Participation Agreement.

“Electronic Record” is defined in Section 15.4(a) of the Participation Agreement.

“Electronic Signature” is defined in Section 15.4(a) of the Participation Agreement.

“Electronic System” means any electronic system, including e-mail, e-fax, any Approved Electronic Platform and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Assignee” means (a) any Participant or Affiliate or Subsidiary of a Participant, (b) any Person that is a lender or Affiliate or Subsidiary of a lender under the Bank Credit Agreement at the time of the proposed assignment pursuant to Section 12.1 of the Participation Agreement, (c) any other commercial bank, in any case of this clause (c), that (i) is approved by the Lessee (such approval not to be unreasonably withheld or delayed) and (ii) either is a bank organized or licensed under the laws of the United States of America or any State thereof or has agreed to provide the information listed in Section 12.3 of the Participation Agreement (to the extent that it may lawfully be a Participant) or (d) any other financial institution, leasing company or “accredited investor” (as defined in Regulation D), in any case of this clause (d), that (i) is approved by the Lessee (such approval not to be unreasonably withheld or delayed), (ii) is primarily engaged in making, purchasing or otherwise investing in commercial loans or lease transactions in the ordinary course of its business and (iii) either is organized or licensed under the laws of the United States of America or any State thereof or has agreed to provide the information listed in Section 12.3 of the Participation Agreement (to the extent that it may lawfully be a Participant); provided that (x) after the Restatement Date, Lessee’s consent or approval is not required pursuant to clause (a) or (b) or, with respect to clause (c) or (d), during the existence and continuation of an Event of Default and (y) none of Lessee or any of its Affiliates or Subsidiaries shall qualify as an Eligible Assignee; provided further that in no event shall an Eligible Assignee be a natural person.

“Environmental Audit” means a Phase I environmental site assessment (the scope and performance of which meets or exceeds ASTM Standard E1527-21 Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process or any updates thereto) of the Site and, if recommended or necessitated by the Phase I environmental site assessment, a Phase II environmental site assessment.

“Environmental Claims” is defined in Section 13.7 of the Participation Agreement.

“Environmental Laws” means any Applicable Law relating to pollution, protection of the environment, natural resources or wildlife, or the protection of human health and safety from or release of Hazardous Materials, including, without limitation, laws relating to (i) the Release or threatened Release of Hazardous Materials and (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Environmental Violation” means, with respect to the Leased Property, any activity, occurrence or condition that violates or results in non-compliance with any Environmental Law.

“Equipment” means equipment, apparatus, fittings and personal property of every kind and nature whatsoever purchased, leased or otherwise acquired by the Lessor using amounts advanced by the Participants pursuant to the Participation Agreement and now or subsequently attached to, contained in or used or usable in any way in connection with any operation or letting of the Leased Property, including, but without limiting the generality of the foregoing, all screens, awnings, storm doors and windows, heating, electrical, switch gear, uninterrupted power supply, and mechanical equipment, lighting, switchboards, plumbing, ventilation, air conditioning and air-cooling apparatus, refrigerating and incinerating equipment, escalators, generators, elevators, loading and unloading equipment and systems, laundry equipment, cleaning systems (including window cleaning apparatus), communications systems (including satellite dishes and antennae), sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, fittings and fixtures of every kind and description.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other similar rights entitling the holder thereof to purchase or acquire any of the foregoing. Notwithstanding the foregoing, (a) Permitted Convertible Notes, (b) Permitted Call Spread Swap Agreements and (c) any Indebtedness that is convertible into Equity Interests and/or cash by reference to the value (howsoever defined or determined) of Equity Interests shall not, in each case, constitute Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent Guarantor, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Parent Guarantor or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Parent Guarantor or any ERISA Affiliate from the PBGC or a plan administrator of any written notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Parent Guarantor or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Parent Guarantor or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Parent Guarantor or any ERISA Affiliate of any written notice, or the receipt by any Multiemployer Plan from the Parent Guarantor or any ERISA Affiliate of any written notice, concerning the imposition upon the Parent Guarantor or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” is defined at Section 16.1 of the Lease.

“Event of Loss” means any Significant Casualty or Significant Condemnation.

“Excepted Payments” means: (a) all indemnity payments or payments under any guaranty (including indemnity payments made pursuant to Article XIII of the Participation Agreement) to which any Participant or any of their respective Affiliates, agents, officers, directors or employees is entitled pursuant to the Operative Documents; (b) any amounts (other than Basic Rent or amounts payable by Lessee pursuant to Section 15.2 of the Lease or Article XVI or XVIII of the Lease) payable under any Operative Document to reimburse the Lessor or any of its Affiliates (including the reasonable expenses of the Lessor or such Affiliates incurred in connection with any such payment) for performing or complying with any of the obligations of the Lessee under and as permitted by any Operative Document; (c) any amount payable to any Participant by any transferee permitted under the Operative Documents of the interest of any Participant as the purchase price of the Participant’s interest (or a portion thereof); (d) any insurance proceeds (or payments with respect to self-insured risks or policy deductibles) under liability policies; (e) any insurance proceeds under policies maintained by the Administrative Agent or any Participant in accordance with Section 13.4 of the Lease; (f) Transaction Expenses or Fees paid or payable to or for the benefit of the Administrative Agent, the Arranger or any Participant; (g) all right, title and interest of the Lessor to the Leased Property or any portion thereof or any other property to the extent any of the foregoing has been released from the Liens of the Security Instruments following the payment of the Purchase Amount or Lease Balance, as applicable; and (h) any payments in respect of interest to the extent attributable to payments referred to in clauses (a) through (g) above.

“Excepted Rights” means the Lessor’s right (a) to receive from Parent Guarantor, Lessee or the Administrative Agent all notices, certificates, reports, filings, opinions of counsel, copies of all documents and all information which the Parent Guarantor and/or Lessee is permitted or required to give or furnish to the “Lessor” pursuant to the Lease or any other Operative Document, (b) to exercise the inspection rights provided for in Section 4.2 of the Lease, (c) to give any demand notice under Section 16.1 of the Lease and to demand payment from the Lessee under the Lease in default in respect thereof and to retain the right to cause the Lessee to take any action and execute and deliver such documents and assurances as the “Lessor” may from time to time reasonably request pursuant to Article XVI of the Lease and (d) Lessor’s rights under Section 15.5 of the Participation Agreement.

“Excluded Property” means (a) “Reserved Company Assets” and “Excluded Contracts” as such terms are defined in the Purchase Agreement, (b) computer software, (c) all furniture, furnishings, fixtures, equipment, vehicles, tools, and tangible personal property of every kind and description owned by or leased to (other than by the Lessee) any of the tenants, (d) any other personal property listed on Schedule 1.32 to the Purchase Agreement, (e) Lessee Property, and (f) any lease (other than a sublease of Leased Property), license, contract or agreement to which Lessee is a party or under which Lessee has rights, and any of its rights or interests thereunder, if and to the extent that a security interest (i) is prohibited by or in violation of any Applicable Law, or (ii) is prohibited by or in violation of any term, provision or condition of any such lease, license, contract or agreement or creates a right of termination in favor of any other party thereto other than the Lessee or any of its Subsidiaries (unless such Applicable Law, term, provision or condition would be rendered ineffective with respect to the creation of the security interest under the applicable Operative Documents pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, however, that, to the extent such lease, license, contract or agreement would otherwise constitute Collateral but for this clause (f), Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable thereto and to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement (that would otherwise constitute Collateral but for this clause (f)) not subject to the prohibitions specified in (i) or (ii) above; provided, further, that the exclusions referred to in this clause (f) shall not include any Proceeds of any such lease, license, contract or agreement that would otherwise constitute Collateral but for this clause (f) (to the extent such Proceeds do not otherwise constitute Excluded Property).

“Exclusive License” means any license to develop and commercialize a drug or other product line of any Person with a term greater than five (5) years and made on an exclusive basis.

“Excluded Subsidiary” means (a) any Domestic Foreign Holdco Subsidiary, (b) any Domestic Subsidiary whose Equity Interests are owned directly or indirectly by a CFC, (c) any Subsidiary that is prohibited by applicable law or contractual obligations (other than any contractual obligation in favor of the Parent Guarantor or any of its Subsidiaries) existing on the Restatement Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (d) any captive insurance company, (e) any Subsidiary that is a special purpose entity that is or becomes a lessee under the Parcel D Ground Lease or any other ground lease entered into from time to time pursuant to Section 10.3 of the Lease (including, without limitation, Eastside Campus Holdings LLC, a New York limited liability company); provided that, at the applicable time of determination, such Subsidiary is not a borrower under the Bank Credit Agreement at such time, and (f) any Domestic Subsidiary that, at the applicable time of determination, (i) does not constitute a Material Subsidiary and (ii) is not a borrower under the Bank Credit Agreement at such time.

“Execution Date” means March 27, 2023.

“Existing Lease” means, collectively:

(a)           that certain Lease dated as of December 21, 2006, by and between BMR-Landmark at Eastview LLC and the Parent Guarantor, as amended by that certain First Amendment to Lease dated as of October 24, 2007, that certain Second Amendment to Lease dated as of September 30, 2008, that certain Third Amendment to Lease dated as of April 29, 2009, that certain Fourth Amendment to Lease dated as of December 3, 2009, that certain Fifth Amendment to Lease dated as of February 11, 2010, that certain Sixth Amendment to Lease dated as of June 4, 2010, that certain Seventh Amendment to Lease dated as of December 22, 2010, that certain Eighth Amendment to Lease dated as of August 1, 2011, that certain Ninth Amendment to Lease dated as of September 30, 2011, that certain Tenth Amendment to Lease dated as of October 25, 2012, that certain Eleventh Amendment to Lease dated as of April 3, 2013, that certain Twelfth Amendment to Lease dated as of May 31, 2013, that certain Thirteenth Amendment to Lease dated as of May 31, 2013, that certain Fourteenth Amendment to Lease dated as of October 25, 2013, that certain Fifteenth Amendment to Lease dated as of June 12, 2014, that certain Sixteenth Amendment to Lease dated as of June 30, 2015, that certain Seventeenth Amendment to Lease, dated as of August 10, 2015, that certain Eighteenth Amendment to Lease, dated as of March 3, 2017, and the Omnibus Lease Amendment, as the same may have been further assigned, amended, amended and restated, supplemented or modified from time to time, whereby Parent Guarantor leases certain premises from Lessee at 735, 745, 755, 765, 767 and 777 Old Saw Mill River Road in Tarrytown, New York;

(b)           that certain Mt. Pleasant Lease dated as of April 3, 2013, by and between BMR-Landmark at Eastview LLC and Parent Guarantor, as amended by that certain First Amendment to Mt. Pleasant Lease dated as of June 30, 2015, that certain Second Amendment to Mt. Pleasant Lease, dated as of March 3, 2017, and the Omnibus Lease Amendment, as the same may have been further assigned, amended, amended and restated, supplemented or modified from time to time, whereby Parent Guarantor leases certain premises from Lessee in the Mt. Pleasant Project known as Building 8 and Building 9 in Tarrytown, New York; and

(c)           that certain Amended and Restated Agreement of Lease dated as of October 28, 2009, by and between BMR-Landmark at Eastview LLC and Progenics Pharmaceuticals, Inc., as amended by that certain First Amendment to Amended and Restated Agreement of Lease dated as of June 1, 2010, that certain Second Amendment to Amended and Restated Agreement of Lease dated as of November 19, 2010, that certain Third Amendment to Amended and Restated Agreement of Lease dated as of January 23, 2012, that certain Letter Agreement dated as of February 6, 2012, that certain Fourth Amendment to Amended and Restated Agreement of Lease dated as of May 30, 2013, as amended by Subordination, Non-Disturbance and Attornment Agreement dated January 27, 2016, that certain Assignment and Assumption Agreement dated as of May 6, 2016 between Progenics Pharmaceuticals, Inc. and Parent Guarantor, that certain Fifth Amendment to Amended and Restated Agreement of Lease dated as of May 6, 2016, that certain Sixth Amendment to Amended and Restated Agreement of Lease dated as of March 3, 2017, and the Omnibus Lease Amendment, as the same may have been further assigned, amended, amended and restated, supplemented or modified from time to time, whereby Parent Guarantor leases certain premises from Lessee at 771 Old Saw Mill River Road, Tarrytown, New York.

“Expiration Date” means the fifth anniversary of the Second Restatement Date as such date may be renewed or otherwise extended pursuant to Section 4.7 of the Participation Agreement.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Facility” means the office, laboratory and research and development campus commonly known as “Landmark at Eastview” installed on the Site, including all buildings, structures, fixtures, Equipment and other improvements of every kind related thereto existing at any time and from time to time (including those purchased with amounts advanced by the Participants pursuant to the Participation Agreement) on or under the Site, together with any and all easements, rights of way or use, rights of ingress or egress, privileges, benefits, and Appurtenant Rights, including streets, sidewalks, ways, alleys, vaults and strips of land adjoining, abutting, adjacent, appurtenant or contiguous to the Site, all paving, grading, utility pipes, fencing, conduits and lines, signs, retaining walls, lighting, electrical and drainage structures, parking areas and roadways, all Modifications and other additions to or changes in the Facility at any time, but in any such case, excluding any Excluded Property. Notwithstanding the foregoing, the Facility, Site and Leased Property shall be deemed to exclude that portion of the Facility, Site or Leased Property which is subject to the Parcel D Ground Lease.

“Fair Market Value” means with respect to the Leased Property or any portion thereof, as of the date of the determination, the amount (which in any event shall not be less than zero) as determined by the Appraiser (or any other independent appraiser chosen by Lessor at the direction of the Administrative Agent and reasonably acceptable to Lessee) that would be paid in an arm’s-length transaction between an informed and willing buyer (other than a buyer currently in possession) and an informed and willing seller, under no compulsion to buy or sell, and neither of which is related to Lessor, Administrative Agent or Lessee or any Affiliate thereof, for the purchase of the Leased Property or such portion thereof, as applicable. Such fair market value shall (a) be calculated assuming that the Leased Property is in the condition and state of repair required to be maintained by the terms of the Lease (unless such fair market value is being determined for purposes evaluating the items described in Section 5.3(d) or Section 13.2 of the Participation Agreement, in which case this assumption shall not be made) and (b) take into account the effect of any sublease of the Leased Property to any Person that is not an Affiliate of Lessee, to the extent such sublease is permitted pursuant to the Lease.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Restatement Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day and such rate is not so published for such day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to the next whole multiple of 1/100 of 1%) charged to Bank of America, N.A. on such day on such transactions as determined by the Administrative Agent; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of the Operative Documents.

“Fee Letters” means, collectively, the Arranger Fee Letter and the Administrative Agent Fee Letter, and each a “Fee Letter.”

“Fees” is defined in Section 4.4 of the Participation Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer, senior or executive vice president with respect to finance, accounting and/or treasury, or controller or assistant controller of the Lessee (or, as the context may require, Parent Guarantor).

“Financials” means the annual or quarterly financial statements of the Parent Guarantor and its consolidated Subsidiaries required to be delivered pursuant to Section 8(a)(i) or 8(a)(ii) of the Guaranty and accompanying certificates required to be delivered pursuant to Section 8(a)(iii) of the Guaranty.

“FIRPTA” means a certification as to the nonforeign status for federal tax withholding purposes.

“FIRREA” means the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and all regulations promulgated pursuant thereto.

“First A&R Participation Agreement” is defined in the recitals to the Participation Agreement.

“First Amended Operative Documents” is defined in the recitals to the Participation Agreement.

“First Renewal Term” is defined in Section 2.3 of the Lease.

“First Restatement Date” means May 2, 2019.

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“Fund,” “Funded” or “Funding” means (a) the funding, or deemed funding, by a Rent Assignee of its Rent Assignment Contribution on the Second Restatement Date (or, to the extent the context requires, solely with respect to a reference to the Original Participation Agreement and the transactions that occurred on the Original Closing Date, the funding by a Lender of the initial principal under its Note on the Original Closing Date) and/or (b) the Funding by Lessor of the Lessor Amount (as the case may be), in each case, constituting a portion of the Advance as described in Article III of the Participation Agreement.

“GAAP” means generally accepted accounting principles in the United States, subject to clause (b) of this Appendix 1 to the Participation Agreement.

“General Indemnitee” or “Tax Indemnitee” means each Participant, the Administrative Agent (in its individual capacity and as agent), the Arranger, any additional, separate co-agent appointed in accordance with the terms of the Participation Agreement, and the respective Affiliates, successors, permitted assigns, permitted transferees, contractors, employees, officers, directors, shareholders, partners, permitted participants (including, without limitation, any assignee or transferee permitted by Article XII of the Participation Agreement), representatives and agents of each of the foregoing Persons; provided, however, that in no event shall Lessee or any of its Affiliates be a General Indemnitee or Tax Indemnitee.

“Governmental Action” means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees, licenses, exemptions, publications, filings, comfort letters (to the extent any are in effect at the applicable time with respect to the applicable Person or property), no further action letters (to the extent any are in effect at the applicable time with respect to the applicable Person or property), environmental deed restrictions (to the extent any are in effect at the applicable time with respect to the applicable Person or property), notices to and declarations of or with, or required by, any Governmental Authority, or required by any Applicable Laws, and shall include, without limitation, all environmental and operating permits and licenses that are required for the ownership, occupancy, full use and operation of the Leased Property.

“Governmental Authority” means any federal, any state or other political subdivision thereof or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Proceeds” is defined in Section 20.1(l) of the Lease.

“Grossed-Up Basis” is defined in Section 13.4(c)(ii) of the Participation Agreement.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued by a bank or other financial institution to support such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (a) the stated or determinable amount of the primary payment obligation in respect of which such Guarantee is made and (b) the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary payment obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of the Guarantee shall be such guaranteeing Person’s maximum reasonably possible liability in respect thereof as reasonably determined by the Parent Guarantor or Lessee in good faith.

“Guarantors” means, individually and collectively, the Parent Guarantor and the Subsidiary Guarantors.

“Guaranty” means that certain Guaranty, dated as of the Original Closing Date (such Guaranty as in effect on the Original Closing Date, the “Original Guaranty”), as amended and restated by that certain Amended and Restated Guaranty, dated as of the First Restatement Date, as further amended and restated by that Second Amended and Restated Guaranty dated the Second A&R Participation Agreement Execution Date and effective as of the Second Restatement Date, as further amended and restated by that Third Amended and Restated Guaranty dated the Execution Date and effective as of the Restatement Date, by the Parent Guarantor and each Subsidiary Guarantor party thereto from time to time and any other Person required pursuant to Article VI of the Lease in connection with an Affiliate Transferee, including any and all supplements to the foregoing, as the foregoing may be further amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hazardous Substance” means any substance, waste or material that (i) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous by listing characteristic or definition under any Environmental Law including asbestos, polychlorinated biphenyls, radon gas, petroleum, crude oil or any fraction thereof, petroleum derivatives, by products and other hydrocarbons or (ii) that is or becomes otherwise regulated pursuant to any Environmental Law.

“Highest Lawful Rate” is defined in Section 4.6(b) of the Participation Agreement.

“Home Depot Ground Lease” means that certain Ground Lease, dated September 7, 2006, by and between Eastview Holdings LLC and Home Depot U.S.A., Inc., as the same may be amended, restated, modified, supplemented, extended or replaced.

“IFRS” means the International Financial Reporting Standards and applicable accounting requirements (as issued by the International Accounting Standards Board and the International Financial Reporting Standards Interpretations Committee and/or adopted by the European Union) or other generally accepted accounting principles applicable to a Person in a particular country.

“Impositions” means any and all liabilities, losses, expenses and costs of any kind whatsoever for fees, taxes, levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever imposed by a Governmental Authority (“Taxes”) (including (i) real property taxes and personal property taxes on any property covered by the Lease that is classified by Governmental Authorities as personal property, and real estate or ad valorem taxes in the nature of property taxes; (ii) sales taxes, use taxes and other similar taxes (including rent taxes and intangibles taxes); (iii) any excise taxes; (iv) real estate transfer taxes, conveyance taxes, mortgage taxes, intangible taxes, stamp taxes and documentary recording taxes and fees; (v) taxes that are or are in the nature of franchise, income, value added, gross receipts, privilege and doing business taxes, license and registration fees; and (vi) assessments on the Site or Facility, including all assessments for public improvements or benefits, whether or not such improvements are commenced or completed within the Term), and in each case all interest, additions to tax and penalties thereon, which at any time may be levied, assessed or imposed by any Federal, state or local authority upon or with respect to (a) any Tax Indemnitee, the Leased Property or any part thereof or interest therein, or the Lessee or any sublessee or user of the Leased Property; (b) the financing, refinancing, demolition, construction, substitution, subleasing, assignment, control, condition, servicing, maintenance, repair, ownership, possession, purchase, rental, lease, activity conducted on, delivery, insuring, use, operation, improvement, transfer, return or other disposition of the Leased Property or any part thereof or interest therein; (c) the Rent Assignment Contribution Amount, Lessor Amount, or other indebtedness with respect to the Leased Property or any part thereof or interest therein or transfer thereof; (d) the rentals, receipts or earnings arising from the Leased Property or any part thereof or interest therein; (e) the Operative Documents or any payment made or accrued pursuant thereto; (f) the income or other proceeds received with respect to the Leased Property or any part thereof or interest therein upon the sale or disposition thereof; (g) any contract relating to the construction, acquisition or delivery of the Facility or any part thereof or interest therein; (h) [reserved]; (i) any transaction contemplated by Section 10.1(f) of the Participation Agreement; or (j) otherwise in connection with the Overall Transaction.

Notwithstanding anything in the first paragraph of this definition (except as provided in the final paragraph of this definition) the term “Impositions” shall not mean or include:

(i)            Taxes and impositions imposed upon a Tax Indemnitee (other than Taxes that are, or are in the nature of, sales, use, value added, rental, transfer, property or ad valorem taxes with respect to the Leased Property or any sublease or other transfer thereof) that are imposed by any Governmental Authority and that are based upon or measured by the overall gross or net income or overall gross or net receipts (including, without limitation, any minimum taxes, income or capital gains taxes, or taxes on, measured by, with respect to, or in the nature of capital, net worth, excess profits, items of tax preference, capital stock, franchise, business privilege or doing business taxes or any taxes in the nature of an intangibles tax, an ad valorem tax or property tax imposed on a Participant, Sub-Participant, or any holder of a Lessor Amount, Rent Assignment Contribution or Rent Assignment Interest by reason of owning or holding of a Lessor Amount, Rent Assignment Contribution or Rent Assignment Interest); provided that this clause (i) shall not be interpreted to prevent a payment from being made on an After Tax Basis if such payment is otherwise required to be so made;

(ii)           any Tax or imposition to the extent, but only to such extent, it relates to any act, event or omission that occurs, or relates to a period, after the termination of the Lease (but not any Tax or imposition that relates to any period prior to the termination of the Lease with respect to the Leased Property to which such Tax or Imposition relates;

(iii)          any Tax or imposition for so long as, but only for so long as, it is being contested in accordance with the provisions of Section 13.4(b) of the Participation Agreement, provided that the foregoing shall not limit the Lessee’s obligation under Section 13.4(b) of the Participation Agreement to advance to such Tax Indemnitee amounts with respect to Taxes or impositions that are being contested in accordance with Section 13.4(b) of the Participation Agreement or any expenses incurred by such Tax Indemnitee in connection with such contest;

(iv)          any Taxes or impositions imposed upon a Tax Indemnitee with respect to any transfer, sale, financing or other disposition by such Tax Indemnitee of any interest in the Leased Property or any part thereof, or any interest therein or any interest or obligation under the Operative Documents or any Lessor Amount, Rent Assignment Contribution or Rent Assignment Interest, or from any sale, assignment, transfer or other disposition of any interest in a Tax Indemnitee or any Affiliate thereof, (other than any transfer in connection with (1) the exercise by the Lessee of its Early Termination Option or any termination option or other purchase of the Leased Property by the Lessee (including the Purchase Option) or the exercise by Lessee of the Sale Option, (2) the occurrence of an Event of Default, (3) a Casualty or Condemnation affecting the Leased Property or (4) any assignment, sublease, modification or addition of or to the Leased Property by the Lessee);

(v)           any Taxes or impositions imposed on a Tax Indemnitee to the extent such Tax Indemnitee or its Affiliate actually receives the benefit of a credit (or otherwise has a reduction in a liability for Taxes) in respect thereof against Taxes that are not indemnified under the Participation Agreement (but only to the extent such credit is not taken into account in calculating the indemnity payment on an After Tax Basis);

(vi)          any Taxes or impositions imposed against or payable by a Tax Indemnitee resulting from, or that would not have been imposed but for, the gross negligence or willful misconduct of such Tax Indemnitee or its Affiliates;

(vii)         Taxes or impositions imposed on or payable by a Tax Indemnitee to the extent such Taxes or impositions would not have been imposed but for a breach by the Tax Indemnitee or any Affiliate thereof of any representations, warranties or covenants set forth in the Operative Documents (unless such breach is caused by the Lessee’s breach of its representations, warranties or covenants set forth in the Operative Documents);

(viii)        Taxes or impositions to the extent resulting from such Tax Indemnitee’s failure to comply with the provisions of Section 13.4(b) of the Participation Agreement, which failure precludes the ability to conduct a contest pursuant to Section 13.4(b) of the Participation Agreement (unless such failure is caused by the Lessee’s breach of its obligations under the Operative Documents);

(ix)          Taxes or impositions imposed on or with respect to or payable as a result of activities of a Tax Indemnitee or its Affiliate unrelated to the Overall Transaction; and

(x)           Taxes and impositions described in paragraphs (A)-(G) of Section 13.4(e)(i) of the Participation Agreement.

Notwithstanding the foregoing, the exclusions from the definition of “Impositions” set forth in clauses (i), (ii), (iv) and (ix) shall not apply (but the other exclusions shall apply) to any Taxes or any increase in Taxes imposed on a Tax Indemnitee net of any decrease in Taxes realized by such Tax Indemnitee, to the extent that such Tax increase or decrease would not have occurred if on the Second Restatement Date the Participants had advanced funds to the Lessee in the form of a loan secured by the Leased Property in an amount equal to the Participant Costs funded on the Original Closing Date, with debt service for such loan equal to the Basic Rent payable on each Payment Date and a principal balance at the maturity of such loan in an amount equal to the then outstanding Rent Assignment Contributions and Lessor Amount at the end of the Term of the Lease.

“Improvement” is defined in Section 10.2(b) of the Lease.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) the principal amount of all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing unconditional right to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that, if such Person has not assumed or otherwise become liable in respect of such Indebtedness, such obligations shall be deemed to be in an amount equal to the lesser of (i) the amount of such Indebtedness and (ii) fair market value of such property at the time of determination (in the Parent Guarantor’s or Lessee’s good faith estimate), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty issued by banks or other financial institutions, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all obligations of such Person under Sale and Leaseback Transactions. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor by operation of law as a result of such Person’s ownership interest in such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness (including any Guarantees constituting Indebtedness) for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to the lesser of (x) such specified amount and (y) the fair market value of such identified asset as determined by such Person in good faith. Notwithstanding anything to the contrary in this definition, the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks to satisfy warranty or other unperformed obligations of a seller, (iii) obligations arising under any Swap Agreement, (iv) contingent or deferred payment obligations (including, without limitation, any purchase price adjustments, indemnification obligations, reimbursement obligations, funding or investment commitments, or earnout, non-compete, consulting, royalty, milestone, option, development or other incentive payment obligations) with respect to (A) any Collaboration Arrangement or (B) any Acquisition, disposition, other acquisition of assets or other business combination, (v) obligations arising under any Permitted Call Spread Swap Agreement, (vi) all obligations of such Person arising under any Tax Abatement Transaction, (vii) the Obligations and Liabilities, and (viii) all obligations of such Person under or relating to any Operating Lease.

“Indemnitee” means any of Lessor, a Participant Indemnitee, a General Indemnitee or a Tax Indemnitee, as applicable.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Parent Guarantor that is not guaranteed by any other person or entity or subject to any other credit enhancement.

“Information” is defined in Section 15.14 of the Participation Agreement.

“Insolvency Event” means any Event of Default described in Section 16.1(h) or (i) of the Lease with respect to the Lessee or the Parent Guarantor.

“Inspecting Parties” is defined in Section 4.2(a) of the Lease.

“Insurance Consultant” means A.J. Gallagher & Co. or any successor named by Lessor.

“Insurance Requirements” means all terms and conditions of any insurance policy required by Section 13.1 and Section 13.2 of the Lease to be maintained by the Lessee.

“Interest Period” means the period commencing on (and including) the Original Closing Date and ending on (but excluding) the next succeeding Payment Date, and thereafter each period commencing on (and including) a Payment Date and ending on (but excluding) the next succeeding Payment Date.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Grade Rating” means an issuer rating for the Parent Guarantor of BBB- (or higher) from S&P or Baa3 (or higher) from Moody’s. For purposes of this definition, (i) if at any time there is a split in such ratings between the issuer ratings established or deemed to have been established by Moody’s and S&P for the Parent Guarantor and (x) the ratings differential is one level, the higher rating will apply and (y) the ratings differential is two levels or more, the level one level lower than the higher rating will apply, (ii) if only one of S&P and Moody’s shall have in effect an issuer rating, the ratings level shall be determined by reference to the available rating, (iii) if the issuer ratings established or deemed to have been established by Moody’s and S&P for the Parent Guarantor shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Parent Guarantor to the Administrative Agent, and (iv) if the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Lessee and the Participants shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the ratings level shall be determined by reference to the issuer rating most recently in effect prior to such change or cessation.

“Lease” means the Lease and Remedies Agreement, dated as of the Original Closing Date, as amended and restated by that certain Amended and Restated Lease and Remedies Agreement, dated as of the First Restatement Date, as further amended and restated by that Second Amended and Restated Lease and Remedies Agreement dated the Second A&R Participation Agreement Execution Date and effective as of the Second Restatement Date, as further amended and restated by that Third Amended and Restated Lease and Remedies Agreement dated the Execution Date and effective as of the Restatement Date, between the Lessor and the Lessee, as the foregoing may be further amended, restated, supplemented or modified from time to time.

“Lease Balance” means, as of any date of determination, an amount equal to the sum, without duplication, of the Rent Assignment Contribution Balance with respect to each Rent Assignee and the Lessor Balance.

“Lease Renewal” is defined at Section 4.7(a) of the Participation Agreement.

“Leased Property” means, collectively, (a) the Facility, (b) the Site, and (c) all other rights relating to the Site and/or the Facility conveyed to Lessor pursuant to that certain Bill of Sale from the Sellers dated as of March 3, 2017, but, in any such case, excluding Excluded Property. Notwithstanding the foregoing, the Facility, Site and Leased Property shall be deemed to exclude that portion of the Facility, Site or Leased Property which is subject to the Parcel D Ground Lease.

“Leased Property Records” means those maintenance and other records relating to the maintenance and operation of the Leased Property in the possession of Lessee.

“Lenders” means, collectively, each of the financial institutions party to the First A&R Participation Agreement from time to time as a Lender prior to the Second Restatement Date.

“Lessee” means Old Saw Mill Holdings LLC, a New York limited liability company, together with its successors and permitted assigns, in its capacity as Lessee under the Lease.

“Lessee Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Lessee or any Guarantor pursuant to any Operative Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Participant by means of electronic communications, including through an Electronic System.

“Lessee Property” is defined in Section 10.2(d) of the Lease.

“Lessor” means BA Leasing BSC, LLC, a Delaware limited liability company, as Lessor under the Lease.

“Lessor Amount” means, as of any date of determination, the aggregate amount of the Advance made by Lessor from its Lessor Commitment pursuant to Section 3.1 of the Original Participation Agreement, net of any distributions (other than distributions of Yield) with respect thereto.

“Lessor Balance” means, as of any date of determination, an amount equal to the sum of the outstanding Lessor Amount net of any distributions (other than distributions of Yield) with respect thereto, together with all accrued and unpaid Yield thereon.

“Lessor Commitment” means the commitment of the Lessor to (a) make available the Lessor Commitment Amount on the Original Closing Date or (b) extend the maturity date, effective as of the Second Restatement Date, of the Lessor Amount in an amount equal to the Lessor Commitment Amount, as the context may require.

“Lessor Commitment Amount” means the aggregate principal amount set forth on Schedule I of the Participation Agreement.

“Lessor Documents” means the Operative Documents to which Lessor is a party or is otherwise bound.

“Lessor Lien” means any Lien, true lease or sublease or disposition or other transfer of title to or any interest in any of the Leased Property, other Collateral or rights in the Operative Documents arising as a result of (a) any claim against the Lessor, Administrative Agent or any Participant not resulting from the Overall Transaction or otherwise contemplated by the Operative Documents, (b) any act or omission of the Lessor, Administrative Agent or any Participant which is not required or permitted by the Operative Documents or is in violation of any of the terms of the Operative Documents, (c) any claim against Lessor, Administrative Agent or any Participant with respect to Taxes or Transaction Expenses against which Lessee is not required to indemnify the Lessor, Administrative Agent or any Participant, in its individual capacity, pursuant to Article XIII of the Participation Agreement, (d) any claim against the Lessor, Administrative Agent or any Participant arising out of any transfer by the Lessor or the Administrative Agent of all or any portion of the interest of the Lessor or the Administrative Agent in the Leased Property, the other Collateral or the Operative Documents other than the transfer of title to or possession of the Leased Property or other Collateral by the Lessor pursuant to and in accordance with the Operative Documents, including pursuant to the exercise of remedies, or (e) any claim against any Participant arising out of any transfer by such Participant of any Rent Assignment Contribution or Lessor Amount, or any interest therein, other than in accordance with the Participation Agreement and, in the case of a transfer of any Rent Assignment Contribution, also in accordance with the Rent Assignment Agreement.

“Liabilities” is defined in Section 1 of the Guaranty.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, ground lease, master lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Agreement” means the Loan Agreement dated as of March 3, 2017, between Lessor, as Borrower thereunder, Administrative Agent, and the Lenders, as amended, restated, supplemented or modified from time to time prior to the termination thereof on the Second Restatement Date.

“Loan Balance” means, with respect to any Lender, as of any time of determination prior to the conversion of the Loans on the Second Restatement Date pursuant to the Second A&R Participation Agreement, the aggregate principal amount of Loans made by such Lender net of any distributions (other than distributions of Interest under and as defined in the First A&R Participation Agreement) with respect thereto (together with all accrued and unpaid Interest under and as defined in the First A&R Participation Agreement).

“Loan Commitment” means the commitments of the Lenders to make Loans to the Borrower (as defined in the Loan Agreement) on the Original Closing Date in an aggregate principal amount set forth on Schedule II to the Original Participation Agreement.

“Loan Documents” means the Loan Agreement and the Notes prior to the termination or cancellation thereof on the Second Restatement Date.

“Loans” means, prior to the conversion thereof on the Second Restatement Date pursuant to the Participation Agreement, the Loans made by each Lender under and pursuant to Article II of the Loan Agreement.

“Material Acquisition” is defined in the definition of Consolidated EBITDA.

“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations or financial condition of Parent Guarantor and its Subsidiaries taken as a whole, (b) the ability of (i) Lessee to perform its payment obligations under the Operative Documents (taken as a whole) or (ii) the Lessee and the Guarantors, taken as a whole, to perform their payment obligations under the Operative Documents (taken as a whole), (c) the material rights or remedies of the Administrative Agent and the Participants under the Operative Documents (taken as a whole), (d) the rights or interests of Administrative Agent, Lessor or the Rent Assignees in the Leased Property (taken as a whole) or (e) the validity or priority of the Liens on the Collateral (taken as a whole).

“Material Disposition” is defined in the definition of Consolidated EBITDA.

“Material Environmental Violation” is defined in Section 14.3 of the Lease.

“Material Indebtedness” means Indebtedness (other than, for the avoidance of doubt, the Obligations or the obligations under the Guaranty and other than any intercompany indebtedness), or obligations in respect of one or more Swap Agreements, of any one or more of the Lessee or any Guarantor in an aggregate principal amount exceeding $200,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Lessee or any Guarantor in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Lessee or any such Guarantor would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means, at any time of determination, each wholly-owned Subsidiary which, as of the most recent fiscal year of the Parent Guarantor, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 8(a)(i) of the Guaranty, contributed greater than ten percent (10%) of Consolidated EBITDA for such period.

“Maturity Date” means the Expiration Date, as extended from time to time.

“Memorandum of Lease” means the Memorandum of Lease and Remedies Agreement, dated as of March 3, 2017, between the Lessee and the Lessor, as amended by the First Amendment to Memorandum of Lease and Remedies Agreement, dated as of the Second A&R Participation Agreement Execution Date and effective as of the Second Restatement Date (such amendment, the “Memorandum of Lease Amendment”), between the Lessee and the Lessor, as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Memorandum of Lease Amendment” is defined in the definition of “Memorandum of Lease” as set forth in this Appendix 1 to the Participation Agreement.

“Milestone Payments” means payments based on the achievement of specified revenue, profit or other performance targets (financial or otherwise), in any such case, that are made pursuant to contractual arrangements during the period of twelve months ending on the Bank Credit Agreement Effective Date or arising thereafter in connection with any drug or pharmaceutical product research and development or Collaboration Arrangements or any Drug Acquisition and that are recognized as expense in the period in which they are incurred.

“Modifications” is defined in Section 10.1 of the Lease.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Nonconformance Amount” is defined in Section 13.2 of the Participation Agreement.

“Non-Renewing Participant” is defined in Section 4.7(c) of the Participation Agreement.

“Nonseverable” means a Modification or part of a Modification which cannot be readily removed from the Leased Property without causing material damage to or materially impairing the Fair Market Value, utility, useful life or residual value thereof as set forth in the Appraisal delivered on or prior to the Second Restatement Date.

“Notes” is defined in Section 2.3 of the Loan Agreement.

“Obligations” means all obligations (monetary or otherwise) of the Lessee arising under or in connection with any of the Operative Documents.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Omnibus Lease Amendment” means that certain Omnibus Agreement Regarding Leases, dated as of March 3, 2017, by and between Lessee and the Parent Guarantor.

“Operating Lease” means any Specified Lease Arrangement or other arrangement that is accounted for as an operating lease for purposes of the Operative Documents pursuant to clause (b) of this Appendix 1 to the Participation Agreement.

“Operative Documents” means the following:

(a)           the Participation Agreement;

(b)           the Purchase Agreement;

(c)           the Lease;

(d)           the Loan Agreement (prior to the termination thereof on the Second Restatement Date);

(e)           the Notes (prior to the cancellation thereof on the Second Restatement Date);

(f)            the Security Instruments;

(g)           the Administrative Agent Fee Letter and the Arranger Fee Letter (solely with respect to the provisions thereof relating to the Arranger Fee for purposes of Section 4.4(y) of the Participation Agreement);

(h)           the Memorandum of Lease;

(i)            the Guaranty;

(j)            the Assignment of Purchase Agreement;

(k)           the Deed; and

(l)            the Rent Assignment Agreement.

“Original Closing Date” is defined in the recitals to the Participation Agreement.

“Original Executed Counterpart” is defined in Section 25.9 of the Lease.

“Original Guaranty” is defined in the definition of “Guaranty” as set forth in this Appendix 1 to the Participation Agreement.

“Original Operative Documents” is defined in the recitals to the Participation Agreement.

“Original Payment” is defined in Section 13.5 of the Participation Agreement.

“Original Participation Agreement” is defined in the recitals to the Participation Agreement.

“Overall Transaction” means, collectively, the execution, delivery and performance by each of the Lessee, the Guarantors and Participants of the Operative Documents to which such Person is a party, the Funding, the use of the proceeds thereof, the sale of the Rent Assignment Contributions under the Rent Assignment Agreement and the lease of the Leased Property by the Lessor to the Lessee.

“Overdue Rate” means, with respect to any Rent Assignment Contribution or Lessor Amount, the lesser of (i) the Alternate Base Rate for such Rent Assignment Contribution or Lessor Amount plus 2.0% per annum and (ii) the Highest Lawful Rate.

“Parcel D Ground Lease” means that certain Ground Lease, dated as of March 2, 2022, by and between BA Leasing BSC, LLC, as lessor, and Parcel D Ground Lease Lessee, as lessee, as the same may be amended, restated, modified, supplemented, extended or replaced.

“Parcel D Ground Lease Lessee” means Eastside Campus Holdings LLC, a New York limited liability company and its successors and permitted assigns.

“Parcel D Ground Leased Property” means the parcel described in Exhibit A annexed to the Parcel D Ground Lease and all other “Leased Property” (as defined in the Parcel D Ground Lease) under the Parcel D Ground Lease.

“Parcel D REA” means that certain Reciprocal Easement and Operating Agreement, dated as of March 2, 2022, by and between Lessee and Parcel D Ground Lease Lessee, as the same may be amended, restated, modified, supplemented, extended or replaced.

“Parent Guarantor” means Regeneron Pharmaceuticals, Inc., a New York corporation.

“Participant Balance” means as of any date of determination: (i) with respect to any Rent Assignee, the Rent Assignment Contribution Balance held by such Rent Assignee or (ii) with respect to Lessor, Lessor Balance.

“Participant Costs” means the aggregate amount of the Purchase Price and reimbursement of the Deposit (to the extent not applied to the payment of the Purchase Price to the Sellers), subject to the Aggregate Commitment Amount.

“Participant Indemnitee” means each Participant, the Administrative Agent (in its individual capacity and as agent), the Arranger, any additional, separate or co-agent appointed in accordance with the terms of the Participation Agreement, and their respective Affiliates, successors, permitted assigns, permitted transferees, contractors, employees, officers, directors, shareholders, partners, permitted participants, representatives and agents of each of the foregoing Persons; provided, however, that in no event shall Lessee or any Guarantor or any of their Affiliates be a Participant Indemnitee.

“Participant” or “Participants” means, individually and collectively, as the context may require, the Lessor and the Rent Assignees.

“Participation Agreement” means that certain Participation Agreement, dated as of the Original Closing Date, by and among the Lessee, the Lessor, the Lenders party thereto and the Administrative Agent, as amended and restated by that certain First A&R Participation Agreement, dated as of the First Restatement Date, by and among the Lessee, the Lessor, the Lenders party thereto and the Administrative Agent, as further amended and restated by that certain Second A&R Participation Agreement, dated as of the Second Restatement Date, by and among the Lessee, the Lessor, the Rent Assignees party thereto from time to time and the Administrative Agent, as further amended and restated by that certain Third Amended and Restated Participation Agreement, dated as of the Execution Date and effective as of the Restatement Date, by and among the Lessee, the Lessor, the Rent Assignees party thereto from time to time and the Administrative Agent, as further amended, restated, supplemented or modified from time to time.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Date” means (a) the third (3rd) day of the month in which the Base Term Commencement Date occurred and the third (3rd) day of every month thereafter. If the third (3rd) day of any month is not a Business Day, then the Payment Date shall be the next following Business Day, unless the result of such extension would carry such Payment Date into the next succeeding month, in which case such payment shall be made on the immediately preceding Business Day and (b) in any case, the Expiration Date (or, if applicable, the Termination Date).

“Payment Default” means the failure of Lessee to make any payment of (i) any amounts due pursuant to Sections 15.1, 18.1, 19.1(b) or 20.1 of the Lease when due and payable, or (ii) Basic Rent or, to the extent not subject to clause (i) above, any other amount required to be paid by Lessee pursuant to the Operative Documents when due and payable and, in any such case of this clause (ii), such failure shall continue unremedied for a period of five (5) Business Days.

“Payment Office” means the office of the Lessor or the Administrative Agent identified on Schedule III to the Participation Agreement as its Payment Office.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted 767 Improvements” means the Improvements described on Schedule C to the Lease.

“Permitted Call Spread Swap Agreement” means (a) any Swap Agreement (including, but not limited to, any bond hedge transaction or capped call transaction) pursuant to which the Parent Guarantor acquires an option requiring the counterparty thereto to deliver to the Parent Guarantor shares of common stock of the Parent Guarantor, the cash value of such shares or a combination thereof from time to time upon exercise of such option and (b) any Swap Agreement pursuant to which the Parent Guarantor issues to the counterparty thereto warrants to acquire common stock of the Parent Guarantor (whether such warrant is settled in shares, cash or a combination thereof), in each case entered into by the Parent Guarantor in connection with the issuance of Permitted Convertible Notes; provided that the terms, conditions and covenants of each such Swap Agreement shall be such as are customary for Swap Agreements of such type (as determined by the Board of Directors of the Parent Guarantor in good faith). For the avoidance of doubt, “Permitted Call Spread Swap Agreement” includes any convertible note hedge and warrant transaction similar to any such transaction that was previously entered into by the Parent Guarantor in connection with the Parent Guarantor’s 1.875% convertible senior notes due October 1, 2016.

“Permitted Convertible Notes” means any unsecured notes issued by the Parent Guarantor that are convertible into common stock of the Parent Guarantor, cash or any combination thereof. For the avoidance of doubt, “Permitted Convertible Notes” includes any such notes similar to the Parent Guarantor’s 1.875% convertible senior notes due October 1, 2016.

“Permitted Developed Area Release Payment” means Sixteen Million Six Hundred Thousand Dollars ($16,600,000).

“Permitted Developed Areas” is defined in Section 10.3(b) of the Lease.

“Permitted Development Projects” means the work and development permitted under Sections 10.3(a) and  10.3(b) of the Lease.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for Taxes that have not yet been paid (to the extent such non-payment does not violate Section 8(d) of the Guaranty) or are being contested in compliance with Section 8(d) of the Guaranty, and Liens for unpaid utility charges;

(b)           carriers’, warehousemen’s, materialmen’s, mechanics’, workers’, repairmen’s, employees’, suppliers’ or other like Liens imposed by law arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days (or if more than sixty (60) days overdue, are unfiled and no other action has been taken to enforce such Liens) or are being contested in compliance with Section 8(d) of the Guaranty;

(c)           pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security or retirement benefits laws or regulations or employment laws, to secure liability to insurance carriers under insurance or self-insurance arrangements or to secure other public, statutory or regulatory obligations, and Liens to secure letters of credit, bank guarantees or similar instruments supporting any of the foregoing;

(d)           pledges and deposits to secure the performance of bids, trade contracts, government contracts, leases, statutory obligations, customer deposits and advances, surety, customs and appeal bonds, performance and completion bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business, and Liens to secure letters of credit, bank guarantees or similar instruments supporting any of the foregoing;

(e)           any Lien granted or arising in connection with any legal proceeding (including judgment Liens) to the extent such proceeding has not resulted in an Event of Default under Section 16.1(k) of the Lease or Liens securing appeal or surety bonds related to such legal proceedings or judgments;

(f)            easements, zoning restrictions, rights-of-way and similar charges or encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Parent Guarantor and its Subsidiaries, taken as a whole;

(g)           any interest or title of, and other statutory and common law liens of, a landlord, lessor or sublessor under any lease or sublease or any Lien affecting solely the interest of the landlord, lessor or sublessor;

(h)           leases, licenses, subleases or sublicenses (i) that are granted to others and do not adversely interfere in any material respect with the business of the Parent Guarantor and its Subsidiaries as conducted at the time granted, taken as a whole, (ii) between or among any of the Lessee, any Guarantor or any of their respective Subsidiaries (or any combination thereof) or (iii) granted to other Persons and not prohibited under Section 9(c) of the Guaranty;

(i)            purported Liens evidenced by the filing of precautionary UCC financing statements or similar filings relating to operating leases of personal property entered into by the Parent Guarantor or any of its Subsidiaries in the ordinary course of business;

(j)            any interest or title of a licensor or sublicensor under any license or sublicense entered into by the Parent Guarantor or any Subsidiary as a licensee or sublicensee (i) existing on the Original Closing Date, the First Restatement Date or Second Restatement Date or the Restatement Date, (ii) in the ordinary course of its business or (iii) not otherwise prohibited by the Operative Documents;

(k)           with respect to any real property, immaterial title defects or irregularities that do not materially impair the use of such real property, or any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property; and

(l)            Liens on real property, fixtures, equipment, other fixed or capital assets or other related assets in connection with a Tax Abatement Transaction in favor of the Related Municipal Party.

“Permitted Lien” means (a) the respective rights and interests of the parties to the Operative Documents, as provided in the Operative Documents, (b) Lessor Liens, (c) Liens for Taxes or utility charges that have not yet been paid (to the extent such non-payment does not violate the Lease, the Participation Agreement or Section 8(d) of the Guaranty) or are being contested in good faith and by appropriate proceedings diligently conducted, so long as (i) no Event of Default shall have occurred and be continuing, (ii) such proceedings shall not involve any meaningful risk of the sale, forfeiture or loss of any of the Leased Property, the other Collateral, the Operative Documents, title thereto or any interest therein and shall not interfere with the use or disposition of the Leased Property, the other Collateral, the Operative Documents or the payment of Rent, (iii) such proceedings do not impair the perfection or priority of the Lien created by the Lease or the Security Instruments and (iv) the Lessee or the Parent Guarantor has set aside on its books adequate reserves in accordance with GAAP in respect of the Lien, (d) materialmen’s, mechanics’, workers’, repairmen’s, employees’, suppliers’ or other like Liens relating to the construction of any Improvements or in connection with any Modifications or arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or being contested in good faith and by appropriate proceedings so long as (i) no Event of Default shall have occurred and be continuing, (ii) such proceedings shall not involve any meaningful risk of the sale, forfeiture or loss of any of the Leased Property, the other Collateral, the Operative Documents, title thereto or any interest therein and shall not interfere with the use or disposition of the Leased Property, the other Collateral, the Operative Documents or the payment of Rent and (iii) such proceedings do not impair the perfection or priority of the Lien created by the Lease or the Security Instruments, (e) Liens arising out of judgments or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith and for the payment of which adequate reserves have been provided as required by GAAP or other appropriate provisions have been made, so long as such proceedings have the effect of staying the execution of such judgments or awards and satisfy the conditions for the continuation of proceedings set forth in Section 12.1 of the Lease, (f) the rights of any sublessee under a sublease permitted pursuant to and subject to the terms of the Lease, (g) easements, rights of way and other encumbrances permitted pursuant to Section 11.2 of the Lease, including, without limitation, easements, rights of way and other encumbrances pursuant to the Parcel D REA, (h) Liens expressly permitted under the Purchase Agreement, (i) easements, zoning restrictions, rights-of-way and similar charges or other Liens imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Parent Guarantor and its Subsidiaries, taken as a whole, (j) with respect to any real property, immaterial title defects or irregularities that do not materially impair the use of such real property, (k) Liens of any of the types referred to in clause (c), (d) or (e) above that have been bonded for not less than the full amount in dispute (or as to which other security arrangements satisfactory to the Lessor have been made), which bonding (or arrangements) shall comply with Applicable Laws, and has effectively stayed any execution or enforcement of such Liens, (l) Liens described on the Title Policy (as defined in the Second A&R Participation Agreement), (m) Liens on real property, fixtures, equipment, other fixed or capital assets or other related assets in connection with a Specified Tax Abatement Transaction in favor of the Related Municipal Party, (n) materialmen’s, mechanics’, workers’, repairmen’s, employees’, suppliers’ or other like Liens relating to the construction of any Improvements or in connection with any Modifications or arising in the ordinary course of business not exceeding (or, if less, attaching to Leased Property having a value not exceeding) $1,000,000 in the aggregate for this clause (n), and (o) Liens for Taxes that have not yet been paid securing obligations not exceeding (or, if less, attaching to Leased Property having a value not exceeding) $50,000 in the aggregate for this clause (o).

“Permitted Modification” is defined in Section 10.1(a) of the Lease.

“Permitted Restructurings” means a transaction or series of transactions pursuant to which direct and indirect Subsidiaries of the Parent Guarantor are converted, restructured or reorganized for tax planning or due to changes or potential changes in any relevant legal or regulatory framework, whether by (i) transfer, (ii) acquisition, (iii) contribution, (iv) merger, (v) consolidation, (vi) voluntary dissolution, (vii) liquidation, (viii) recapitalization, (ix) change in identity, form, place of organization, incorporation, domicile or, to the extent relevant, centre of main interests (as that term is used in Article 3(1) of the Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings), or (x) otherwise, in each case the result of which may cause a direct or indirect sale, assignment or transfer of Equity Interests and/or other assets between and among the Parent Guarantor and/or various Subsidiaries of the Parent Guarantor, and in each case to the extent the Administrative Agent (acting in its reasonable credit judgment) approves such Permitted Restructuring (it being understood and agreed that the proposed Permitted Restructurings disclosed in writing by the Parent Guarantor to the Administrative Agent prior to the Restatement Date are approved).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Personalty” is defined in Section 24.2(c) of the Lease.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent Guarantor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Priority Indebtedness” means (a) Indebtedness of the Parent Guarantor or any Subsidiary secured by any Lien on any asset(s) of the Parent Guarantor or any Subsidiary and (b) unsecured Indebtedness of any Subsidiary (other than Lessee or a Subsidiary Guarantor), in each case owing to a Person other than the Parent Guarantor or any Subsidiary.

“Purchase Agreement” means the Purchase Agreement, dated as of December 30, 2016, between Sellers and Lessee (as assignee of Parent Guarantor).

“Purchase Amount” means, as of any date of determination and without duplication, the sum of (a) the Lease Balance, plus (b) all other amounts owing by Lessee to the Administrative Agent, if any, and/or the Participants under the Operative Documents (including, but without duplication, accrued and unpaid Rent), plus (c) all Break Costs.

“Purchase Notice” means an irrevocable written notice by the Lessee delivered to the Lessor pursuant to Section 18.1 of the Lease, notifying the Lessor of the Lessee’s intention to exercise its Early Termination Option, and the proposed purchase date therefor.

“Purchase Option” is defined in Section 19.1(b) of the Lease.

“Purchase Price” means Seven Hundred Twenty Million Dollars ($720,000,000.00).

“PwC” means PricewaterhouseCoopers LLP.

“Recipient” is defined in Section 12.3 of the Participation Agreement.

“Related Municipal Party” means the industrial development agency or other Governmental Authority party to a Tax Abatement Transaction and, if applicable, any trustee or agent with respect to such Tax Abatement Transaction.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, migrating, pumping, pouring, emptying, injecting, escaping, leaching, dumping, seepage, spill, leak, flow, discharge, disposal or emission of a Hazardous Substance into the environment, including, without limitation, ambient air, surface water, ground water or land.

“Renewal Effective Date” is defined at Section 4.7(a) of the Participation Agreement.

“Renewal Option” is defined in Section 19.1(a) of the Lease.

“Renewal Option Request” is defined at Section 4.7(a) of the Participation Agreement.

“Renewal Option Response Date” is defined at Section 4.7(a) of the Participation Agreement.

“Renewal Rescission” is defined in Section 4.7(a) of the Participation Agreement.

“Renewal Rescission Period” is defined in Section 4.7(a) of the Participation Agreement.

“Rent” means, collectively, the Basic Rent and the Supplemental Rent, in each case payable under the Lease.

“Rent Assignees” means, collectively, each of the Persons named as a “Rent Assignee” on Schedule II to the Participation Agreement and their permitted successors and assigns in such capacity that shall have become a Rent Assignee under the Rent Assignment Agreement and Participation Agreement pursuant to an Assignment Agreement or other documentation contemplated thereby, other than any such Person that ceases to be a party to the Rent Assignment Agreement and the Participation Agreement pursuant to an Assignment Agreement or as otherwise contemplated thereby.

“Rent Assignment Agreement” means the Rent Assignment Agreement dated as of the Second A&R Participation Agreement Execution Date and effective as of the Second Restatement Date, among Lessor, the Administrative Agent, and the Rent Assignees.

“Rent Assignment Contribution Amount” means, as of any date of determination, the aggregate amount, as indicated on Schedule II of this Participation Agreement, of each Rent Assignee’s Loan Balance, or portion thereof, as indicated on Schedule II, as converted pursuant to Section 3.1 of the Second A&R Participation Agreement (and after giving effect to the assignments among the Rent Assignees provided for in Section 3.1(c) thereof), and deemed Advanced under the Rent Assignment Agreement, in each case as shown on Schedule II attached to the Participation Agreement, net of any distributions (other than distributions of Yield) with respect thereto.

“Rent Assignment Contribution Balance” means, as of any date of determination, the aggregate principal amount of the outstanding Rent Assignment Contribution Amount, together with all accrued and unpaid Yield thereon.

“Rent Assignment Contribution Commitment” means the commitments of the Rent Assignees to make Rent Assignment Contributions on the Second Restatement Date in an aggregate principal amount set forth on Schedule II to the Participation Agreement as of the Second Restatement Date.

“Rent Assignment Contribution Commitment Amount” means the principal amount for each Rent Assignee set forth on Schedule II of the Participation Agreement as of the Second Restatement Date.

“Rent Assignment Contributions” is defined in Section 2.1 of the Rent Assignment Agreement. For the avoidance of doubt, the amount of any Rent Assignee’s Rent Assignment Contribution as of any date of determination after the Second Restatement Date shall be calculated net of any distributions (other than distributions of Yield) with respect thereto.

“Rent Assignment Interest” is defined in Section 2.3 of the Rent Assignment Agreement.

“Required Modification” is defined in Section 10.1(a) of the Lease.

“Required Participants” means, at any time, the Participants whose aggregate Credit Exposures (as hereinafter defined) constitute more than 50% of the aggregate Credit Exposure of all Participants at such time. For purposes of the preceding sentence, the term “Credit Exposure” as applied to (i) the Lessor shall mean the outstanding Lessor Amount owed to the Lessor at such time and (ii) each Rent Assignee shall mean the aggregate principal amount of Rent Assignment Contribution Amount held by such Rent Assignee at such time net of any distributions (other than distributions of Yield) with respect thereto.

“Responsible Officer” means, relative to the Lessee or a Guarantor, as the context may require, the chief executive officer, president, a Financial Officer or chief legal officer of the Lessee or such Guarantor, as applicable, or any other Person designated by the Lessee or such Guarantor, as applicable, in writing to the Administrative Agent and reasonably acceptable to the Administrative Agent.

“Responsible Officer’s Certificate” means a certificate signed by any Responsible Officer of the Lessee or a Guarantor, as the context may require, which certificate shall certify as true and correct the subject matter being certified to in such certificate.

“Restatement Date” is defined in Section 2.4 of the Participation Agreement.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“Sale Option” is defined in Section 19.1(c) of the Lease.

“Sale Option Recourse Amount” means, as of any date of determination, the Lease Balance and all other amounts owing by Lessee to the Administrative Agent, if any, and/or the Participants under the Operative Documents (including, but without duplication, accrued and unpaid Rent).

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (which for purposes of illustration and clarification includes, as of the Restatement Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, any Person that is the subject of any Sanctions, including any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Scheduled Unavailability Date” is defined in Section 14.10(b) of the Participation Agreement.

“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second A&R Operative Documents” is defined in the recitals to the Participation Agreement.

“Second A&R Participation Agreement” is defined in the recitals to the Participation Agreement.

“Second A&R Participation Agreement Execution Date” means March 2, 2022.

“Second Restatement Date” is defined in the recitals to the Participation Agreement.

“Securities Act” means the United States Securities Act of 1933.

“Security Instruments” means the Lease, the Assignment of Mortgage, the Consolidated Mortgage, the Assignment of Leases and the UCC Financing Statements.

“Security Property” is defined in Section 24.2(b) of the Lease.

“Sellers” means BMR-Landmark at Eastview LLC and BMR-Landmark at Eastview IV LLC.

“Series A Yield Rate” means, with respect to any Interest Period (A) the sum of the Term SOFR Rate for such Interest Period, plus the Applicable Margin for the Rent Assignment Contributions, and (B) if the provisions of Section 14.1 or Section 14.10 of the Participation Agreement shall apply for such Interest Period, the Alternate Base Rate or the Successor Rate (plus the Applicable Margin), as applicable, for the Rent Assignment Contributions.

“Series B Yield Rate” means, with respect to any Interest Period (A) the sum of the Term SOFR Rate for such Interest Period, plus the Applicable Margin for the Lessor Amount, and (B) if the provisions of Section 14.1 or Section 14.10 of the Participation Agreement shall apply for such Interest Period, the Alternate Base Rate or the Successor Rate (plus the Applicable Margin), as applicable, for the Lessor Amount.

“Significant Casualty” means that the Leased Property shall suffer (i) damage or destruction if the resulting cost to repair or restore the Leased Property is in excess of $100,000,000 and cannot be restored prior to the Expiration Date or (ii) damage or destruction if the resulting cost to repair or restore the Leased Property is in excess of $250,000,000.

“Significant Condemnation” means that (i) (x) title to all or any material portion of the Leased Property shall be taken or appropriated by a Governmental Authority under the power of eminent domain or otherwise, (y) all or any material portion of the Leased Property shall be taken, confiscated, seized or requisitioned for use by any Governmental Authority under the power of eminent domain or otherwise, and such taking, confiscation, seizure or requisition for use pursuant to this clause (y) is for a period that exceeds one hundred eighty (180) consecutive days or, if less, the remaining portion of the Term, or (ii) as a result of any rule, regulation, order or other action by any Governmental Authority, the use of the Leased Property in commercial operation shall have been prohibited, directly or indirectly, for a period of sixty (60) consecutive days.

“Significant Environmental Event” means an Environmental Violation the cost of remediation of which, in the reasonable judgment of an independent environmental consultant would exceed $1,000,000.

“Site” means an approximately 150-acre parcel of real property and the Facility and other improvements thereon located in the towns of Mount Pleasant and Greenburgh, New York as more fully described in the Lease, including any Appurtenant Rights, but, in any such case, excluding Excluded Property. Notwithstanding the foregoing, the Facility, Site and Leased Property shall be deemed to exclude that portion of the Facility, Site or Leased Property which is subject to the Parcel D Ground Lease.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” with respect to Daily Simple SOFR means 0.10% (10 basis points); and with respect to Term SOFR means 0.10% (10 basis points).

“Specified Lease Arrangements” means, to the extent any of the following constitute Capital Lease Obligations (but for the provisions set forth in clause (b) of this Appendix 1 to the Participation Agreement) or other obligations reflected as a liability on the consolidated balance sheet of the Parent Guarantor, (a) any obligations of the Parent Guarantor and its Subsidiaries owed to any Affiliates of the Parent Guarantor related to leases of assets (whether pursuant to a Sale and Leaseback Transaction or otherwise), (b) any arrangement similar to either of the Existing Leases identified in clause “(a)” or “(b)” of the definition thereof (each as in effect immediately prior to the Original Closing Date), (c) the Obligations and Liabilities and (d) any lease or other obligation that was or would have been categorized as “facility lease obligations” or “facility financing obligations” on the Parent Guarantor’s consolidated balance sheet as of the Bank Credit Agreement Effective Date.

“Specified Material Environmental Violation” is defined in Section 14.3(b) of the Lease.

“Specified Significant Environmental Event” means (a) the occurrence of a Specified Material Environmental Violation but only to the extent and for so long as the Lessor shall have the right to terminate the Lease pursuant to Section 14.3(b) of the Lease due to such Specified Material Environmental Violation or (b) an Environmental Violation the cost of remediation of which, in the reasonable judgment of the Participants, after consultation with an independent environmental consultant and the Lessee, would exceed $25,000,000.

“Specified Tax Abatement Documents” means the documents evidencing each Specified Tax Abatement Transaction.

“Specified Tax Abatement Transaction” means any Tax Abatement Transaction with respect to all or any part of the Leased Property.

“Subject Contract” is defined in Section 24.2(b) of the Lease.

“Subject Leases” is defined in Section 24.2(b) of the Lease.

“Sub-Participant” is defined in Section 12.2 of the Participation Agreement.

“Subsidiary” or “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held. Unless otherwise qualified, all references to a “Subsidiary” or “subsidiary” in any Operative Document shall refer to a Subsidiary of the Parent Guarantor.

“Subsidiary Borrower” as defined in the Bank Credit Agreement.

“Subsidiary Guarantor” means each Subsidiary that is a party to the Guaranty. The Subsidiary Guarantors on the Restatement Date are identified as such in Schedule IV attached to the Participation Agreement.

“Successor Rate” is defined in Section 14.10 of the Participation Agreement.

“Supplemental Rent” means all amounts, liabilities and obligations for the payment of money (other than Basic Rent) which Lessee assumes or agrees to pay or is otherwise obligated to pay under the Lease or any other Operative Document (whether or not designated as Supplemental Rent) to Lessor, Administrative Agent or any other Person, including, without limitation, Break Costs, any Sale Option Recourse Amount, any Lease Balance and all rent and other amounts payable under the Lease.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent Guarantor, Lessee or any Subsidiary shall be a Swap Agreement.

“Tax Abatement Documents” means the documents evidencing each Tax Abatement Transaction.

“Tax Abatement Transaction” means a transaction between the Parent Guarantor, Lessee and/or any Subsidiary, on the one hand, and a Related Municipal Party, on the other hand (and, if applicable, other Person(s)), entered into for the purposes of reducing certain of the Parent Guarantor’s, Lessee’s and/or any Subsidiary’s Tax liabilities through (a) the sale, other transfer, lease or license to such Related Municipal Party of title to or an interest in real property, fixtures, equipment, other fixed or capital assets or other related assets of the Parent Guarantor, Lessee or such Subsidiary, (b) the granting to such Related Municipal Party of Liens on real property, fixtures, equipment, other fixed or capital assets or other related assets of the Parent Guarantor, Lessee or such Subsidiary, (c) a Sale and Leaseback Transaction or other transfer and licensing arrangement between the Parent Guarantor, Lessee and/or any Subsidiary, on the one hand, and such Related Municipal Party, on the other hand (and, if applicable, such other Person(s)), with respect to real property, fixtures, equipment, other fixed or capital assets or other related assets of the Parent Guarantor, Lessee or such Subsidiary, (d) any PILOT agreement or (e) any combination of the foregoing or through arrangements similar thereto.

“Tax Indemnitee” is defined in the definition of General Indemnitee.

“Taxes” is defined in the definition of Impositions.

“Term” is defined in Section 2.3 of the Lease.

“Term SOFR” means for any Interest Period with respect to any Advance bearing Yield by reference to the Term SOFR Rate, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto.

“Term SOFR Rate” means the sum of (a) Term SOFR plus (b) the SOFR Adjustment; provided that if the Term SOFR Rate determined in accordance with the foregoing would otherwise be less than zero, the Term SOFR Rate shall be deemed zero for purposes of the Participation Agreement.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion).

“Termination Date” is defined in Section 15.2 of the Lease.

“Termination Notice” is defined in Section 15.1(a) of the Lease.

“Total Leverage Ratio” is defined in Section 9(f) of the Guaranty.

“Transaction Expenses” means all reasonable costs and expenses incurred in connection with the preparation, execution and delivery of the Operative Documents and the transactions contemplated by the Operative Documents, including, without limitation, the following:

(a)            [omitted];

(b)            the reasonable and documented fees and expenses of Chapman and Cutler LLP, special counsel to the Lessor;

(c)            the reasonable and documented out-of-pocket expenses of each of Lessor and Administrative Agent incurred in connection with the consummation of the Overall Transaction;

(d)            [omitted];

(e)            [omitted];

(f)            [omitted];

(g)            [omitted];

(h)            reasonable and documented costs and expenses for the review of the environmental reports of the Site by Lessor; and

(i)            the Fees payable to Administrative Agent.

“UCC Financing Statements” means UCC financing statements appropriately completed for filing in the applicable jurisdiction in order to protect Lessor’s interest under the Lease to the extent the Lease is a security agreement.

“Uniform Commercial Code” and “UCC” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“United States” and “U.S.” mean the United States of America.

“Upfront Fee” means the amount previously paid to the Administrative Agent, for the account of each Participant, on the Second A&R Participation Agreement Execution Date, equal to (a) 15 basis points (0.15%), multiplied by (b) the final allocated Commitment of such Participant as of the Second A&R Participation Agreement Execution Date in connection with the transactions contemplated on the Second Restatement Date.

“Upfront Payments” means any upfront or similar payments made during the period of twelve months ending on the Bank Credit Agreement Effective Date or arising thereafter in connection with any drug or pharmaceutical product research and development or Collaboration Arrangements or the closing of any Drug Acquisition and that are recognized as expense in the period in which they are incurred.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“wholly-owned Subsidiary” means a Subsidiary with respect to which 100% of the issued and outstanding Equity Interests are owned directly or indirectly by the Parent Guarantor (other than (x) directors’ qualifying shares; (y) shares issued to foreign nationals to the extent required by applicable law; and (z) shares held by a Person on trust for, or otherwise where the beneficial interest is held by, the Parent Guarantor (directly or indirectly)).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Taxes” means Taxes arising under the laws of any national, municipal or local government, political subdivision or taxing authority of the United States or any other jurisdiction imposed or collected by way of withholding (regardless of whether such taxes may also be imposed upon or collected from the recipient of a payment), and fines, interest, penalties or other additions thereto, thereon, in lieu thereof or for non-collection or in respect thereof.

“Yield” means (A) as to the Rent Assignment Contribution Amount, the product of (i) the Series A Yield Rate and (ii) the Rent Assignment Contribution Amount outstanding, as determined in accordance with Sections 2.5 and 2.6 of the Rent Assignment Agreement, and (B) as to the Lessor Amount, the product of (i) the Series B Yield Rate and (ii) the aggregate Lessor Amount outstanding, as determined in accordance with Section 4.1 of the Participation Agreement.

“Yield Rate” means the Series A Yield Rate or the Series B Yield Rate, as applicable.

Lessor Commitment as of Second Restatement Date and Restatement Date

Lessor	Lessor Commitment	Commitment Percentage (of the Aggregate Commitment Amount)
BA Leasing BSC, LLC	$72,000,000	10%

Schedule I

(to Third Amended and Restated Participation Agreement)

Rent Assignees’ Commitments as of Second Restatement Date and Restatement Date

Rent Assignees	Rent Assignment Contribution Commitment Amount	Commitment Percentage (of the Aggregate Rent Assignment Contribution Commitment)	Commitment Percentage (of the Aggregate Commitment Amount)
BA Leasing BSC, LLC	$153,000,000	23.61%	21.25%
JPMorgan Chase Bank, N.A.	$105,000,000	16.20%	14.58%
U.S. Bank National Association	$105,000,000	16.20%	14.58%
MUFG Bank, Ltd.	$95,000,000	14.66%	13.19%
Fifth Third Bank, National Association	$75,000,000	11.57%	10.42%
Citibank, N.A.	$40,000,000	6.17%	5.56%
The Northern Trust Company	$25,000,000	3.86%	3.47%
PNC Bank, National Association (Successor-by-merger to PNC Equipment Finance, LLC)	$25,000,000	3.86%	3.47%
Citizens Asset Finance, a division of Citizens Bank, N.A.	$25,000,000	3.86%	3.47%

TOTAL:	$648,000,000	100.00%	90.00%

Schedule II
(to Third Amended and Restated Participation Agreement)